Exhibit 10.1

SALE, PURCHASE AND CONTRIBUTION AGREEMENT
BY AND AMONG
ALBEMARLE CORPORATION,
W. R. GRACE & CO.-CONN.
And
FINE CHEMICAL MANUFACTURING SERVICES LLC
Dated as of February 25, 2021

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EXHIBIT
Exhibit A-1    Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit A-2    Form of Deed of Transfer of Owned Real Property (Tyrone)
Exhibit A-3    Form of Deed of Transfer of Owned Real Property (South Haven)
Exhibit B    Form of Intellectual Property Assignment Agreement
Exhibit C-1    Form of Sales Agreement (New Johnsonville)
Exhibit C-2    Form of Sales Agreement (Bromine)
Exhibit D    Form of SPV Operating Agreement
Exhibit E    Form of Transition Services Agreement
Exhibit F    Principles of Scope of Phase II at the South Haven, Michigan Manufacturing Facility
Exhibit G     Pollution Policy
SELLER DISCLOSURE SCHEDULES
Section 1.54    Excluded Equipment
Section 1.68    Financial Statements
Section 1.100    Net Working Capital
Section 1.102    Owned Real Property
Section 1.104    Permitted Encumbrances
Section 1.137    Required Information
Section 1.139    Retention Agreement Recipients
Section 1.156    Seller’s Knowledge Parties
Section 1.158    Shared Contracts
Section 1.188    Transferred Permits
Section 1.189    Transferred Records
Section 1.192    Trigger Levels
Section 2.1(b)(xvi)    Certain Excluded Assets
Section 2.2(a)(vii)    Certain Assumed Liabilities
Section 2.2(b)(x)    Certain Excluded Liabilities
Section 3.2    No Conflict
Section 3.4    Financial Information Procedures and Methodologies
Section 3.7(b)    Compliance with Laws
Section 3.8(a)    Transferred Intellectual Property
Section 3.8(b)    Transferred Intellectual Property Encumbrances
Section 3.8(f)    Royalties, Honoraria, Fees or Other Payments
Section 3.10(a)    Business Employees
Section 3.10(b)    Seller Benefit Plans
Section 3.11(e)    Improper Exclusions from Seller Benefit Plans
Section 3.12(c)    Unresolved or Unpaid Tax Claims or Deficiencies
Section 3.13(a)    Material Contracts
Section 3.14(a)    Environmental Matters
Section 3.15(a)    Key Customers
Section 3.15(b)    Key Suppliers
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Section 3.15(c)    Key Distributors
Section 3.15(d)(i)    Notices from Key Customers, Key Suppliers and Key Distributors
Section 3.15(d)(ii)    Changes related to Key Customers, Key Suppliers and Key Distributors
Section 3.19    Transferred Permits
Section 3.20    Product Warranty Claims
Section 3.22(a)    Compliance with Drug Laws
Section 3.24    Relationships with Related Parties
Section 5.1    Conduct of Business Prior to the Closing
Section 5.6(d)    Pre-Closing Integration
Section 5.10(d)    Form of Authorization to Share Information
Section 7.1(b)    Governmental Approvals
Section 7.2(g)    Third Party Consents and Approvals
Section 8.2(e)    Specified Indemnity
PURCHASER DISCLOSURE SCHEDULES
Section 4.2    No Conflict
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SALE, PURCHASE AND CONTRIBUTION AGREEMENT
This SALE, PURCHASE AND CONTRIBUTION AGREEMENT is made as of February 25, 2021, by and between Albemarle Corporation, a Virginia corporation (the “Seller”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “Purchaser”), and Fine Chemical Manufacturing Services LLC, a Delaware limited liability company (the “SPV”).
WHEREAS, the Seller and certain of its Subsidiaries are engaged in the Business (as hereinafter defined);
WHEREAS, the Seller and its Subsidiaries own all of the Transferred Assets (as hereinafter defined);
WHEREAS, the Purchaser is the sole member of the SPV and owns all of the issued and outstanding membership interests of the SPV;
WHEREAS, the Seller wishes to sell to the SPV, and the Purchaser wishes to purchase from the Seller on behalf of the SPV, 52.6% of each of the Transferred Assets (as hereinafter defined), and in connection therewith the Purchaser is willing to assume from the Seller 52.6% of each of the Assumed Liabilities, subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Transferred Intellectual Property sold to and purchased by (and to be held by) the Purchaser (the “Purchaser-Owned IP”), upon the terms and subject to the conditions set forth herein (the “Sale and Purchase”);
WHEREAS, the Seller, the Purchaser and the SPV intend that for income Tax purposes, (a) the transfer of the Transferred Assets in exchange for the Purchase Price (as hereinafter defined) pursuant to the Sale and Purchase shall be treated as a sale and purchase of 52.6% of each of the Transferred Assets (and an assumption of 52.6% of each of the Assumed Liabilities by the Purchaser), subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Purchaser-Owned IP, in a transaction subject to Section 1001 of the Code (as hereinafter defined) and (b) the Contribution and the Preferred Issuance, together, shall be treated as a contribution of 47.4% of each of the Transferred Assets to the SPV (and an assumption of 47.4% of each of the Assumed Liabilities by the SPV), subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Purchaser-Owned IP, in an exchange pursuant to Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434 and Section 721 of the Code; and
WHEREAS, at the Closing, the Purchaser, the Seller and the SPV wish to enter into that certain SPV Operating Agreement (as hereinafter defined), pursuant to which, in exchange for a contribution of 47.4% of each of the Transferred Assets to the SPV (and an assumption of 47.4% of each of the Assumed Liabilities (as hereinafter defined) by the SPV), subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Purchaser-Owned IP (the “Contribution”), the SPV will issue to the Seller the Preferred Equity (as hereinafter defined) of the SPV (the “Preferred Issuance”).
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller, the Purchaser and the SPV hereby agree as follows:
ARTICLE I
DEFINITIONS
When used in this Agreement, the following terms shall have the meanings specified:
Section 1.12021 Bonus Stub Period.
“2021 Bonus Stub Period” shall have the meaning set forth in Section 5.8(c).
Section 1.22021 Bonus Stub Period Performance Bonuses.
“2021 Bonus Stub Period Performance Bonuses” shall have the meaning set forth in Section 5.8(c).
Section 1.3Accrued 2020 Performance Bonuses.
“Accrued 2020 Performance Bonuses” shall have the meaning set forth in Section 5.8(c).
Section 1.4Accrued 2021 Performance Bonuses.
“Accrued 2021 Performance Bonuses” shall have the meaning set forth in Section 5.8(c).
Section 1.5Accrued Performance Bonuses.
“Accrued Performance Bonuses” shall have the meaning set forth in Section 5.8(c).
Section 1.6Act 2.
“Act 2” means the Land Recycling Standards and Remediation Act, 35 P.S. 6026.101 et seq.
Section 1.7Action.
“Action” means any claim, action, law, litigation, suit, arbitration, charge, grievance, labor dispute, audit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral board or body.
Section 1.8Additional Employee Data.
“Additional Employee Data” shall have the meaning set forth in Section 3.10(a).
Section 1.9Affiliate.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
Section 1.10Aggregate Transaction Value.
“Aggregate Transaction Value” means $570,000,000, which is the sum of (a) the Purchase Price and (b) the aggregate Preferred Unit Face Value of the Preferred Equity.
Section 1.11Agreement.
“Agreement” means this Sale, Purchase and Contribution Agreement between the parties hereto (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 11.9.
Section 1.12Alternative Financing.
“Alternative Financing” shall have the meaning set forth in Section 5.13(a).
Section 1.13Antitrust Law.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement or the other Transaction Documents.
Section 1.14Allocation Schedule.
“Allocation Schedule” shall have the meaning set forth in Section 2.6(a).
Section 1.15Anti-Corruption Laws.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law related to anti-bribery or anti-corruption.
Section 1.16Assumed Liabilities.
“Assumed Liabilities” shall have the meaning set forth in Section 2.2(a).
Section 1.17Baseline Net Working Capital.
“Baseline Net Working Capital” means $52,500,000.

Section 1.18Basket.
“Basket” shall have the meaning set forth in Section 8.4(b).
Section 1.19Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
Section 1.20Business.
“Business” means the Fine Chemistry Services Business of the Seller which provides services and develops and manufactures active ingredients, advanced intermediates, regulatory starting materials and functional excipients for the pharmaceutical, nutraceutical and agrochemical industries, as well as intermediates and finished catalysts for specialty chemical synthesis and together with the operations of that business located in Tyrone, Pennsylvania and South Haven, Michigan. Notwithstanding the preceding sentence, “Business” shall not, in any case, include the business of researching, developing, manufacturing, producing, having made or produced, marketing or selling (or providing services related to the foregoing) flame retardants, oilfield and drilling-related chemicals or products, lithium or lithium-containing products, bromine or bromine-containing products, cesium and cesium-containing products, halogens or halogen-containing products, aluminum or aluminum-containing products, catalysts, catalyst precursors, catalyst components, catalyst supports, catalyst intermediates, catalyst activators, catalyst additives or their components, metallocenes or their components, zeolites or their components, metal organics, products or catalysts used in the Metal Organic Chemical Vapor Deposition (MOCVD) process, sorbents or their intermediates precursors or delivery systems, polymer additives, heat stabilizers, curatives, cure promoters or chain extenders, or orthoalkylated intermediates for pesticides including diethylaniline (DEA) and methyl- ethylaniline (MEA) (the “Excluded Products”), the processes used to manufacture the Excluded Products, or the uses of Excluded Products.
Section 1.21Business Day.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
Section 1.22Business Employee.
“Business Employee” means each employee, independent contractor, or other service provider of the Seller or any of its Affiliates who (i) is employed or retained by the Seller or any of its Subsidiaries or Affiliates at the Manufacturing Facilities primarily in connection with the Business and is identified on Section 3.10(a) of the Seller Disclosure Schedule, or (ii) is otherwise employed or retained by the Seller or any of its Subsidiaries or Affiliates primarily in connection with the Business and is identified on Section 3.10(a) of the Seller Disclosure Schedule.
Section 1.23Business Products.
“Business Products” shall have the meaning set forth in Section 3.20.

Section 1.24CARES Act.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and any similar or successor Law or any administrative or other guidance published with respect thereto by any Governmental Authority.
Section 1.25Closing.
“Closing” shall have the meaning set forth in Section 2.7.
Section 1.26Closing Date.
“Closing Date” shall have the meaning set forth in Section 2.7.
Section 1.27Closing Date Employees.
“Closing Date Employees” shall have the meaning set forth in Section 5.8(a).
Section 1.28Closing Date Cash Payment.
“Closing Date Cash Payment” means an amount equal to the sum of the Purchase Price, plus the Preliminary Net Working Capital minus the Baseline Net Working Capital.
Section 1.29Code.
“Code” means the Internal Revenue Code of 1986, as amended.
Section 1.30Common Interests.
“Common Interests” shall have the meaning set forth in Section 4.8.
Section 1.31Confidential Information.
“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.
Section 1.32Confidentiality Agreement.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).
Section 1.33Confidential Management Presentation.
“Confidential Management Presentation” means the Project Eagle Management Presentation dated January 2020 provided to the Purchaser in connection with the transactions contemplated by this Agreement.
Section 1.34Consultant.
“Consultant” shall have the meaning set forth in Section 8.7(a).

Section 1.35Contract.
“Contract” means any written or oral contract (including unwritten undertakings or practices based on any course of dealing), subcontract, agreement, lease, license, note, mortgage, indenture, deed of trust, commitment, sale or purchase order and any other instrument or agreement of any kind, and any amendments or supplements thereto.
Section 1.36Contribution.
“Contribution” shall have the meaning set forth in the Recitals.
Section 1.37control.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
Section 1.38Cooperation Indemnitees.
“Cooperation Indemnitees” shall have the meaning set forth in Section 5.13(b).
Section 1.39COVID Actions.
“COVID Actions” means any commercially reasonable actions that the Seller reasonably determines are necessary to take in relation to the Business to (a) comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law or Governmental Order adopted in response to COVID-19 applicable to the Business or the Manufacturing Facilities, (b) reduce the risk of exposure to or spread of COVID-19 at the Manufacturing Facilities and other facilities of the Seller and its Subsidiaries at which the Business operates, or (c) reduce the risk of environmental or safety issues resulting from a Manufacturing Facility not having sufficient qualified personnel to continue operations due to an outbreak of, or exposure to, COVID-19.
Section 1.40Current Employees.
“Current Employees” shall have the meaning set forth in Section 5.8(a).
Section 1.41De Minimis Claim.
“De Minimis Claim” shall have the meaning set forth in Section 8.4(b).
Section 1.42Disclosure Schedules.
“Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, each of which forms a part of this Agreement.

Section 1.43Debt Commitment Letter.
“Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a).
Section 1.44Debt Financing.
“Debt Financing” shall have the meaning set forth in Section 4.6(a).
Section 1.45Debt Financing Agreements.
“Debt Financing Agreements” shall have the meaning set forth in Section 4.6(a).
Section 1.46Dispute Notice.
“Dispute Notice” shall have the meaning set forth in Section 2.11(c).
Section 1.47Disputed Items.
“Disputed Items” shall have the meaning set forth in Section 2.11(c).
Section 1.48Drug Laws.
“Drug Laws” means any Law related to the business of processing, manufacturing, labeling, distributing and selling any drug or drug component, including, but not limited to active pharmaceutical ingredients, meant for human or animal use, and any rule, regulation, directive, order, guidance or decision promulgated or issued pursuant thereto and applicable to the Seller or any of its Subsidiaries. For the avoidance of doubt, Drug Laws shall include the FDCA and 21 C.F.R. Parts 210 and 211 promulgated thereunder and the Chemical Diversion and Trafficking Act and any regulations promulgated thereunder.
Section 1.49Employee Records.
“Employee Records” means all job application, background check, training, personnel, discipline, performance (including all performance evaluations for each of the last three performance years), employee compensation, work authorization (including I-9, visas, work permits, employment passes, and other legal or regulatory documentation), medical and benefits and labor relations documents and records relating to the employment of the Business Employees.
Section 1.50Encumbrance.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, license, easement, right of way, servitude, lease or sublease, deed of trust, option, right of first refusal, attachment, levy, charge, claim, imposition, conditional sale or title retention arrangement or other restriction of any kind or any other interest in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by Contract or under any Law or otherwise.

Section 1.51Environmental Law.
“Environmental Law” means any Law relating to (a) human health or the environment; (b) human or environmental exposure to any Hazardous Material or (c) employee or occupational safety, including, but not limited to, Mich. Comp. Laws §§ 324.20101 to 324.20142 and Act 2.
Section 1.52Environmental Losses.
“Environmental Losses” shall have the meaning set forth in Section 8.7(h).
Section 1.53Environmental Permit.
“Environmental Permit” means any permit, approval, identification number, registration, notification, license or other authorization that the Business is required to possess or obtain pursuant to any applicable Environmental Law with respect to the Business or the Manufacturing Facilities.
Section 1.54Equipment.
“Equipment” means the machinery, equipment, furniture, fixtures, furnishings, parts, spare parts, tools, supplies, leasehold improvements, vehicles and other tangible property that is owned or leased by the Seller or any of its Subsidiaries (wherever located and whether or not carried on Seller’s or any of its Subsidiaries’ books), together with any express or implied warranty by the manufacturer, seller or lessor of any item or component thereof, and any maintenance records or other documentation relating thereto, in each case, that is primarily used or held for use in the Business, but excluding those items set forth on Section 1.54 of the Seller Disclosure Schedule.
Section 1.55ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
Section 1.56ESA.
“ESA” means an environmental site assessment.
Section 1.57Estimated Purchase Price Statement.
“Estimated Purchase Price Statement” shall have the meaning set forth in Section 2.10.
Section 1.58Excluded Assets.
“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

Section 1.59Excluded Claim.
“Excluded Claim” means all claims related to any Action that the Seller has or may have against third parties, solely to the extent such claim is not primarily related to the Business, the Transferred Assets or the Assumed Liabilities or primarily arises from, or relates to, the Excluded Assets or Excluded Liabilities.
Section 1.60Excluded Liabilities.
“Excluded Liabilities” shall have the meaning set forth in Section 2.2(b).
Section 1.61Excluded Taxes.
“Excluded Taxes” means, without duplication, all Taxes for, attributable to, or with respect to, any Pre-Closing Tax Period (including any Taxes that are allocable under Section 6.1 to a Pre-Closing Tax Period), any Taxes attributable to any deferred revenue or prepaid amount received prior to the Closing by the Seller with respect to the Business, the Seller’s share of Transfer Taxes pursuant to Section 6.3 and any payroll Taxes attributable to any Pre-Closing Tax Period that the Seller or any of its Subsidiaries has elected to defer pursuant to the CARES Act.
Section 1.62Existing Stock.
“Existing Stock” shall have the meaning set forth in Section 5.5(b).
Section 1.63FDA.
“FDA” means the United States Food and Drug Administration.
Section 1.64FDCA.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.
Section 1.65FDCA Debarment List.
“FDCA Debarment List” means a public list of firms or persons currently debarred pursuant to sections 306(a) or (b) of the FDCA.
Section 1.66Final Net Working Capital.
“Final Net Working Capital” shall have the meaning set forth in Section 2.11(a).
Section 1.67Final Phase II Reports.
“Final Phase II Report” shall have the meaning set forth in Section 8.7(a).

Section 1.68Financial Statements.
“Financial Statements” means the combined carve-out statements of income of the Business set forth in Section 1.68 of the Seller Disclosure Schedule.
Section 1.69Financing Sources.
“Financing Sources” means each party to the Debt Financing Agreements and any other lender, agent, lead arranger, arranger, administrative agent, collateral agent or any other agent in respect of the Debt Financing (including any Alternative Financing) and any Affiliates and Representatives of any of the foregoing.
Section 1.70GAAP.
“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the Seller’s audited financial statements.
Section 1.71Goodwill.
“Goodwill” means the goodwill of the Seller and its Subsidiaries related to, associated with or attributable to the Business.
Section 1.72Governmental Authority.
“Governmental Authority” means any federal, national, foreign, domestic, supranational, state, provincial, municipal, local or other government, governmental, quasi-governmental, regulatory, self-regulatory, national stock exchange or administrative authority, agency, commission, branch, department, official or entity or any court of competent jurisdiction or arbitrator.
Section 1.73Governmental Order.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
Section 1.74Hazardous Material.
“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, lead, radon, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, pesticides, per- and polyfluoroalkyl substances, and dangerous or toxic organisms (including Legionella and Stachybotrys species) to the extent such organisms are regulated by any Governmental Authority under applicable Environmental Laws; or (b) any other chemicals, materials, wastes or substances defined or regulated by any Governmental Authority under applicable Environmental Laws as or included in the definition of “toxic substances,” “hazardous wastes,” “hazardous substances,” “pollutants,” “contaminants”, “hazardous materials” or similar substances.

Section 1.75HSR Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
Section 1.76Indebtedness.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by any note, bond, debenture, other debt security or similar instruments, (c) all lease obligations of such Person which are required to be capitalized in accordance with GAAP, (d) all interest rate or currency obligations of such Person, including swaps, hedges or similar agreements, (e) all obligations of such Person evidenced by letters of credit, surety bonds, bank guarantees and similar instruments (to the extent drawn), (f) all obligations of such Person in respect of accrued but unpaid dividends, (g) all obligations of such Person in respect of the deferred purchase price of goods, equity or services, including earn-outs, contingent payments or similar arrangements, (h) all guarantees, direct or indirect, by such Person of any of the items set forth in clauses (a) - (g) of any other Person and (i) with respect to each of the foregoing, the outstanding principal amount plus all unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees, expenses or obligations owed in respect of the acceleration, termination or cancellation thereof.
Section 1.77Indemnified Party.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
Section 1.78Indemnifying Party.
“Indemnifying Party” means the Seller pursuant to Section 8.2 or the Purchaser pursuant to Section 8.3, as the case may be.
Section 1.79Independent Accountant.
“Independent Accountant” means Ernst & Young (or, if such firm shall decline or is unable to act, another nationally recognized firm with expertise in accounting matters reasonably acceptable to the Seller and the Purchaser).
Section 1.80In-Licensed Intellectual Property.
“In-Licensed Intellectual Property” means all Intellectual Property that the Seller or any of its Subsidiaries is licensed or otherwise authorized to use pursuant to the Transferred IP Agreements.
Section 1.81Intellectual Property.
“Intellectual Property” means all of the following rights in any jurisdiction throughout the world: (a) patents and patent applications, and all related continuations,

continuations in part, divisionals, reissues, reexaminations, substitutions and extensions thereof, utility models and utility model applications, and industrial designs;  (b) trademarks, service marks, trade names, logos, trade dress and internet domain names, social media names, together with the goodwill connected with the use thereof and symbolized thereby;  (c) copyrights, including copyrights in computer software;  (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition;  (e) trade secrets, know-how, formulae, methods, techniques, processes (including manufacturing processes), invention disclosures and conception records, and other confidential and proprietary information; and  (f) the right to sue at law or in equity for all claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.
Section 1.82Intellectual Property Assignment Agreement.
“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement, to be entered into by the Purchaser and the Seller as of the Closing Date, substantially in the form attached hereto as Exhibit B.
Section 1.83Intended Tax Treatment.
“Intended Tax Treatment” shall have the meaning set forth in Section 6.5.
Section 1.84IP Agreements.
“IP Agreements” means all Contracts concerning Intellectual Property or IT Assets to which the Seller or any of its Subsidiaries is a party or beneficiary or by which the Seller or any of its Subsidiaries, or any of its or their properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Seller or any of its Subsidiaries to any Person, (b) licenses of Intellectual Property by any Person to the Seller or any of its Subsidiaries, (c) Contracts between any Person and the Seller or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.
Section 1.85IRS.
“IRS” means the Internal Revenue Service.
Section 1.86IT Assets.
“IT Assets” means software (together with its configuration and customization), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
Section 1.87Key Customer.
“Key Customer” shall have the meaning set forth in Section 3.15(a).

Section 1.88Key Distributors.
“Key Distributors” shall have the meaning set forth in Section 3.15(c).
Section 1.89Key Supplier.
“Key Supplier” shall have the meaning set forth in Section 3.15(b).
Section 1.90Law.
“Law” means any statute, law, ordinance, regulation, rule, code, requirement, international treaty or convention or rule of law (including common law requirement or rule), international treaties or conventions or other requirement with similar effect promulgated or issued by any Governmental Authority or any Governmental Order.
Section 1.91Leave Employees.
“Leave Employees” shall have the meaning set forth in Section 5.8(a).
Section 1.92Liabilities.
“Liabilities” means any and all debts, liabilities, claims, demands, expenses, guarantees, commitments or obligations of any kind, character or nature whatsoever, whether direct or indirect, accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured or determined or determinable, due or to become due, including those arising under any Law, Action or Governmental Order and those arising under any Contract.
Section 1.93Local Conveyance Documents.
“Local Conveyance Documents” means the Assignment and Assumption Agreement and Bill of Sale, Deed of Transfer of Owned Real Property (Tyrone) and Deed of Transfer of Owned Real Property (South Haven), in substantially the forms of Exhibits A-1 through A-3.
Section 1.94Loss.
“Loss” shall have the meaning set forth in Section 8.2.
Section 1.95Manufacturing Facilities.
“Manufacturing Facilities” means the manufacturing facilities of the Business located on the Owned Real Property in South Haven, Michigan and Tyrone, Pennsylvania.
Section 1.96Marketing Period.
“Marketing Period” means the “Marketing Period” as defined in the Debt Commitment Letter.

Section 1.97Material Adverse Effect.
“Material Adverse Effect” means any event, circumstance, condition, state of facts, change or effect, that (i) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, results of operations or the financial condition of the Business, taken as a whole or (ii) would reasonably be expected to prevent or materially delay the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Material Adverse Effect”, or be taken into account in determining, whether there has been a “Material Adverse Effect” for purposes of clause (i):  (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates, including legal and regulatory changes and changes in the price of commodities or raw materials;  (b) general business, economic or political conditions (or changes therein);  (c) events, circumstances, changes or effects generally affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates;  (d)events, circumstances, changes or effects arising out of, or attributable to, the public announcement of the execution of this Agreement or the other Transaction Documents, (e) any actions taken or not taken by the Seller in accordance with the express requirements of this Agreement (other than Section 5.1) or the other Transaction Documents, or actions taken or not taken by the Seller at the written request of the Purchaser or any public communication by the Purchaser in respect of plans or intentions with respect to the Business or Business Employees;  (f) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (g) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;  (h) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires;  (i) events, circumstances, changes or effects arising out of, or attributable to, changes or modifications in GAAP, or applicable Law after the date hereof;  (j) events, circumstances, changes or effects arising out of, or attributable to, an epidemic, pandemic or disease outbreak (including the COVID-19 virus) and including the taking of any COVID Action; or  (k) the failure, in and of itself, by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period; provided, that, with respect to a matter described in clauses (a), (b), (c), (f), (g), (h), (i) and (j) such matter shall be deemed to constitute a “Material Adverse Effect”, or shall be taken into account in determining whether there has been a “Material Adverse Effect”, to the extent it has a disproportionate adverse effect on the Business relative to other comparable businesses operating in the industries in which the Business operates.
Section 1.98Material Contracts.
“Material Contracts” shall have the meaning set forth in Section 3.13(a).

Section 1.99Most Cost-Effective Manner.
“Most Cost-Effective Manner” shall have the meaning set forth in Section 8.7(c)(iii).
Section 1.100Net Working Capital.
“Net Working Capital” means, as of 12:01 a.m. New York time on the Closing Date, the amount that is the difference between  the current assets of the Business identified as line items on Section 1.100 of the Seller Disclosure Schedule (excluding cash and cash equivalents) and  the current liabilities of the Business identified as line items on Section 1.100 of the Seller Disclosure Schedule (excluding trade payables).
Section 1.101Non-Transferred Environmental Permit.
“Non-Transferred Environmental Permit” shall have the meaning set forth in Section 5.4(b).
Section 1.102Owned Real Property.
“Owned Real Property” means the real property identified in Section 1.102 of the Seller Disclosure Schedule, together with all buildings, improvements and fixtures thereon and all easements, rights-of-way, licenses, rights to use real property, appurtenances and other rights and benefits associated with such land and together with all improvements, fixtures and other rights and appurtenants thereto.
Section 1.103Permits.
“Permits” means all permits, licenses, franchises, certificates of occupancy, qualifications, orders, agreements and authorizations issued by any Governmental Authority, including Environmental Permits.
Section 1.104Permitted Encumbrances.
“Permitted Encumbrances” means  statutory liens for current Taxes not yet due or delinquent (or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements);  mechanics’, materialmens’, carriers’, workers’, repairers’, landlords’ and other Encumbrances or security obligations arising by operation of Law, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), in each case incurred in the ordinary course of business consistent with past practice, and for amounts which are not yet due or delinquent and which are not material;  Encumbrances arising under conditional sales contracts and equipment leases with third parties;  variations, if any, between tax lot lines and property lines;  minor deviations, if any, of fences or shrubs from designated property lines;  Encumbrances identified on Section 1.104 of the Seller Disclosure Schedule;  any zoning, entitlement, conservation restriction and other land use and environmental regulations, in each case, imposed by Governmental Authorities and which are not violated by the current use or occupancy of such real property or the operation of the Business thereon;  Encumbrances that will be released and fully discharged at or prior to the Closing; (i) all covenants, conditions, restrictions, easements, charges, rights of way, other Encumbrances and other similar matters of record set forth in any local or municipal recording or like office; and (j) any matter appearing in the Title Commitment or that can be determined by a Survey of the Owned Real Property, in each case not otherwise in the nature of the liens addressed elsewhere in this definition and that do not, individually or in the aggregate, materially impair the use of the Owned Real Property to which they apply.
Section 1.105Person.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Section 1.106Plan.
“Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation, incentives, deferred compensation, severance, change in control, health, medical, dental, vision, life insurance, welfare, fringe benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits, post-employment or retirement or other benefits, in each case that is sponsored, maintained, administered, or contributed to by any Person or any of its Affiliates, or with respect to which the Person or any of its Affiliates is a party, for the benefit of any current or former employee, director or independent contractor of the Person or any of its Affiliates, and/or their spouses, dependents or beneficiaries, or with respect to which the Person or any of its Affiliates has any Liabilities contingent or otherwise.
Section 1.107Pollution Policy.
“Pollution Policy” shall have the meaning set forth in Section 7.2(d).
Section 1.108Post-Closing Adjustment.
“Post-Closing Adjustment” shall have the meaning set forth in Section 2.11(a).
Section 1.109Post-Closing Tax Period.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date.
Section 1.110Post-Signing Insurance Proceeds.
“Post-Signing Insurance Proceeds” shall have the meaning set forth in Section 2.1(a)(vii).

Section 1.111Pre-Closing IT Integration Completion.
“Pre-Closing IT Integration Completion” shall have the meaning set forth in Section 5.6(d).

Section 1.112Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date, and the portion of any Straddle Period ending on or prior to the Closing Date.
Section 1.113Preferred Equity.
“Preferred Equity” means 2,700 Preferred Units having an aggregate Preferred Unit Face Value of $270,000,000, which Preferred Units are to be issued to the Seller in connection with the Contribution.
Section 1.114Preferred Issuance.
“Preferred Issuance” shall have the meaning set forth in the Recitals.
Section 1.115Preferred Unit Face Value.
“Preferred Unit Face Value” has the meaning set forth in the SPV Operating Agreement.
Section 1.116Preferred Units.
“Preferred Units” has the meaning set forth in the SPV Operating Agreement.
Section 1.117Preliminary Net Working Capital.
“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.10.
Section 1.118Protected Communications.
“Protected Communications” shall have the meaning set forth in Section 5.9.
Section 1.119Public Announcement.
“Public Announcement” shall have the meaning set forth in Section 11.4.
Section 1.120Purchase Price.
“Purchase Price” shall have the meaning set forth in Section 2.1(a).

Section 1.121Purchaser.
“Purchaser” shall have the meaning set forth in the Preamble.
Section 1.122Purchaser 401(k) Plan.
“Purchaser 401(k) Plan” shall have the meaning set forth in Section 5.8(j).
Section 1.123Purchaser Benefit Plan.
“Purchaser Benefit Plan” means any Plan to which the Purchaser or any Affiliate is a party, or with respect to which the Purchaser or any Affiliate has any Liabilities or that are maintained, contributed to or sponsored by the Purchaser or any Affiliate, in each case for the benefit of any current or former employees, directors or independent contractors of the Purchaser or any Affiliate and/or their spouses, dependents or beneficiaries.
Section 1.124Purchaser DC Plan Contributions.
“Purchaser DC Plan Contributions” means all employer contributions that are required to be made by the Purchaser or one of its Affiliates under any Purchaser Benefit Plan that is a tax-qualified defined contribution plan with respect to amounts deemed to be “eligible compensation” thereunder.
Section 1.125Purchaser Disclosure Schedule.
“Purchaser Disclosure Schedule” means the Disclosure Schedule delivered by the Purchaser to the Seller in connection with this Agreement.
Section 1.126Purchaser Environmental Liabilities.
“Purchaser Environmental Liabilities” means any Liability or Loss to the extent relating to, or arising out of, any Releases of Hazardous Materials at, in, on or from any Manufacturing Facility or Owned Real Property on or after the Closing Date; any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were transported or disposed of, or arranged for the transportation or disposal of, from any Manufacturing Facility or Owned Real Property or otherwise in connection with the Business on or after the Closing Date; any exposure on or after the Closing Date to Hazardous Materials in connection with the operation of the Business at any Manufacturing Facility or Owned Real Property or to any Hazardous Material included in any product or material manufactured, marketed, sold or distributed on or after the Closing Date from any Manufacturing Facility or Owned Real Property; any act or omission on or after the Closing Date in connection with the Business, the Manufacturing Facilities or any Owned Real Property, including the manufacture, marketing, sale or distribution of products by the Business on or after the Closing Date, that results in a violation of, or failure to comply with, any applicable Environmental Laws or Environmental Permit; and any Action under any Environmental Law or Environmental Permit brought with respect to environmental conditions arising on or after the Closing Date at any Manufacturing Facility or Owned Real Property (for the avoidance of doubt, “Purchaser Environmental

Liabilities” shall not include any Seller Environmental Liabilities set forth in Section 1.151 except as otherwise set forth in Section 8.7).
Section 1.127Purchaser FSA Plan.
“Purchaser FSA Plan” shall have the meaning set forth in Section 5.8(f).
Section 1.128Purchaser Fundamental Representations.
“Purchaser Fundamental Representations” shall have the meaning set forth in Section 8.1.
Section 1.129Purchaser Indemnified Party.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.2.
Section 1.130Purchaser-Owned IP.
“Purchaser-Owned IP” shall have the meaning set forth in the Recitals.
Section 1.131Registered Intellectual Property.
“Registered Intellectual Property” means all the following rights issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar in any jurisdiction throughout the world: (a) patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof; (b) registered trademarks, service marks, and internet domain names or other registrations related to trademarks, or applications related thereto; (c) registered copyrights and applications for copyright registration.
Section 1.132Related Party.
“Related Party” means, with respect to any Person, such Person’s Affiliates and its and their respective current and former directors, officers and controlling persons.
Section 1.133Related Party Contract.
“Related Party Contract” means any Contract between the Seller or any of its Subsidiaries, on the one hand, and a Related Party of any such Person, on the other hand.
Section 1.134Release.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, or emptying into or onto the environment including upon any soil, sediment, subsurface strata, surface water, or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

Section 1.135Remedial Action.
“Remedial Action” means any action required by a Governmental Authority to investigate, clean up, remove, remediate, monitor, or assess, or conduct remedial or corrective actions with respect to, any Release of Hazardous Materials.
Section 1.136Representatives.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.
Section 1.137Required Information.
“Required Information” means all information regarding the business, operations and financial condition of the Business, the Seller and its Subsidiaries that is reasonably requested by the Purchaser and that is customarily included in marketing materials for indebtedness of the type to be provided under the Debt Financing Agreements, including all financial and company information regarding the Business, the Seller and its Subsidiaries that is required by the Debt Financing Agreements (including, if applicable, any debt commitment letters in connection with any Alternative Financing); provided that the only financial information that the Seller shall provide, if requested, shall be as set forth on Section 1.137 of the Seller Disclosure Schedule.
Section 1.138Retained Names and Marks.
“Retained Names and Marks” shall have the meaning set forth in Section 5.5(a).
Section 1.139Retention Agreement Recipients.
“Retention Agreement Recipients” mean the individuals set forth on Section 1.139 of the Seller Disclosure Schedule.
Section 1.140Retention Agreements.
“Retention Agreements” mean the retention agreements of the Seller pursuant to which the Retention Agreement Recipients shall be entitled to receive cash bonuses in connection with the transactions contemplated by this Agreement payable after the Closing Date by the Purchaser or one of its Subsidiaries or Affiliates pursuant to the terms thereof, and the terms of this Agreement.
Section 1.141Return Deadline.
“Return Deadline” shall have the meaning set forth in Section 5.8(a).
Section 1.142Sale and Purchase.
“Sale and Purchase” shall have the meaning set forth in the Recitals.

Section 1.143Sales Contracts.
“Sales Contracts” shall have the meaning set forth in Section 3.13(a)(ii).
Section 1.144Sales Agreements.
“Sales Agreements” means the sales agreements to be entered by the Purchaser and the Seller as of the Closing Date, substantially in the forms attached hereto as Exhibits C-1 and C-2.
Section 1.145Sanctions.
“Sanctions” shall have the meaning set forth in Section 3.7(b).
Section 1.146Securities Act.
“Securities Act” shall have the meaning set forth in Section 3.25(a).
Section 1.147Seller.
“Seller” shall have the meaning set forth in the Preamble.
Section 1.148Seller 401(k) Plan.
“Seller 401(k) Plan” shall have the meaning set forth in Section 5.8(j).
Section 1.149Seller Benefit Plan.
“Seller Benefit Plan” means any Plan to which the Seller or any Subsidiary or Affiliate is a party, or with respect to which the Seller or any Subsidiary thereof has any Liabilities or that are maintained, contributed to or sponsored by the Seller or any Subsidiary or Affiliate thereof, in each case for the benefit of any Business Employees and/or their spouses, dependents or beneficiaries.
Section 1.150Seller Disclosure Schedule.
“Seller Disclosure Schedule” means the Disclosure Schedule delivered by the Seller to the Purchaser in connection with this Agreement.
Section 1.151Seller Environmental Liabilities.
“Seller Environmental Liabilities” means all Liabilities or Losses to the extent arising from or related to the presence or any Releases of Hazardous Materials at, in, on or from the Manufacturing Facility or Owned Real Property located in South Haven, Michigan prior to the Closing Date; any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were transported or disposed of, or arranged for the transportation or disposal of, by the Seller from any Manufacturing Facility or Owned Real Property or otherwise in connection with the Business prior to the Closing Date; any exposure prior to the Closing Date (i) to Hazardous Materials in connection with the Seller’s operation of the Business at any

Manufacturing Facility or Owned Real Property or (ii) to any Hazardous Material included in any product or material manufactured, marketed, sold or distributed prior to the Closing Date by the Seller from any Manufacturing Facility or Owned Real Property or by the Business; and any act or omission by the Seller prior to the Closing Date in connection with the Business, the Manufacturing Facilities or any Owned Real Property, including the manufacture, marketing, sale or distribution of products by the Business prior to the Closing Date, that has resulted in or results in a violation of, or failure to comply with, any applicable Environmental Laws or Environmental Permit.
Section 1.152Seller FSA Plan.
“Seller FSA Plan” shall have the meaning set forth in Section 5.8(f).
Section 1.153Seller Fundamental Representations.
“Seller Fundamental Representations” shall have the meaning set forth in Section 8.1.
Section 1.154Seller Indemnified Party.
“Seller Indemnified Party” shall have the meaning set forth in Section 8.3.
Section 1.155Seller Indemnified Remedial Action or Environmental Noncompliance.
“Seller Indemnified Remedial Action or Environmental Noncompliance” shall have the meaning set forth in Section 8.7(i).
Section 1.156Seller’s Knowledge; Knowledge of the Seller.
“Seller’s Knowledge”, “Knowledge of the Seller” or any similar term used in this Agreement means the actual (but not constructive or imputed) knowledge, after reasonable inquiry of the employees of the Seller or its Subsidiaries responsible for the relevant subject matter (including the head of intellectual property of the Seller) of the Persons identified on Section 1.156 of the Seller Disclosure Schedule.
Section 1.157Seller Restricted Parties.
“Seller Restricted Parties” shall have the meaning set forth in Section 5.3(c).
Section 1.158Shared Contracts.
“Shared Contract” means any Contract to which the Seller or any of its Subsidiaries is a party for the provision of goods and/or services that are used in both the Business and any other businesses (other than the Business) of the Seller and its Subsidiaries, all of which are set forth in Section 3.13(a)(xiv) of the Seller Disclosure Schedule.
Section 1.159Shared Information.
“Shared Information” shall have the meaning set forth in Section 5.3(c).

Section 1.160SPV.
“SPV” shall have the meaning set forth in the Preamble.
Section 1.161SPV Operating Agreement.
“SPV Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the SPV, substantially in the form attached hereto as Exhibit D.
Section 1.162Straddle Period.
“Straddle Period” means any Tax period beginning on or prior to, and ending after, the Closing Date.
Section 1.163Subsidiary.
“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled, directly or indirectly, by such Person.
Section 1.164Survey.
“Survey” shall have the meaning set forth in Section 5.12.
Section 1.165Tax; Taxes.
“Tax” or “Taxes” means any federal, state local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added alternative or add-on minimum, estimated or other tax, duty, impost, tariff, assessment or other similar charge in the nature of a tax imposed by any Governmental Authority, whether disputed or not, together with any interest, additions, charges or penalties in respect thereof.
Section 1.166Tax Returns.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with a Governmental Authority with respect to Taxes.
Section 1.167Termination Date.
“Termination Date” shall have the meaning set forth in Section 9.1(a).
Section 1.168Third-Party Claim.
“Third-Party Claim” shall have the meaning set forth in Section 8.5(b).

Section 1.169Third-Party Rights.
“Third-Party Rights” shall have the meaning set forth in Section 2.5(b).
Section 1.170Title Commitment.
“Title Commitment” shall have the meaning set forth in Section 5.12(a).
Section 1.171Title Insurance.
“Title Insurance” shall have the meaning set forth in Section 2.8(e).
Section 1.172Title Insurer.
“Title Insurer” shall have the meaning set forth in Section 2.8(e).
Section 1.173Title Policy.
“Title Policy” shall have the meaning set forth in Section 2.8(e).
Section 1.174Trade Accounts Payable.
“Trade Accounts Payable” means all trade accounts payable of the Seller and its Subsidiaries and all accrued payables of the Seller and its Subsidiaries for goods received from, but not invoiced by, vendors or suppliers, in each case, arising out of the operation of the Business prior to the Closing Date.
Section 1.175Trade Controls.
“Trade Controls” shall have the meaning set forth in Section 3.7(b).
Section 1.176Transaction Documents.
“Transaction Documents” means this Agreement, the Local Conveyance Documents, the Intellectual Property Assignment Agreement, the Sales Agreements, the SPV Operating Agreement, the Transition Services Agreement and any other Contract entered into, or any other document or certificate delivered, in connection with this Agreement or any of the other Transaction Documents.
Section 1.177Transfer Date.
“Transfer Date” shall have the meaning set forth in Section 5.8(a).
Section 1.178Transfer Taxes.
“Transfer Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, value added, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of any Transferred Asset or any interest therein pursuant to this Agreement, or upon the recording of such sale, transfer or assignment, together with any interest, additions or penalties imposed in respect thereof.
Section 1.179Transferred Accounts Receivable.
“Transferred Accounts Receivable” means all accounts receivable (other than from the Seller, or any of its Subsidiaries), notes receivable, rebates receivable, employee advances and other miscellaneous receivables of the Seller or any of its Subsidiaries, in each case, arising out of the operation of the Business prior to the Closing Date and including any unpaid fees and interest relating thereto.
Section 1.180Transferred Assets.
“Transferred Assets” shall have the meaning set forth in Section 2.1(a).
Section 1.181Transferred Contracts.
“Transferred Contracts” means the Contracts (other than Transferred IP Agreements) to which the Seller or any of its Subsidiaries is a party that are primarily related to the Business or any of the Transferred Assets, including those Contracts identified on Section 1.181 of the Seller Disclosure Schedule.
Section 1.182Transferred Employee.
“Transferred Employee” shall have the meaning set forth in Section 5.8(a).
Section 1.183Transferred Information.
“Transferred Information” means originals of (or if originals are unavailable, copies of) all sales and promotional literature, customer lists, prospective customer lists, correspondence and other sales-related materials, research and development records, production records, service and warranty records, equipment logs, operation guides and manuals, studies, reports and personnel records, in each case, whether in hard copy or computer format, in each case to the extent used or held for use in, or primarily related to, the Business and in the possession or control of the Seller or any of its Subsidiaries.
Section 1.184Transferred Intellectual Property.
“Transferred Intellectual Property” means the Intellectual Property owned by the Seller or any of its Subsidiaries, in each case, that is primarily used or held for use in the Business, including the Registered Intellectual Property identified on Section 3.8(a) of the Seller Disclosure Schedule.
Section 1.185Transferred Inventory.
“Transferred Inventory” means all inventories, raw materials, packaging materials, work in process, semi-finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment, in each case, to the extent such inventories are owned, used or held for use by the Seller or any of its Subsidiaries in, or are primarily related to, the Business.
Section 1.186Transferred IP Agreements.
“Transferred IP Agreements” means all IP Agreements that are primarily related to the Business.
Section 1.187Transferred IT Assets.
“Transferred IT Assets” means all IT Assets owned, used or held for use by Seller and its Subsidiaries that are primarily related to the Business.
Section 1.188Transferred Permits.
“Transferred Permits” means the Permits of the Seller or any of its Subsidiaries used or held for use in, or primarily related to, the Business, including those set forth on Section 1.188 of the Seller Disclosure Schedule.
Section 1.189Transferred Records.
“Transferred Records” means all books of account, general, financial, accounting, real property, records, invoices, customer records, shipping records, supplier lists, other distribution lists, Tax records, Employee Records (other than those that are prohibited by applicable Law from being transferred to the Purchaser, copies of which (to the extent permitted by applicable Law) will be made available to the Purchaser upon Purchaser’s request), correspondence, documents, lists, plans, files related to Intellectual Property (including invention disclosures and conception records), financial statements, internal audit or compliance reports, drug master files and similar documents, records, papers and files (and any supporting documentation relating thereto) and other documents, records, papers and files, including all pending, interim and final analytical data, physical or chemical properties data, toxicological and environmental data and exposure-related data, and including all records required under applicable Environmental Laws, whether in hard copy or computer format, in each case, to the extent in the possession or control of the Seller or any of its Subsidiaries and used or held for use in, or related to, the Business, and including those documents set forth in Section 1.189 of the Seller Disclosure Schedule; provided, that the Seller may redact information not related to the Business from the Transferred Records prior to the delivery of the Transferred Records to the Purchaser and may retain a copy of any Transferred Records (which shall be held subject to Section 5.3) to the extent required by applicable Law.
Section 1.190Transition Services Agreement.
“Transition Services Agreement” means the transition services agreement to be entered into by the Purchaser and the Seller as of Closing, substantially in the form attached hereto as Exhibit E.

Section 1.191Treasury Regulations.
“Treasury Regulations” means the Treasury Regulations promulgated by the United States Department of Treasury.
Section 1.192Trigger Levels.
“Trigger Levels” means the following Environmental Laws in each case as in effect on the Closing Date: (a) for soil, those Environmental Laws known as (i) Table 3. Soil: Nonresidential Part 201 Generic Cleanup Criterial and Screening Levels, Mich. Admin. Code r. 299.48, under the Laws of the State of Michigan or (ii) 25 Pa. Code § 250, Appendix A, Tables 3a (Medium Specific Concentrations (MSCs) for Organic Regulated Substances in Soil: Direct Contact Values), 3b (MSCs for Organic Regulated Substances in Soil: Soil-to-Groundwater Values), 4a (MSCs for Inorganic Regulated Substances in Soil: Direct Contact Values), and 4b (MSCs for Inorganic Regulated Substances in Soil: Soil-to-Groundwater Values) under the Laws of the Commonwealth of Pennsylvania; (b) for water, those Environmental Laws known as (i) Table 1. Groundwater: Residential and Nonresidential Part 201 Generic Cleanup Criteria and Screening Levels, Mich. Admin. Code r. 299.44, under the Laws of State of Michigan or (ii) 25 Pa. Code § 250, Appendix A, Tables 1 (MSCs for Organic Regulated Substances in Groundwater) and 2 (MSCs for Inorganic Substances in Groundwater) under the Laws of the Commonwealth of Pennsylvania; and (c) for gas, those Environmental Laws known as (i) Nonresidential Groundwater Volatilization to Indoor Air Inhalation Criteria, Table 1. Groundwater: Residential and Nonresidential Part 201 Generic Cleanup Criteria and Screening Levels, Mich. Admin. Code r. 299.44, and Soil Volatilization and Volatile Soil Inhalation Criteria found in Table 3. Soil: Nonresidential Part 201 Generic Cleanup Criterial and Screening Levels, Mich. Admin. Code r. 299.48, under the Laws of State of Michigan or (ii) the Pennsylvania Department of Environmental Protection’s Vapor Intrusion Screening Values Table, set forth in Section 1.192 of the Seller Disclosure Schedule.
Section 1.193WARN Act.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.
ARTICLE II
SALE AND PURCHASE
Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall (a) transfer to the SPV 52.6% of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, in exchange for the payment of the Purchase Price by the Purchaser and the assumption by the Purchaser and the SPV of 52.6% of the Assumed Liabilities, and (b) contribute to the SPV 47.4% of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, in exchange for the Preferred Equity and the assumption by the SPV of 47.4% of the Assumed Liabilities (in each case, such percentages subject to adjustment to account for any adjustment to Purchase Price hereunder and to account for the Purchaser-Owned IP).

Section 2.1Sale and Purchase of Assets.
(a)Upon the terms and subject to the conditions of this Agreement, in exchange for $300,000,000, subject to adjustment pursuant to Section 2.10 and Section 2.11, less (i) the amount of the Accrued 2021 Performance Bonuses, (ii) the amount of (A) the Accrued 2020 Performance Bonuses (to the extent unpaid as of the Closing Date), plus (B) to the extent the Accrued 2020 Performance Bonuses are unpaid as of the Closing Date, the aggregate Purchaser DC Plan Contributions required to be made with respect to such Accrued 2020 Performance Bonuses, and (iii) the amount payable to the Retention Agreement Recipients under the Retention Agreements (together with the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes payable by the Purchaser related to such Accrued Performance Bonuses and amounts payable under the Retention Agreements) (the “Purchase Price”), which shall be paid at the Closing by the Purchaser or the SPV to the Seller in immediately available funds, at the Closing, the Seller shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver, to the SPV, the designee of the Purchaser (or, in the case of the Purchaser-Owned IP, the Purchaser), and the SPV, as the designee of the Purchaser (or, in the case of the Purchaser-Owned IP, the Purchaser), shall purchase from the Seller and its Subsidiaries, subject to Section 2.1(b) and Section 2.5, 52.6% (such percentage subject to adjustment to account for any adjustment to Purchase Price hereunder and to account for the Purchaser-Owned IP) of all right, title and interest in and to all of the assets, properties and rights of any kind of the Seller or any of its Subsidiaries that are primarily related to, or used or held for use in, the Business (the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, including the following:
(i)the Owned Real Property, the Manufacturing Facilities and all Equipment;
(ii)the Transferred Intellectual Property and Transferred IT Assets;
(iii)the Transferred Inventory;
(iv)the Transferred Contracts, the Transferred IP Agreements and rights and benefits under Shared Contracts to the extent primarily related to the Business;
(v)(A) all prepaid expenses to the extent primarily related to the Business or any Transferred Asset and (B) the Transferred Accounts Receivable;
(vi)all claims against third parties, defenses and rights of offset or counterclaim (whether known or unknown) primarily related to the Business, any Transferred Asset or any Assumed Liability;
(vii)the proceeds from any insurance policies of the Seller or any of its Subsidiaries with respect to any insurance recoveries, in each case, solely to the extent arising out of or relating to any damage or destruction to, or loss of, any Transferred Assets to the extent any such damage or destruction remains unrepaired, in whole or in part, or any such asset has not been replaced, as of the Closing Date (such rights, the “Post-Signing Insurance Proceeds”);

(viii)all of the Seller’s rights under warranties, indemnities, and all similar rights against third parties solely to the extent related to any Transferred Assets;
(ix)the Transferred Permits;
(x)the Transferred Records;
(xi)the Transferred Information; and
(xii)the Goodwill.
(b)The Seller shall not sell, convey, assign, transfer, deliver or contribute, nor cause any of its Subsidiaries to sell, convey, assign, transfer, deliver or contribute, to the Purchaser or any of its Subsidiaries, and neither the Purchaser nor any of its Subsidiaries shall purchase or receive, any of the following assets of the Seller or of any of its Subsidiaries (the “Excluded Assets”):
(i)all rights to refunds, credits or other benefits attributable to Excluded Taxes (other than any Tax assets, if any, included in the calculation of Net Working Capital);
(ii)all rights of the Seller or its Subsidiaries under any Contracts, except for the Seller’s or any of its Subsidiaries’ (A) rights under the Transferred Contracts, (B) rights under the Transferred IP Agreements, (C) rights under Shared Contracts to the extent primarily related to the Business and (D) rights under any other Contracts that constitute Transferred Assets;
(iii)the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization of the Seller or its Subsidiaries, as well as any other written records or materials, in each case, that do not constitute Transferred Records or Transferred Information;
(iv)all real property of the Seller other than the Owned Real Property;
(v)all rights, title and interest of the Seller or its Subsidiaries under this Agreement and the other Transaction Documents, any documents delivered or received in connection herewith or therewith and all other agreements entered into by the Seller or any Subsidiary thereof in connection with the transactions contemplated by this Agreement (other than confidentiality or non-disclosure agreements);
(vi)all Excluded Claims;
(vii)all Tax Returns and other Tax records of the Seller or its Subsidiaries, other than those (A) relating primarily to the Transferred Assets or the Business which are reasonably necessary for the Purchaser to comply with applicable Laws and (B) without duplication, relating exclusively to the Transferred Assets or the Business;

(viii)all current and prior insurance policies of the Seller or its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, other than in respect of any Post-Signing Insurance Proceeds;
(ix)all rights, title and interest of the Seller or its Subsidiaries in and to the Retained Names and Marks, other than as expressly provided in Section 5.5;
(x)all accounts receivable of the Seller or its Subsidiaries that are not Transferred Accounts Receivable;
(xi)all Intellectual Property of the Seller or its Subsidiaries that is not Transferred Intellectual Property or In-Licensed Intellectual Property;
(xii)all rights and interest of the Seller or its Subsidiaries under credit support instruments and any similar instruments (including letters of credit, consignments, setoff rights, indemnities, guarantees, liens, security arrangements, any other documents or rights intended to secure payment), in each case, that are not primarily related to the Business;
(xiii)all personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to the Business Employees, other than (A) Employee Records, (B) any such other records that are required to be provided to the Purchaser by Law or, (C) to the extent not prohibited by Law, as necessary to comply with Section 5.8;
(xiv)all customer credit files of the Seller or its Subsidiaries that are not primarily related to the Business;
(xv)all assets, insurance policies and other funding vehicles of the Seller Benefit Plans; and
(xvi)the assets identified on Section 2.1(b)(xvi) of the Seller Disclosure Schedule.
Section 2.2Assumption and Exclusion of Liabilities.
(a)At the Closing, in connection with the Sale and Purchase and upon the terms and subject to the conditions set forth in this Agreement, the SPV, as designee of the Purchaser, shall assume, and agree to pay, perform and discharge when due, 52.6% of the Liabilities of the Seller and its Subsidiaries in and to the following (and only the following) (the “Assumed Liabilities”):
(i)except as otherwise set forth herein, all of the Liabilities of the Seller or any of its Subsidiaries to the extent arising out of, or relating to, the Transferred Assets (excluding the Transferred Contracts, the Transferred IP Agreements and the Shared Contracts which are addressed in Section 2.2(a)(ii) and Trade Accounts Payable), in each case, solely to the extent arising from and after the Closing Date, other than any

Liabilities arising from, or relating to, an act or omission by the Seller or any of its Subsidiaries prior to the Closing Date;
(ii)all Liabilities of the Seller or its Subsidiaries arising under, or relating to, the Transferred Contracts and the Transferred IP Agreements and that portion of the Shared Contracts that primarily relates to the Business in connection with performance thereof, in each case arising on or after the Closing Date, other than any Liabilities arising from, or relating to, an act or omission by the Seller or any of its Subsidiaries prior to the Closing Date;
(iii)all Liabilities for Taxes, other than Excluded Taxes, that are imposed with respect to the Business or the Transferred Assets for any Post-Closing Tax Period (excluding, for the avoidance of doubt, any income taxes of the Seller or any of its Subsidiaries);
(iv)all of the Liabilities assumed by the Purchaser pursuant to Section 5.8;
(v)all Purchaser Environmental Liabilities;
(vi)all Liabilities included in the Final Net Working Capital, whenever arising; and
(vii)all other Liabilities identified on Section 2.2(a)(vii) of the Seller Disclosure Schedule.
(b)The Seller and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser and its Subsidiaries shall not assume or have any responsibility for, any Liabilities of the Seller or any of its Subsidiaries other than the Assumed Liabilities (all Liabilities not being assumed are collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include the following Liabilities of the Seller or any of its Subsidiaries:
(i)all Liabilities for Excluded Taxes;
(ii)all Seller Environmental Liabilities;
(iii)all Trade Accounts Payable;
(iv)all Liabilities arising under, or relating to, the Seller Benefit Plans other than (A) the amount payable to the Retention Agreement Recipients under the Retention Agreements and (B) the Accrued Performance Bonuses;
(v)all Liabilities arising under, or relating to, any product sold or delivered by Seller or any of its Affiliates prior to the Closing Date;
(vi)all Liabilities that relate to any employee, independent contractor, or other individual service provider of Seller or any of its Subsidiaries or Affiliates who

does not become a Transferred Employee pursuant to Section 5.8 of this Agreement, regardless of when they arise;
(vii)all Liabilities with respect to Indebtedness of the Seller or any of its Subsidiaries;
(viii)all Liabilities arising under, or relating to, any Excluded Assets;
(ix)all Liabilities of the Seller or any of its Subsidiaries that are not Assumed Liabilities; and
(x)all other Liabilities identified on Section 2.2(b)(x) of the Seller Disclosure Schedule.
Section 2.3Contribution of Transferred Assets and Assumed Liabilities.
At the Closing, upon the terms and subject to the conditions set forth in this Agreement and the SPV Operating Agreement, the Seller shall effect the Contribution by means of contributing to the SPV, 47.4% of all right, title and interest in and to the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and assigning to the SPV, and the SPV shall assume, and agree to pay, perform and discharge when due, 47.4% of the Assumed Liabilities, and in exchange therefore, the SPV shall effect the Preferred Issuance by means of issuing to the Seller the Preferred Equity (in each case, such percentage subject to adjustment to account for any adjustment to Purchase Price hereunder and to account for the Purchaser-Owned IP).
Section 2.4Procedures for the Transfer of Transferred Assets
. The Seller and the Purchaser shall effect on the Closing Date the transfer, assignment or contribution of the Transferred Assets and the assumption and assignment or contribution of the Assumed Liabilities from the Seller or any of its Subsidiaries, as applicable, to the SPV (or, in the case of the Purchaser-Owned IP, the Purchaser) pursuant to the Local Conveyance Documents and the Intellectual Property Assignment Agreement.
Section 2.5Shared Contracts; Assignment of Contracts and Rights; Post-Signing Insurance Proceeds.
(a)Each Shared Contract shall be assigned, transferred, and conveyed or contributed only with respect to (and preserving the meaning of) those parts that primarily relate to the Business or appropriately amended prior to, on or after the Closing, so that the Purchaser shall be entitled to all of the rights and benefits of those parts of the Shared Contract that primarily relate to the Business and shall assume only the portion of any Liabilities thereunder that constitute Assumed Liabilities.
(b)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract at the Closing that otherwise would be a Transferred Contract or a Transferred IP Agreement or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach of such

Contract or adversely affect the rights of the Purchaser or its Subsidiaries thereunder or be ineffective with respect to any party thereto. The Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Contract in connection with the transfer of such Contract or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser. If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law so that the Purchaser would not in fact receive all such rights (or, in the case of a Shared Contract, all of the rights thereunder primarily related to the Business), the Seller will cooperate in an arrangement reasonably agreed upon by the parties under which the Purchaser or its designated Subsidiary would, in compliance with applicable Law, obtain all of the benefits (or, in the case of a Shared Contract, all of the rights thereunder primarily related to the Business) and assume the obligations and bear the economic burdens associated with such Contract, claim, right or benefit that constitute Assumed Liabilities, including by the Seller subcontracting, sublicensing or subleasing to the Purchaser, or under which the Seller would enforce, for the benefit of the Purchaser, and at the expense of the Purchaser, any and all of its and its Subsidiaries’ rights against a third party thereto (including any Governmental Authority) associated with such Contract, claim, right or benefit (collectively, “Third-Party Rights”), and the Seller would promptly pay to the Purchaser when received all monies received by it or its Subsidiaries under any such Contract or any claim or right or any benefit arising thereunder. Promptly upon obtaining the requisite third-party consent thereto, such Contract or right, if otherwise includable in the Transferred Assets, shall promptly be transferred and assigned to the Purchaser or its designee hereunder for no additional consideration. The provisions of this Section 2.5 shall in no way impose upon the Seller any obligation to incur out-of-pocket expenses in connection with obtaining consents unless the Purchaser agrees to reimburse the Seller for such expenses to the Seller. Following the Closing Date and prior to the date that a Contract is assigned to the Purchaser in accordance with this Section 2.5(b), the Purchaser shall not have any Liability under such Contract (including due to the breach thereof by the Seller).
(c)From and after the Closing, the Seller shall use commercially reasonable efforts to exercise all rights under any insurance policies of the Seller or any of its Subsidiaries (including all rights to assert claims) arising out of or relating to any damage or destruction to, or loss of, any Transferred Asset, to the extent such damage or destruction remained unrepaired, in whole or in part, or any such asset had not been replaced, as of the Closing Date.
Section 2.6Allocation of Purchase Price.
(a)At or prior to the Closing Date, the Purchaser shall determine the amount of, and deliver a written schedule to Seller which allocates the amount of, the Purchase Price attributable to the Purchaser-Owned IP. Within 120 days after the Closing, the Seller shall determine and deliver to the Purchaser a written schedule (including as amended pursuant to this Section 2.6(a) or Section 2.6(b), the “Allocation Schedule”) that allocates the Purchase Price (together with any other amounts treated for U.S. federal income Tax purposes as paid for the Transferred Assets other than the Purchaser-Owned IP) among the Transferred Assets other than the Purchaser-Owned IP in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). The Purchaser may dispute any amounts reflected on the Allocation Schedule by providing written notice to the Seller of the disputed items, and setting forth in reasonable detail the basis of such dispute, within 30 days following receipt of the Allocation Schedule. If the Purchaser disputes any portion of the Allocation Schedule, the Seller and the Purchaser shall attempt to resolve any such dispute through good faith negotiations within 30 days following the Seller’s receipt of the Purchaser’s dispute notice, and shall amend the Allocation Schedule to reflect the resolution (if any) of such dispute. The Seller and the Purchaser shall prepare and file all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule, except to the extent a dispute was unable to be resolved with respect thereto, and shall not take any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to Taxes, unless required to do so by applicable Law. Nothing contained herein shall prevent the Seller, the Seller’s Affiliates, the Purchaser or the Purchaser’s Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule or the allocation of the Purchase Price among the Transferred Assets. The parties hereto will promptly inform one another of any challenge by any Governmental Authority to any allocation made in accordance with the Allocation Schedule, and the parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
(b)To the extent that there is an adjustment to the Purchase Price (or any other amount treated for U.S. federal income tax purposes as paid for the Transferred Assets) subsequent to the Closing Date, the parties shall negotiate in good faith to allocate such adjustment to the Transferred Assets to which it relates and shall amend the Allocation Schedule accordingly.
Section 2.7Closing. Subject to the terms and conditions of this Agreement, the Sale and Purchase and the Contribution and the assumption of the Assumed Liabilities in connection with the Sale and Purchase and the Contribution shall take place at a closing (the “Closing”) to be held at the offices of Troutman Pepper Hamilton Sanders LLP, 875 Third Avenue, New York, New York 10022 at 10:00 a.m. New York time (a) on the later of (i) May 31, 2021, subject to the satisfaction or waiver of all of the conditions set forth in Article VII on or before the fifth Business Day prior to such date (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) or (ii) the fifth Business Day following the day on which all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived; or (b) at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place, the “Closing Date”).
Section 2.8Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser or the Title Insurer, as the case may be:
(a)duly executed counterparts of (i) each Local Conveyance Document, (ii) the SPV Operating Agreement, and (iii) each other Transaction Document that is to be executed at the Closing and, in each case, to which the Seller or any of its Subsidiaries is a party;
(b)a receipt for the Closing Date Cash Payment;

(c)the certificate referenced in Section 7.2(a)(iii);
(d)a duly completed IRS Form W-9 executed by the Seller or a certificate, dated as of the Closing Date, as to the non-foreign status of the Seller pursuant to Treasury Regulations Section 1.1445-2(b)(2), in a form reasonably acceptable to the Purchaser;
(e)with respect to the Owned Real Property, affidavits and such other customary documentation delivered by the Seller as shall be reasonably required by a title company selected by the Purchaser (provided such title company is not an Affiliate of Purchaser) (the “Title Insurer”) in form and substance acceptable to the Seller reasonably required for similar transactions in the state where each Owned Real Property is located, to be committed to issue title insurance policies (each, a “Title Policy”, and collectively, the “Title Insurance”) with respect to the Owned Real Property insuring the Purchaser or its designee as the fee simple owner of the Owned Real Property, subject only to Permitted Encumbrances, and the Title Insurer shall be ready, willing and able to issue such Title Policy to Purchaser with customary endorsements; provided, however, that Purchaser’s actual payment of the premium for the Title Policy shall not be a condition to Closing; and
(f)evidence that all monetary liens and encumbrances have been released or discharged in connection with the Owned Real Property.
Section 2.9Closing Deliveries by the Purchaser
. At the Closing, the Purchaser and the SPV shall deliver to the Seller:
(a)the Closing Date Cash Payment by wire transfer in immediately available funds to the bank account specified by the Seller in writing at least two Business Days prior to the Closing;
(b)the Preferred Equity (which shall be evidenced by the execution and delivery of the SPV Operating Agreement);
(c)executed counterparts of (i) each Local Conveyance Document, (ii) the SPV Operating Agreement, and (iii) each other Transaction Document that is to be executed at the Closing and, in each case, to which the Purchaser or any of its Subsidiaries (including the SPV) is a party; and
(d)the certificate referenced in Section 7.1(a)(iii).
Section 2.10Preliminary Adjustment of Purchase Price. The Seller shall provide to the Purchaser at least three Business Days prior to the Closing Date a written statement (the “Estimated Purchase Price Statement”) setting forth in reasonable detail the Seller’s good faith calculation of the estimated Net Working Capital (the “Preliminary Net Working Capital”) prepared in accordance with the policies and procedures used in the preparation of the Baseline Net Working Capital as set forth on Section 1.100 of the Seller Disclosure Schedule, together with reasonable supporting calculations. The Estimated Purchase Price Statement shall also set forth the Seller’s good faith calculation of the Purchase Price payable as of the Closing Date, determined in accordance with this Section 2.10. The Purchase Price shall be (a)  increased by the amount, if any, that the Preliminary Net Working Capital exceeds the Baseline Net Working Capital or (b) decreased by the amount, if any, that the Baseline Net Working Capital exceeds the Preliminary Net Working Capital. The Estimated Purchase Price Statement shall be accompanied by a certificate executed by a senior financial officer of the Seller to the effect that the Preliminary Net Working Capital has been calculated in good faith in accordance with this Section 2.10. To the extent that any foreign currency conversions are necessary in connection with the preparation of Preliminary Net Working Capital, such conversions shall be consistent with the method for conversion of foreign currency as used by the Seller in preparation of its audited financial statements using the applicable exchange rate as of the date immediately prior to the date of the Estimated Purchase Price Statement.
Section 2.11Final Net Working Capital; Adjustment of Purchase Price.
(a)Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing Adjustment”) setting forth in reasonable detail its calculation of Net Working Capital (the “Final Net Working Capital”) prepared in accordance with the policies and procedures used in the preparation of the Baseline Net Working Capital as set forth on Section 2.10 of the Seller Disclosure Schedule. The Post-Closing Adjustment shall also set forth the Purchaser’s calculation of the Purchase Price, determined in accordance with this Section 2.11. The Post-Closing Adjustment shall be accompanied by a certificate executed by a senior financial officer of the Purchaser to the effect that the Post-Closing Adjustment has been prepared in good faith in accordance with this Section 2.11(a). To the extent that any foreign currency conversions are necessary in connection with the preparation of the Final Net Working Capital, such conversions shall be consistent with the method for conversion of foreign currency as used by the Seller in the preparation of its audited financial statements using the applicable exchange rate as of the Closing Date.
(b)During the 45-day period following delivery of the Post-Closing Adjustment, during normal business hours and upon reasonable advance notice, the Purchaser shall provide reasonable access to the Seller to all workpapers and other books and records utilized by the Purchaser or its Representatives in the preparation of the Post-Closing Adjustment (in the case of accountant work papers of the outside independent accountant of the Purchaser, subject to the Seller entering into a customary confidentiality agreement with respect thereto), in each case, as reasonably requested by the Seller solely for the purpose of the Seller’s review of the Post-Closing Adjustment.
(c)If the Seller disagrees with the Purchaser’s calculation of Final Net Working Capital, the Seller shall, within 45 days after the Seller’s receipt of the Post-Closing Adjustment, deliver a written notice (the “Dispute Notice”) to the Purchaser disagreeing with such calculation. The Dispute Notice will set forth the Seller’s objections, if any, to the Post-Closing Adjustment in reasonable detail, the Seller’s grounds for such disagreement and the Seller’s calculation of Final Net Working Capital. The Dispute Notice shall specify those items deemed to be in dispute (the “Disputed Items”), and all other matters included in the Post-Closing Adjustment delivered by the Purchaser shall be deemed to be final and binding on the parties hereto. The failure by the Seller to deliver to the Purchaser the Dispute Notice within such period shall be deemed to constitute the Seller’s acceptance of the Post-Closing Adjustment. After timely delivery of the Dispute Notice by the Seller, the parties will use commercially reasonable efforts to resolve any Disputed Items, and any resolution by the Seller and the Purchaser of such Disputed Items in writing shall be final and binding on the parties hereto.
(d)If any Disputed Items cannot be resolved by the parties within 30 days after the Seller delivers the Dispute Notice to the Purchaser, such Disputed Items shall be referred to the Independent Accountant. Unless otherwise agreed, not later than 30 days after the referral of any Disputed Items to the Independent Accountant, the Seller and the Purchaser shall concurrently submit written statements to the Independent Accountant (with a copy to the other party) setting forth their respective positions regarding the Disputed Items which remain in dispute. The Seller and the Purchaser shall instruct the Independent Accountant to render its decision resolving the dispute within 30 days after submission of the written statements, and during such period, the parties shall use commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination (in the case of accountant work papers of the outside independent accountant of the Purchaser, subject to the Independent Accountant entering into a customary confidentiality agreement with respect thereto). In resolving any Disputed Item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.11 and the definitions set forth in this Agreement; (ii) shall limit its review to the Disputed Items submitted to the Independent Accountant for resolution and not otherwise investigate matters independently; and (iii) shall further limit its review of the Disputed Items solely to whether the Disputed Items have been prepared in accordance with this Section 2.11 and the definitions set forth in this Agreement or contain any mathematical or clerical error. The determination of any Disputed Items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Post-Closing Adjustment or the Dispute Notice. The Seller and the Purchaser agree that the resolution by the Independent Accountant of any Disputed Items shall be final and binding on the parties hereto. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne by the Seller and the Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant. The Seller and the Purchaser agree that the procedure set forth in this Section 2.11 for resolving disputes with respect to Final Net Working Capital and the Post-Closing Adjustment shall be the sole and exclusive method for resolving such disputes; provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced.
(e)If the Final Net Working Capital as finally determined pursuant to this Section 2.11 (i)  is less than the Preliminary Net Working Capital, then the Purchase Price shall be decreased by the amount of such shortfall, and the Seller shall pay such amount to the Purchaser, as an adjustment to the Purchase Price; or (ii)  is more than the Preliminary Net Working Capital, then the Purchase Price shall be increased by the amount of such excess, and the Purchaser shall pay such amount to the Seller, as an adjustment to the Purchase Price. Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account (or accounts) designated by the Purchaser or the Seller, as the case may be, on the later of (A) the third Business Day after acceptance or deemed acceptance by the Seller of the Post-Closing Adjustment (as contemplated by Section 2.11(c) above) or (B) the third Business Day following resolution of all Disputed Items (as contemplated by Section 2.11(c) or (d) above). Any payment required pursuant to this Section 2.11(e) shall constitute a payment in respect of the Purchase Price.
(f)If the delivery deadline date for the Post-Closing Adjustment or the Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.
(g)Notwithstanding any provision set forth in this Section 2.11 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties to submit disputes under this Agreement to arbitration (other than disputes with respect to the Post-Closing Adjustment, which shall be resolved solely in accordance with this Section 2.11).
Section 2.12Withholding
. The Purchaser shall be entitled to deduct and withhold such amounts as the Purchaser is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of any payment under this Agreement; provided, however, that if the Seller delivers valid documentation which both the Seller and the Purchaser reasonably agree completely obviates the need for such withholding (including, but not limited to, a duly executed IRS Form W-9 or certificate of nonforeign status pursuant to Section 2.8(d) with respect to withholding pursuant to Section 1445 of the Code, absent a change in Law), then the Purchaser shall not be entitled to deduct and withhold any corresponding amounts otherwise payable to the Seller hereunder. The Purchaser shall use commercially reasonable efforts to provide the Seller with written notice as soon as reasonably practicable upon becoming aware that any such deduction or withholding is required, and the parties shall use commercially reasonable efforts, to mitigate any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Purchaser and remitted to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to such payment hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser and the SPV, subject to such exceptions as are disclosed in the applicable section of the Seller Disclosure Schedule, as follows:
Section 3.1Organization, Authority and Qualification of the Seller.
(a)The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and upon their execution, the other Transaction Documents to which the Seller is a party, will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which the Seller is a party, will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
(b)The Seller has the corporate power and authority to operate the Business as now operated and is duly qualified to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.2No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.3 or set forth in Section 3.2 or Section 7.1(b) of the Seller Disclosure Schedule have been obtained, all filings and notifications described in Section 3.3 or set forth in Section 3.2 or Section 7.1(b) of the Seller Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not (a)  violate, conflict with, or result in the breach of any provision of the articles of incorporation or bylaws of the Seller; (b)  conflict with or violate any Law or Governmental Order applicable to the Seller or the Business; (c) conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Seller or any of its Subsidiaries is a party or (d) result in the creation of any Encumbrance upon any of the Transferred Assets, except, in the case of clauses (b), (c) and (d), as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.3Governmental Consents and Approvals. Except as set forth in Items 2-6 of Section 7.2(g) of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than  compliance with, and filings under, the HSR Act and any other applicable filings and approvals in the jurisdictions set forth on Section 7.1(b) of the Seller Disclosure Schedule and any other applicable Antitrust Laws; or  where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.4Financial Information.
(a)The Financial Statements, subject to the notes thereto, were derived from the audited consolidated financial statements of the Seller and represent, in all material respects, the combined income of the Business as of the dates thereof for the periods covered thereby. The Financial Statements were prepared from the books and records of the Business in accordance with the accounting procedures and methodologies set forth on Section 3.4 of the Seller Disclosure Schedule. The Seller makes no representation that the Financial Statements were prepared in accordance with, or comply with, GAAP.
(b)The Financial Statements represent in all material respects the financial position of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby.
(c)The Business has not incurred since December 31, 2019, any material Liabilities, other than  as specifically reflected in the Financial Statements, Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019, Excluded Liabilities or Liabilities that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has taken out any loan, received any loan assistance, received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act.
Section 3.5Absence of Changes; No Material Adverse Effect. Since December 31, 2019, (a)  the Business has been conducted in the ordinary course of business consistent with past practice, (b)  without limiting the generality of the foregoing, neither the Seller nor any of its Subsidiaries has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof and prior to the Closing Date, would require the consent of the Purchaser pursuant to Section 5.1(c)(i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (xi), (xii), (xiv) or (xv) and (c) there has not occurred any fact, circumstance, effect, change, event, condition, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6Litigation. There is no Action by or against the Seller and specifically or primarily relating to or in connection with the Business pending or, to the Seller’s Knowledge, threatened before any Governmental Authority (a)  pursuant to which money damages in excess of $100,000 are sought, (b) involving any non-monetary relief (including any criminal proceeding, investigation or indictment), (c)  that would, or would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (d)  that would, or would reasonably be expected to, prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement or any other Transaction Documents. The Seller is not, in connection with the Business or the Transferred Assets, subject to any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of any Governmental Authority.

Section 3.7Compliance with Laws.
(a)The Seller conducts, and during the last three years has conducted, the Business, in all material respects, in accordance with all Laws and Governmental Orders applicable to the Business. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a material violation by the Seller of, or a material failure on the part of the Seller to comply with, any Law, Permit or Governmental Order in connection with the operation of Business.
(b)Each of the Seller and its Subsidiaries and, to the Knowledge of the Seller, their respective officers, directors, employees and Representatives acting on their behalf, are, and in the past three years have been, in connection with the Business, in compliance, in all material respects, with  all applicable Anti-Corruption Laws and  U.S. and any applicable foreign economic sanction Laws, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and U.S. and applicable foreign Laws pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering Laws (collectively, “Trade Controls”).
(c)None of the Seller or its Subsidiaries, or their directors, officers, or employees, nor to the Knowledge of the Seller, any agents acting on their behalf, is or has been in connection with the Business identified on any Sanctions-related list of restricted or blocked persons; organized, resident, or located in any country or territory that is itself the subject of Sanctions; or owned or controlled by any Person or Persons described in clause (i) or (ii).
(d)There have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Trade Controls involving the Seller or its Subsidiaries in connection with the Business, and to the Knowledge of the Seller, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof in connection with the Business.
Section 3.8Intellectual Property.
(a)Section 3.8(a) of the Seller Disclosure Schedule contains a true and correct list of all of the Transferred Intellectual Property consisting of Registered Intellectual Property, including for each such item (i)  the record owner, and, if, to the Knowledge of the Seller, different, the legal owner and beneficial owner of such item, (ii)  the jurisdiction in which such item is issued, registered or pending and (iii)  the issuance, registration or application date and number of such item. As of the date hereof, each such item of Registered Intellectual Property is in effect, subsisting and not abandoned, all maintenance and prosecution fees relating thereto that are due on or before the date hereof have been paid and, to the Knowledge of the Seller, is valid and enforceable.
(b)Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, the Seller is the sole and exclusive owner of all right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances) in and to the Transferred Intellectual

Property and, to the Knowledge of the Seller, otherwise has all necessary licenses, rights, permissions and authorizations to use all other Intellectual Property used in the Business, including all computer software licenses. The Transferred Intellectual Property, the In-Licensed Intellectual Property and the Intellectual Property licensed to the Purchaser under Section 5.5 constitute all of the Intellectual Property used or held for use in connection with the operation of the Business, and there is no other Intellectual Property that is used by, material to, or necessary for, the operation of the Business or for the continued operation of the Business after the Closing in substantially the same manner as operated prior to the Closing. After the Closing, there will be no Intellectual Property owned or used by the Seller or its Subsidiaries that is necessary for the Business as of the Closing as to which no provision is made in the Transaction Documents for continued use thereof after the Closing by the Purchaser.
(c)Neither the Transferred Intellectual Property nor the Business as conducted by the Seller interferes with, dilutes, infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party, and has not done so in the last six years (except that the foregoing representation is given to the Knowledge of the Seller with respect to patents). The Seller has, with respect to the operation of the Business, undertaken patent clearance searches and reviews consistent with the Seller’s reasonable business judgment, and such patent clearance searches and reviews have not identified any products or services that, in the Seller’s reasonable judgment, infringe, or are reasonably likely to infringe, a valid third party patent. To the Knowledge of the Seller, no third party currently interferes with, dilutes, infringes upon, misappropriates, or violates and nor during the last three years has any third party interfered with, diluted, infringed upon, misappropriated, or otherwise violated any Transferred Intellectual Property. There is no claim against the Seller or any of its Subsidiaries pending or, to the Knowledge of the Seller, threatened which (i)  alleges any infringement, misappropriation, misuse or violation of any Intellectual Property of a third party, (ii)  invites the Seller or such Subsidiary to take a license under any Intellectual Property of a third party or consider the applicability of any Intellectual Property of a third party to the conduct of the Business or (iii)  challenges the ownership, use, validity or enforceability of any Transferred Intellectual Property. Neither the Seller nor any of its Subsidiaries has made any written claim against any third party alleging any infringement, misappropriation or other violation of any Transferred Intellectual Property. Other than rejections in routine patent and trademark prosecution in pending patent or trademark applications, none of the Transferred Intellectual Property is subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Seller’s or its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof.
(d)Each current and former employee, consultant and contractor of the Seller and its Subsidiaries that is or was involved in the conception, development or reduction to practice of any Transferred Intellectual Property for the Business has entered into a valid, written non-disclosure and invention assignment agreement whereby such employees, consultants or contractors have assigned to the Seller all of their right, title and interest in and to the Transferred Intellectual Property that are conceived of or developed by such employees, consultants and contractors. To the Knowledge of the Seller, no current or former employee, consultant or contractor of the Seller or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Transferred Intellectual Property or, to the Seller’s Knowledge, any other Intellectual Property.
(e)The Seller and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information and trade secrets used or held for use in the operation of the Business. To the Knowledge of the Seller, other than disclosures made in the Seller’s reasonable business judgment, no material confidential information or trade secrets used or held for use in the Business have been disclosed by the Seller or any of its Subsidiaries to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information or trade secrets confidential both during and, for a reasonable period, after the term of such agreement.
(f)Except as set forth on Section 3.8(f) of the Seller Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Seller or any of its Subsidiaries to any Person under any Transferred IP Agreement, including for the acquisition, licensing, sublicensing or use of any Transferred Intellectual Property. The consummation of the transactions contemplated by the Transaction Documents will not result in any of the following pursuant to the terms of any Contract to which the Seller or any of its Subsidiaries is a party:  the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Encumbrance on, any Transferred Intellectual Property, or any Intellectual Property owned by or licensed to the Purchaser or its Affiliates prior to Closing; or  the Purchaser or its Affiliates being (A) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to the Closing or (2) provide or offer any discounts or other reduced payment obligations, in each case, to any Person in excess of those provided to that Person prior to Closing.
(g)To the Knowledge of the Seller, the Transferred IT Assets are free from material bugs and other defects, have not materially malfunctioned or failed within the past three years, and to the Knowledge of the Seller, do not contain any viruses, Trojan horses, malware or similar devices. The Seller and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures, and to the Knowledge of the Seller, no Person has gained unauthorized access to any IT Assets used in the Business.
Section 3.9Real Property.
(a)Section 1.102 of the Seller Disclosure Schedule sets forth a true and complete list of each parcel of Owned Real Property and the identity of the owner of each such parcel of Owned Real Property. The Seller has a good, valid and marketable fee simple ownership interest in each parcel of Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and has the full right, power and authority to convey the Owned Real Property to the Purchaser. Copies of the Seller’s title insurance policies, opinions, abstracts, surveys and vesting deeds in the Seller’s control and possession relating to the Owned Real Property have been previously delivered to the Purchaser.

(b)Except as set forth on Section 5.1(c)(iv)(B) of the Seller Disclosure Schedule, there are no material repairs or capital repairs (other than capital repairs in the ordinary course of business) required or contemplated with respect to the Manufacturing Facilities, building systems and other improvements on the Owned Real Property.
(c)Each Owned Real Property has physical and, to the Knowledge of the Seller, vehicular and pedestrian access to and from public roadways as may be necessary to the operation of the business. To the Knowledge of the Seller, no fact or condition exists which would result in the termination of (i) the current access from each parcel of the Owned Real Property, and (ii) continued use, operation, maintenance, repair and replacement of all existing and currently committed utility lines used by the Seller in connection with the Business, except where such termination would not have a Material Adverse Effect.
(d)The Owned Real Property constitutes all real estate and rights in real property that are used or necessary in connection with the operation of the Business in the manner currently conducted.
(e)There are no pending or, to the Knowledge of the Seller, threatened condemnation or expropriation proceedings, lawsuits or proceedings relating to the Owned Real Property or any part thereof or other legal matters affecting adversely the current use or occupancy thereof.
(f)The Seller, in respect of each Manufacturing Facility, holds all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership, occupation or operation thereof, and each Manufacturing Facility is, and has been during the past three years, operated and maintained in all material respects in accordance with applicable Law, including any fire, health, building, use, occupancy or zoning Law.
(g)Except for Permitted Encumbrances, there are no oral or written leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Seller) the right of use or occupancy of any portion of the Owned Real Property, or options granting any right to purchase or lease, any portion of the Manufacturing Facilities or Owned Real Property, and, other than the Seller, there is no Person in possession of any portion of the Owned Real Property.
(h)The Seller has not received any notice of any violation of any applicable zoning ordinance or other Law relating to, or any notice that any work is required pursuant to applicable Law to be done upon or in connection with, the operation of the Manufacturing Facilities or the operation of the Owned Real Property.
(i)There is no Action before any Governmental Authority pending or, to the Seller’s Knowledge, threatened, to change the zoning or building ordinances or any other Laws affecting the Owned Real Property.
Section 3.10Employees; Employee Benefit Matters.
(a)Section 3.10(a) of the Seller Disclosure Schedule contains a complete, true and correct list of all the Business Employees and indicates for each such Business Employee, to the extent applicable and to the extent permissible under applicable Law, such Business Employee’s (to the extent applicable) name, title (including whether an employee, independent contractor or other service provider), and employee identification number. The Seller has made available, or will make available as soon as possible following the date hereof, but not less than 30 days prior to the Closing Date, to the Purchaser the following information with respect to each such Business Employee prior to the date hereof: (A) date of birth and years of employment/service, (B) employing or contracting legal entity, country, and location of employment or service, (C) rate of base salary, hourly wage rate, rate of commissions or retainer arrangement as in effect on the date of this Agreement, including any increases scheduled to take effect following the date of this Agreement, (D) annual incentive cash bonus for 2021 at target and maximum payouts, (E) the amount of annual cash bonus paid for 2019 and 2020 (or if not yet paid for 2020, the amount earned and to be paid), (F) immigration status (and, to the extent that the Business Employee requires a visa, work permit or employment pass or other legal or regulatory approval for his or her employment, type of visa, permit, pass, or approval and country of citizenship), (G) social security number, and (H) work email addresses (clauses (A) through (H), together, the “Additional Employee Data”). Section 3.10(a) of the Seller Disclosure Schedule is subject to change between the date hereof and the Closing Date and the Seller shall provide updated schedules that are mutually agreed by the Purchaser and the Seller, as well as updated Additional Employee Data to the extent necessary to reflect or relate to such changes. The Seller shall update Section 3.10(a) of the Seller Disclosure Schedule and the Additional Employee Data provided to reflect changes in the Business Employees no less frequently than every 30 days and again no later than the Closing Date, with each update to be mutually agreed in advance by the Purchaser and the Seller. The Seller represents and warrants to the Purchaser that each individual who is employed or retained by the Seller or any Subsidiary or Affiliate of the Seller primarily in connection with the Business is identified on Section 3.10(a) of the Seller Disclosure Schedule.
(b)Section 3.10(b) of the Seller Disclosure Schedule lists all material Seller Benefit Plans.
(c)The Seller has provided or made available to the Purchaser, for each Seller Benefit Plan, (i)  true and complete copies of all current plan documents (including all amendments and modifications thereof) and a summary plan description (if any), or, to the extent not in writing, a summary of material terms thereof; (ii)  the most recent determination or opinion letter from the IRS received with respect to each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, if any; and (iii)  all material correspondence and documentation, and all non-routine filings made, with any Governmental Authority with respect to each Seller Benefit Plan within three years of the date hereof.
(d)(i)    Each Seller Benefit Plan has been administered in compliance in all material respects with its terms and applicable Laws; (ii)  no claims, disputes, government audits, examinations or investigations are pending or, to the Knowledge of the Seller, threatened with respect to any Seller Benefit Plan, other than ordinary claims for benefits; and (iii)  each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or, if applicable, can rely upon an opinion letter from the IRS as to the qualification of the prototype plan on which it is based, and, to the

Knowledge of the Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification.
Section 3.11Labor Matters.
(a)There are, and during the past three years there have been, no collective bargaining, labor union, or other similar employee representative agreements or arrangements that are applicable to any of the Business Employees.
(b)During the past six years there have been no, and there are currently no,  pending, or to the Knowledge of the Seller, threatened strikes or lockouts with respect to any Business Employees;  union organizing efforts pending or, to the Knowledge of the Seller, threatened with respect to the Business or the Business Employees;  unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration claims or proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Business or with respect to the Business Employees; or  slowdowns or work stoppages in effect or, to the Knowledge of the Seller, threatened with respect to the Business Employees.
(c)The Seller and its Subsidiaries, as applicable, have complied in all material respects with all applicable Laws relating to labor and employment with respect to the Business and the Business Employees, including wages, salaries and commissions, payment for hours worked, payment for overtime, payment for vacation and sick pay, employee and independent contractor classifications, classification of Business Employees as exempt or non-exempt, collective bargaining, employment discrimination, unemployment, occupational safety and health, immigration status, workers’ compensation, and the payment of payroll and similar Taxes, and are not liable for the payment of Taxes, fines, penalties or other amounts for failure to comply with any of the foregoing. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar state or local Law) with respect to the Business during the past three years or for which any Liabilities remain unsatisfied.
(d)Neither the Seller nor any of its Subsidiaries is engaged in, nor has at any time engaged in, any unfair or discriminatory labor or employment practice, nor is any charge or complaint relating to any unfair or discriminatory labor or employment practice pending or threatened against the Seller or any such Subsidiary with respect to the Business or the Business Employees. Neither the Seller nor any of its Subsidiaries has any obligation to compensate or make any payment of any kind to any Business Employee, director or officer, other than current obligations for payment of wages and salary, accrued but unused vacation pay and other benefits. All severance and employee pension plans applicable to Business Employees are funded to the full extent required by applicable Laws, and all amounts properly accrued as Liabilities with respect to any Business Employee, director or officer that have not been paid have been properly accounted for on the Seller’s books. There is no accrued and outstanding, due but unpaid, payment (wages, allowances, and otherwise) or other benefit required to be provided to any current or former Business Employee, director or officer (including any outsourced workers or dispatched workers) under applicable Laws.
(e)Except as set forth on Section 3.11(e) of the Seller Disclosure Schedule, (i) no Business Employee or other individual engaged by the Seller or any of its Subsidiaries primarily in connection with the Business as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) has been improperly excluded from any Seller Benefit Plan, and (ii) none of the Seller or any of its Subsidiaries utilizes the services of any leased employees within the meaning of Section 414(n) of the Code in connection with the Business.
Section 3.12Taxes.
(a)All income Tax Returns and all other material Tax Returns required to have been filed by the Seller with respect to the Transferred Assets or the Business have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.
(b)All income Taxes and all other material Taxes (whether or not shown on any Tax Return) required to be paid by the Seller with respect to the Transferred Assets or the Business have been timely paid.
(c)No claim or deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Seller in respect of the Transferred Assets or the Business, which remains unresolved or unpaid, except for any claims or deficiencies that are being contested in good faith by appropriate proceedings and are described on Section 3.12(c) of the Seller Disclosure Schedule. Within the last four years, no claim has been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns with respect to the Business or any of the Transferred Assets that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business or such Transferred Asset, which remains unresolved.
(d)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Transferred Assets or the Business.
(e)There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns with respect to the Business or the Transferred Assets (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor in the ordinary course of business).
(f)The Seller is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement with respect to the Transferred Assets or the Business.
(g)The Seller is not a foreign person as defined in Treasury Regulations Section 1.1445-2(b)(2)(i).
(h)Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in Section 3.10 and this Section 3.12 (A) are the sole and exclusive representations and warranties made by the Seller relating to Tax matters with respect to the Transferred Assets and the Business, including compliance with and liabilities arising under Tax Laws and (B) other than the representations contained in Section 3.12(f)

cannot be relied upon with respect to Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.
Section 3.13Material Contracts.
(a)Section 3.13(a) of the Seller Disclosure Schedule sets forth a true and complete list of each of the following Contracts (excluding purchase orders) to which the Seller or any of its Subsidiaries is a party, and that relates primarily to the Business and is in effect as of the date of this Agreement (such contracts and agreements being “Material Contracts”):
(i)(A) Contracts for the purchase of products, materials, supplies, goods, equipment or other assets or for the receipt of services or (B) any other Contract, in each case, which provided for consideration or payments by the Seller or its Subsidiaries in excess of $350,000 in the aggregate in 2020;
(ii)(A) Contracts for the sale or furnishing of products, materials, supplies, goods, equipment or other assets or services by the Seller or its Subsidiaries to customers of the Business or (B) any other Contract, in each case, which provided for consideration or payments by such customers in excess of $350,000 in 2020 (any such Contracts, “Sales Contracts”);
(iii)Contracts with any Key Customer or Key Supplier;
(iv)all Contracts that are material to the control of the quality or processing related to the products under the Sales Contracts;
(v)Contracts that (A) include a covenant not to compete or other covenant restricting the freedom of the Business to compete in any line of business with any Person or in any geographic area (including any exclusivity covenant), or a covenant not to solicit any individual or class of individuals for employment, (B) require the Business to purchase or sell a minimum amount of products or services on an annual basis or grant “most favored nation” pricing or similar rights to any Person, or (C) relate to capacity reservations or include any obligation to accept orders;
(vi)Contracts that involve the creation, assumption or guarantee of Indebtedness for an amount, individually or in the aggregate, in excess of $350,000, or the extension of credit to any Person (not involving accounts receivable) or the creation of an Encumbrance on any Transferred Assets;
(vii)Related Party Contracts;
(viii)Contracts relating to any partnership, joint venture or limited liability company of the Business, or involving the sharing of revenues, profits or royalties of the Business;
(ix)Contracts relating to the acquisition or disposition of any Person, business, product line or real property (whether by merger, sale of stock, sale of assets or otherwise) (A) pursuant to which, after the Closing, the Business will have any obligations (contingent or otherwise) or (B) for consideration with an aggregate value of $350,000 or more;
(x)all Contracts with distributors, sales representatives, sales consultants and sales agents with respect to the Business, including but not limited to, all exclusive sales representative or exclusive distribution Contracts;
(xi)Contracts under which the Business is lessor of or permits any third party to hold or operate any Owned Real Property;
(xii)Contracts requiring capital expenditures in excess of $350,000 in any one fiscal year;
(xiii)leases, rental or occupancy agreements, licenses, installment and conditional sale agreements, and other Contracts that (A) provide for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (B) in the case of personal property, involve aggregate payments in excess of $350,000 in any calendar year;
(xiv)any Shared Contract;
(xv)any Contract with any Governmental Authority;
(xvi)any IP Agreement or Transferred IP Agreement, other than any: (A) Contract with a current or former employee or individual independent contractor of the Seller or any of its Subsidiaries entered into in connection with the engagement of that Person by the Seller or any of its Subsidiaries, which Contract includes a license from that Person to the Seller or one of its Subsidiaries to use Intellectual Property owned or sublicensable by that Person, but only where the Intellectual Property licensed thereunder is not specifically identified; or (B) Contracts for any commercially available off the shelf software that (1) is not material to the Business, (2) has not been modified or customized for use in the Business, and (3) is licensed to the Seller or any of its Subsidiaries for a one time or annual fee of $100,000 or less;
(xvii)any Contract relating to the resolution or settlement of any actual or threatened Action that involves (A) the payment of money damages in excess of $100,000, individually or in the aggregate, or (B) any obligation (other than the payment of money damages) of the Seller with respect to the Business;
(xviii)all Contracts with Business Employees or independent contractors providing for annual base compensation opportunity in excess of $100,000;
(xix)all Contracts with Key Customers relating to access, sharing of data and other information for purposes of compliance with the Drug Laws; and
(xx)any Contract not otherwise listed in this Section 3.13(a) that is material to the Business, taken as a whole.

(b)The Seller has made available to the Purchaser true and complete copies of each Material Contract. Each Material Contract is valid and binding on the Seller and, to the Knowledge of the Seller, the counterparty thereto, is enforceable by the Seller or a Subsidiary of the Seller in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither the Seller nor, to the Knowledge of the Seller, any other party thereto, is in breach of or default, in any material respect, under the terms of, or has provided or received any notice of material breach, material default or intention to terminate, any Material Contract. To the Knowledge of the Seller, no event or circumstance has occurred, and there does not exist any event or circumstance that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute an event of material default under any Material Contract or result in or permit a termination thereof or would cause or permit the acceleration of or other material changes of or to any right or obligation or the loss of any material benefit thereunder. There are no material disputes pending or, to the Seller’s Knowledge, threatened, under any Material Contract.
Section 3.14Environmental Matters.
(a)Except as set forth on Section 3.14(a) of the Seller Disclosure Schedule,  the Seller is conducting, and has conducted during the last six years, the Business and the Transferred Assets in compliance in all material respects with applicable Environmental Law;  in connection with the Business, the Seller has obtained and is in compliance in all material respects with all Environmental Permits that are necessary to conduct the Business and the Transferred Assets in the manner currently conducted and all applications for renewals necessary for continuity of such Environmental Permits have been timely filed and, to Seller’s Knowledge, all such Environmental Permits are transferrable to the Purchaser except Seller’s Tyrone pesticide establishment registration, EPA Establishment 3377-PA-001;  there are no Hazardous Materials (A) present at, on, about, under or migrating to or from either the Manufacturing Facilities, the Owned Real Property or any other real property (including all buildings, improvements and fixtures located thereon) currently owned, leased or operated in connection with the Business or, to the Seller’s Knowledge, any real property formerly owned, leased or operated in connection with the Business or (B) that have been disposed of, transported, or arranged for transportation by the Seller or any of its Subsidiaries, or any of their respective predecessors, in connection with the Business, to any place or location that, in each case, require Remedial Action or otherwise could reasonably be expected to result in material Liabilities on the part of the Business; and  there is no Action pending or, to the Seller’s Knowledge, threatened in writing, in connection with the Business, against the Seller or its predecessors, that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any applicable Environmental Law.
(b)The Seller does not own nor does it require ownership of any pesticide product registrations under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 346a, to conduct the Business.

(c)The Seller has made available to the Purchaser true, correct and complete copies of all (A) Phase I or Phase II environmental site assessment reports or (B) baseline environmental assessments or (C) environmental compliance reports or audit reports relating to the Business, the Manufacturing Facilities or the Owned Real Property to the extent such assessments and reports in this subsection (c) were prepared in connection with the Seller’s purchase of the Manufacturing Facilities or during the last ten years and are in the possession or control of the Seller, Environmental Permits required under applicable Environmental Laws for the ownership and operations of the Business, the Manufacturing Facilities and the Owned Real Property, and all non-privileged material correspondence and documents relating to the Business’s compliance with, or liability under, applicable Environmental Law.
(d)Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.14 and, to the extent they specifically apply, Sections 3.3, 3.19 and 3.20 are the only representations and warranties being made by the Seller in this Agreement with respect to matters arising under applicable Environmental Laws or Environmental Permits related to the Business, the Owned Real Property, or the other Transferred Assets.
Section 3.15Customers, Suppliers and Distributors.
(a)Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of the ten largest customers (measured by dollar volume of sales) of the Business during the 12-month period ended December 31, 2019 (the “Key Customers”).
(b)Section 3.15(b) of the Seller Disclosure Schedule sets forth a true and complete list of the ten largest suppliers (measured by dollar volume of sales) of the Business during the 12-month period ended December 31, 2019 (the “Key Suppliers”).
(c)Section 3.15(c) of the Seller Disclosure Schedule sets forth a true and complete list of the ten largest distributors, sales representatives, sales consultants and sales agents (measured in terms of dollars paid by the Business) of the Business during the 12-month period ended December 31, 2019 (collectively, the “Key Distributors”).
(d)Except as set forth in Section 3.15(d)(i) of the Seller Disclosure Schedule, since January 1, 2018, none of the Key Customers, Key Suppliers or Key Distributors has notified the Seller that it intends to  cease or materially decrease purchasing from or selling to the Business,  materially modify the terms on which it sells to or purchases from the Business (including any material changes in pricing or terms) as compared to past practices, or  materially alter any purchases from or sales to the Business. Except as set forth in Section 3.15(d)(ii) of the Seller Disclosure Schedule, since January 1, 2020, except in connection with normal expiration of Contracts in the ordinary course of business, no Key Supplier, Key Customer or Key Distributor has (A)  ceased or decreased materially its purchasing from or selling to the Business from the levels achieved during the 12-month period ended December 31, 2019, (B) made any material adverse change in the terms and conditions on which it was doing business with the Seller and its Subsidiaries with respect to the Business as of the 12-month period ended December 31, 2019 or (C) materially altered any purchases from or sales to the Business. There is no pending or, to the Knowledge of the Seller, threatened material dispute or controversy with any Key Supplier, Key Customer or Key Distributor.
Section 3.16Inventory. All Transferred Inventory was manufactured, purchased, acquired or ordered, and has been maintained, in the ordinary course of business and consistent with the regular past inventory practices of the Seller and, with respect to the Business, with the exception of “off-spec” inventory held for rework, is of a quality useable and saleable in the ordinary course of business and fit for the purpose for which it was manufactured, purchased, acquired or ordered. The quantities of each item of Transferred Inventory are consistent with the regular past inventory practices of the Seller with respect to the Business. All Transferred Inventory is carried on the books and records of the Seller at the lower of cost or net realizable value in accordance with GAAP, which value is reasonable based upon the current operations of the Business and is not subject to any material write-down or write-off. All labor and overhead costs reflected in the value of Transferred Inventory were capitalized in accordance with GAAP.
Section 3.17Title to Assets; Sufficiency of Assets. The Seller, or a Subsidiary of the Seller, has good, valid and marketable title to or, in the case of leased or licensed assets, a valid leasehold interest or license in, all of the Transferred Assets (other than the Owned Real Property, which is addressed in Section 3.9), free and clear of all Encumbrances other than Permitted Encumbrances. The Transferred Assets that are tangible assets of any kind or description (including the Equipment) are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and suitable in all material respects for their current use and have been maintained in accordance with written standards, policies and procedures of the Business as made available to the Purchaser. The Transferred Assets and the employment of the Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by this Agreement or the other Transaction Documents, constitute (and immediately following the Closing, will constitute) all of the assets, rights and properties necessary to conduct the Business on or immediately after the Closing Date in the same manner as currently conducted by the Seller.
Section 3.18Brokers. Except for Bank of America, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller. The Seller shall be solely responsible for the fees and expenses of Bank of America.
Section 3.19Governmental Licenses and Permits.
(a)The Seller holds, and is operating in compliance in all material respects with, and in the past three years has operated in compliance in all material respects with, all Transferred Permits. All such Transferred Permits are in full force and effect. Section 3.19 of the Seller Disclosure Schedule contains a true, correct and complete list of the Transferred Permits.
(b)To the Knowledge of the Seller, (i)  the Seller has fulfilled and performed all of its material obligations with respect to the Transferred Permits, and (ii)  no event has occurred which allows, and, to the Knowledge of the Seller, there does not exist any event or circumstances which, with or without notice or lapse of time or both, would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Transferred Permit. No Action is pending or, to the Knowledge of the Seller, threatened to revoke, withdraw, suspend, cancel, terminate, materially modify, or limit any Transferred Permit, and there are no facts or circumstances (including the consummation of the transactions contemplated by the Transaction Documents) that are reasonably likely to give rise to any material adverse change in any Transferred Permit or any failure to materially comply with applicable Laws or any term or requirement thereof in any material respect.
Section 3.20Product Liability; Product Warranties. The Seller has provided the Purchaser complete and accurate copies or forms of all written customer warranties currently in effect with respect to the Business (and accurate written summaries of all oral customer warranties) other than customer purchase orders that deviate from the standard terms of the Seller’s form purchase order. Except as set forth on Section 3.20 of the Seller Disclosure Schedule,  there is not, and during the last three years, there has not been any claim pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Business for any product returns, product liability or warranty obligations relating to any products or services of the Business that are, or were during such period, manufactured, produced, marketed, distributed or sold by or for the Business (such products and services, collectively the “Business Products”) with a value of more than $350,000 individually or in the aggregate,  the Business Products, and the manufacturing, production, marketing, sale and distribution thereof, comply, and in the last three years have complied in all material respects with all applicable Laws,  there are not, and during the last three years, there have not been any defects or deficiencies in any such Business Products that have resulted, or would reasonably be expected to result in a claim or claims against the Business with a value of greater than $350,000, individually or in the aggregate, and  none of the Business Products designed, manufactured, packaged, labeled, shipped or sold by the Seller in the last three years has been subject to, or is subject to, any recall mandated by any Governmental Authority or is being, or has been in the last three years, demanded or requested in writing by any customer and, to the Knowledge of the Seller, there exist no facts or circumstances that would be reasonably likely to result in any such recall.
Section 3.21Transferred Accounts Receivable.  All of the Transferred Accounts Receivable arise from bona fide transactions of the Business and  as of the date hereof, the Seller has not received written notice of any valid claims or set offs or other defenses or counterclaims with respect to such Transferred Accounts Receivable (including any notices pursuant to which an obligor is refusing to pay, or contesting payment of, all or a material portion of any Transferred Accounts Receivable). Since December 31, 2019, there have been no write-offs in excess of $200,000 of any receivables that would comprise Transferred Accounts Receivable if in existence as of the date hereof.
Section 3.22Drug Laws.
(a)The Seller is, and for the past three years has been, operating the Business in compliance with all applicable Drug Laws in all material respects. Except as set forth in Section 3.22(a) of the Seller Disclosure Schedule, in connection with the Business, the Seller has not received any FDA Form 483 (Inspectional Observations) or FDA Establishment Inspection Reports in the last three years. Seller has made available to Purchaser copies of all documentation received from the FDA and any other Governmental Authority concerning the Business, together with all responses thereto.
(b)In connection with the Business, the Seller and its agents and contractors have processed, developed, investigated, tested, manufactured, prepared, assembled, processed, packaged, labeled, stored, sold, distributed, marketed and promoted the products, as applicable, in compliance in all material respects with the Drug Laws and good manufacturing practices. In connection with the Business, the Seller has all necessary and applicable Permits required by United States or comparable state or foreign Governmental Authorities, to permit the processing, manufacture, labeling, storage, importation, exportation, sale, distribution, marketing and promotion of the products in jurisdictions where such persons currently conduct such activities; and are in compliance, in all material respects, with all terms and conditions of each such Permit, and, to the Knowledge of the Seller, no event has occurred or condition or state of facts exists which would constitute a material breach or material default under, or would cause revocation or termination of any such Permit.
(c)In connection with the Business, the Seller has not received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the processing, development, investigation, testing, manufacturing, preparing, assembling, processing, packaging, labeling, storage, uses, labeling, marketing, distribution, or sale of any product, or (ii) otherwise alleging any violation of any Drug Law applicable to any product.
(d)In connection with the Business, neither the Seller, nor any officer or employee of the Seller, or any of their respective Affiliates: (i) is subject to any obligation arising under any inspection, investigation, warning letter, notice of violation letter, suit, claim, action, injunction, or proceeding relating to or arising under the FDCA or related regulations; (ii) is the subject of any civil or criminal proceedings that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction under the Drug Laws; (iii) has engaged in any conduct for which such person has been or could reasonably be expected to be subject to a civil money penalty or criminal penalty under the FDCA; (iv) is listed on any FDA Debarment List, or (v) has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required by applicable Law to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a material violation of any Drug Laws.
(e)In connection with the Business, the Seller maintains all necessary licenses and registrations required under the Drug Laws and has provided the Purchaser with all relevant documentation and reports relating to these licenses and registrations.
Section 3.23Insurance. With respect to the Business, the Seller maintains the general liability, product liability and other types of insurance of the type and in such amounts customarily maintained by Persons conducting businesses similar to the Business. All insurance policies maintained by the Seller with respect to the Business and the Transferred Assets are in full force and effect, shall be maintained until Closing, and are sufficient for compliance in all material respects with applicable Laws. The Seller has not received notice of, nor to the Knowledge of the Seller is there threatened, any cancellation, termination or reduction of coverage with respect to any such policy. There are no known and incurred but unreported material claims thereunder in respect of the Business or any Transferred Assets.
Section 3.24Relationships with Related Parties. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, no Related Party of the Seller (a)  has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted and (b)  except for the ownership of less than 2% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, an equity interest or any other financial interest in a Person that has had business dealings or a material financial interest in any transaction with the Business.
Section 3.25Investment Representations.
(a)The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), is acquiring the Preferred Equity for its own account and not with a view to the distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the Preferred Equity. Seller understands and acknowledges that (i) none of the Preferred Equity have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Preferred Equity are traded or tradable on any securities exchange or over-the-counter, and (iii) the Preferred Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except as permitted under the SPV Operating Agreement and unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
(b)The Seller acknowledges that, except as set forth in this Agreement and the SPV Operating Agreement, the Purchaser and the SPV have made no representations, warranties, agreements or undertakings to the Seller with respect to the transactions contemplated hereby and by the other Transaction Documents. The Purchaser further represents and warrants that, in executing and delivering this Agreement and the other Transaction Documents to which it is a party, it has not relied on any statement or representation other than the Purchaser’s and the SPV’s representations and warranties and statements set forth in Article IV and the SPV Operating Agreement.
Section 3.26Disclaimer of the Seller.
(a)EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE SELLER, ITS SUBSIDIARIES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, ANY OF THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION

DOCUMENT, NONE OF THE SELLER, ITS SUBSIDIARIES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES; (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR ANY OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (III) THE OPERATION OF THE BUSINESS BY THE PURCHASER ON OR AFTER THE CLOSING DATE; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE BUSINESS ON OR AFTER THE CLOSING DATE AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
(b)EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT, THE COVENANTS AND OBLIGATIONS OF THE SELLER SET FORTH HEREIN AND THEREIN AND THE INDEMNIFICATION PROVIDED IN ARTICLE VIII OR IN ANY OTHER TRANSACTION DOCUMENT WITH RESPECT THERETO, NONE OF THE SELLER, ITS SUBSIDIARIES OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE PROVISION TO THE PURCHASER OR ITS REPRESENTATIVES, OR THE PURCHASER’S OR ITS REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL MANAGEMENT PRESENTATION AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, IN EACH CASE, OTHER THAN IN THE CASE OF FRAUD.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND SPV
The Purchaser and the SPV hereby represent and warrant to the Seller, subject to such exceptions as are disclosed in the Purchaser Disclosure Schedule, as follows:
Section 4.1Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The SPV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Purchaser and the SPV of this Agreement and the other Transaction Documents to which it is a party, the performance by each of the Purchaser and the SPV of its obligations hereunder and thereunder and the consummation by each of the Purchaser and the SPV of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser and the SPV, respectively. This Agreement has been, and upon their execution, the other Transaction Documents to which the Purchaser or the SPV is a party, will be, duly executed and delivered by the Purchaser or the SPV, as applicable. Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which the Purchaser or the SPV, as applicable, is a party, will constitute, a legal, valid and binding obligation of the Purchaser or the SPV, enforceable against the Purchaser or the SPV in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
Section 4.2No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.3 or set forth in Section 4.2 of the Purchaser Disclosure Schedule or Section 7.1(b) of the Seller Disclosure Schedule have been obtained, all filings and notifications described in Section 4.3 or set forth in Section 4.2 of the Purchaser Disclosure Schedule or Section 7.1(b) of the Seller Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which the Purchaser or the SPV, as applicable, is a party and the consummation by the Purchaser or the SPV of the transactions contemplated hereby and thereby, do not and will not (a)  violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or the SPV; (b)  conflict with or violate any Law or Governmental Order applicable to the Purchaser or the SPV; or (c)  conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Purchaser or the SPV is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser and the SPV to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.
Section 4.3Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchaser and the SPV of this Agreement and each Transaction Document to which it is a party does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act and any other applicable filings and approvals in the jurisdictions set forth on Section 7.1(b) of the Seller Disclosure Schedule and any other applicable Antitrust Laws; or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.4Litigation. There is no Action by or against the Purchaser or any of its Subsidiaries (including the SPV) pending or, to the knowledge of the Purchaser or the SPV, threatened before any Governmental Authority, that would materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which Purchaser or the SPV is a party or would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.5Brokers. Except for Goldman Sachs & Co. and Moelis & Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or the SPV. The Purchaser shall be solely responsible for the fees and expenses of Goldman Sachs & Co. and Moelis & Company LLC.
Section 4.6Debt Financing.
(a)The Purchaser has delivered to the Seller a true, correct and complete and fully executed copy of the debt commitment letter, dated on or about the date hereof, among the Purchaser and the lender party thereto (as the same may be amended or replaced pursuant to Section 5.13(c), the “Debt Commitment Letter”), pursuant to which the lender party thereto has agreed, upon the terms and subject to the conditions of the Debt Commitment Letter, to lend the amounts set forth in the Debt Commitment Letter for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”). The Debt Commitment Letter and the related fee letter are referred to collectively in this Agreement as the “Debt Financing Agreements”.
(b)As of the date hereof, each commitment represented by the Debt Financing Agreements is a legal, valid and binding obligation of the Purchaser (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), and to the knowledge of the Purchaser, the other parties thereto. None of the Debt Financing Agreements has been amended or modified prior to the date hereof and none of the respective commitments contained in the Debt Financing Agreements have been withdrawn, modified or rescinded in any respect as of the date hereof. Except for the fee letter relating to the Debt Financing (a complete copy of which has been provided to the Seller, with only the fee amounts, other economics and market flex (none of which would adversely affect the full amount or availability of the Debt Financing) redacted), as of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding or investment, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Agreements.
(c)The Purchaser has paid (or caused to be paid) any and all commitment fees or other fees payable by it (or its Affiliates) in connection with the Debt Financing Agreements that were payable on or prior to the date hereof. The only conditions precedent or other contingencies related to the obligations of the Financing Sources to fund the full amount of Debt

Financing are those expressly set forth in or contemplated by the Debt Commitment Letter. As of the date hereof, no event had occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser, or to the knowledge of the Purchaser, any Financing Source, under any term of the Debt Financing Agreements. Subject to the satisfaction of the conditions set forth in Article VII and the completion of the Marketing Period, as of the date hereof, the Purchaser has no reason to believe that it would be unable to satisfy on a timely basis any term or condition of the Debt Financing Agreements required to be satisfied by it on or prior to the Closing Date.
(d)The Purchaser represents that it will have at the Closing adequate funds, not including any proceeds received from the Debt Financing, to purchase the Transferred Assets and assume the Assumed Liabilities at Closing and that it will consummate the transactions described in this Agreement. After giving effect to the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties of the Seller set forth in Article III, the Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable Liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.
Section 4.7Operations of the SPV. The SPV is a wholly-owned Subsidiary of the Purchaser and was organized solely for the purpose of entering into this Agreement and the other Transaction Documents to which it is a party and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.8Issuance of Preferred Equity. Upon the due execution of the SPV Operating Agreement, and the consummation of the Closing in accordance with the terms of this Agreement, the Preferred Equity (a) shall have been duly authorized and validly issued and shall be non-assessable and free and clear of all Encumbrances (other than those arising under applicable federal and state securities Laws), and no further payment or contribution shall be required with respect thereto, and (b) assuming the accuracy of the representations and warranties of the Seller set forth in Section 3.25, shall have been issued in compliance with all applicable federal and state securities Laws. The Purchaser owns all of the common membership interests of the SPV (the “Common Interests”), which constitute, as of the date hereof and shall constitute immediately prior to the issuance of the Preferred Equity to the Seller at the Closing, all of the authorized and issued membership interests and other equity interests in the SPV. The Common Interests have been duly authorized and validly issued and are non-assessable and free and clear of all Encumbrances (other than those arising under applicable federal and state securities Laws), and no further payment or contribution is required with respect thereto. There are no outstanding securities convertible into, or exchangeable for, or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Purchaser or the SPV to issue, sell, or otherwise cause to become outstanding, any Common Interests, Preferred Units or other membership interests or equity interests in the SPV. There are no agreements, including, without limitation, relating to registration rights, investor rights, co-sale rights, rights of first refusal, preemptive rights, voting or other similar agreements or understandings to which the Purchaser is a party or is bound with respect to the SPV or to which the SPV is a party or is bound. There are no outstanding Plans with respect to the SPV, and there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the membership interests of the SPV. Immediately after the Closing, the Purchaser will own 100% of the Common Interests, and the Seller will own 100% of the Preferred Units.
Section 4.9Independent Investigation; Seller’s Representations.
(a)The Purchaser has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was performed by the Purchaser and its Representatives. The Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, facilities and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied upon its own investigation, review and analysis and, except as otherwise provided in this Agreement, not on any statements, representations or opinions of the Seller or any of its Representatives (except the specific representations and warranties of the Seller set forth in Article III or any other Transaction Document).
(b)The Purchaser hereby acknowledges and agrees that notwithstanding anything herein to the contrary other than the specific representations and warranties made in Article III or in any other Transaction Document, none of the Seller, its Subsidiaries or their Representatives makes or has made, and the Purchaser has not and is not relying on, any representation or warranty, express or implied, at law or in equity, in respect of the Business, any of the Transferred Assets or the Assumed Liabilities, including with respect to (A) the Excluded Assets or the Excluded Liabilities; (B) merchantability or fitness for any particular use or purpose or any other warranties arising under the Uniform Commercial Code (or similar Laws); (C) the operation of the Business by the Purchaser after the Closing Date; or (D) the probable success, profitability or prospects of the Business after the Closing Date; and none of the Seller, its Subsidiaries or their Representatives will have or be subject to any liability or indemnification obligation to the Purchaser, its Representatives or to any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s or its Representatives’ use of, any information relating to the Business, including the Confidential Management Presentation and any information, documents, offering materials or other material made available to the Purchaser or its Representatives or potential financing sources, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, “expert sessions,” site tours or visits, diligence calls or meetings, responses to questions submitted on behalf of the Purchaser or its Representatives or in any other form in connection with the transactions contemplated by this Agreement or the other Transaction Documents, in each case, other than in the case of fraud. The Purchaser and its Representatives have received and may continue to receive from the Seller, its Subsidiaries and their Representatives certain estimates, projections, forecasts, plans and budgets for the Business and certain plan and budget information. The Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Seller or its Representatives, and the Purchaser shall not, and shall cause its Representatives not to, hold any such Person liable with respect thereto, other than in the case of fraud.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1Conduct of Business Prior to the Closing. From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is validly terminated pursuant to Section 9.1 (except  as set forth in Section 5.1 of the Seller Disclosure Schedule,  as expressly required by this Agreement, the other Transaction Documents or applicable Law or any COVID Action or  as the Purchaser shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned)), (A) the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (I) conduct the Business in the ordinary course consistent with past practice; (II) preserve intact in all material respects the business organization of the Business and maintain the Transferred Assets; and (III) preserve the goodwill of the customers, suppliers and others having business relations with the Business; and (B) without limiting the generality of the foregoing, the Seller shall not, and shall cause its Subsidiaries not to, to the extent relating to the Business or the Transferred Assets:
(i)subject, or permit or allow any of the Transferred Assets (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances;
(ii)change any method of accounting or accounting practice or policy used by the Seller as of the date hereof, other than such changes as are required by GAAP or a Governmental Authority;
(iii)except as required by applicable Laws or the terms of any Seller Benefit Plans as they exist on the date hereof, (A) grant or announce any increase in the salaries, bonus opportunities or other compensation or benefits payable or to become payable to any of the Business Employees, other than any base salary, wage rate or bonus opportunity increases made in the ordinary course of business consistent with past practice; provided that any such increase shall not be greater than (1) 3% in the aggregate with respect to the aggregate base salaries and wages payable to all Business Employees and (2) 6% with respect to the base salaries or wages payable to any individual Business Employee or (B) enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Seller Benefit Plan, in each case, with respect to any Business Employee, other than changes in welfare benefits of the Seller or any of its Subsidiaries or Affiliates in the ordinary course of business consistent with past practice that apply equally to all similarly situated employees of the Seller or any of its Subsidiaries or Affiliates, as the case may be;
(iv)(A) sell, lease, sublease, license, abandon or otherwise transfer any Owned Real Property or Transferred Assets, other than sales of Transferred Inventory in the ordinary course of business or (B) acquire any assets that are material to the Business, individually or in the aggregate, except for purchases of inventory in the ordinary course of business;
(v)sell, license, abandon or otherwise transfer any Transferred Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of goods or services in the ordinary course of business consistent with past practice;
(vi)(A) other than in the ordinary course of business consistent with past practice, (1) extend, amend, cancel or terminate, or waive any right under, any Material Contract or any Permit or (2) or enter into any Contract which, if entered into prior to the date hereof, would be a Material Contract or Transferred Assets; or (B) enter into any Contract for the sale or furnishing of products, materials, supplies, goods, equipment or other assets or services which (1) has a term in excess of 12 months or (2) provides for annual payments to the Seller or any of its Subsidiaries in excess of $350,000;
(vii)make, change, revoke or amend any material Tax election, file any material amended non-income Tax Return, adopt or change any Tax accounting method which has a material impact on Taxes with respect to the operation of the Business or ownership of the Transferred Assets, adopt or change any Tax accounting period, enter into any closing agreement with any Governmental Authority with respect to a material amount of Taxes, or settle or compromise any material Tax claim, in each case, to the extent such action is with respect to the Business or any of the Transferred Assets;
(viii)acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or equity of, or by any other manner, any business or entity which would constitute a Transferred Asset or Assumed Liability;
(ix)(A) incur any Indebtedness in excess of $350,000, individually or in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;
(x)enter into any Contract that restricts the freedom of the Business or any of its existing or future Affiliates to (A) compete in any line of business with any Person or in any geographic area or (B) solicit any individual or class of individuals for employment;
(xi)settle or compromise any pending or threatened Action, other than settlements involving solely money damages in an amount not exceeding $100,000, individually or in the aggregate;

(xii)disclose or allow to be disclosed any confidential information or trade secrets of the Business to any Person, other than (A) to employees of the Seller or its Subsidiaries and (B) to third parties, in each case that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;
(xiii)fail to notify the Purchaser promptly of any material infringement, misappropriation or other violation of, or conflict with, any Transferred Intellectual Property of which the Seller or any of its Subsidiaries becomes aware and to consult with the Purchaser regarding the actions (if any) to take to protect such Intellectual Property;
(xiv)fail to (A) invoice customers and collect Transferred Accounts Receivable or (B) pay or discharge any Liabilities when due, in each case, in the ordinary course of business consistent with past practice;
(xv)allow levels of inventory to vary materially from the levels the Business maintains in the ordinary course of business;
(xvi)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or
(xvii)agree to take any of the actions specified in Section 5.1(i)-(xvi).
Notwithstanding anything to the contrary in this Agreement, (A) the Seller shall be permitted to declare and pay any cash dividends or make cash distributions or cash transfers (including in connection with any “cash sweep” arrangements) prior to the Closing Date; (B) the Seller may settle any Indebtedness owing by the Seller or any of its Subsidiaries, including by repayment or capitalization, prior to the Closing Date; (C) nothing contained in this Agreement shall be construed to give to the Purchaser directly or indirectly, rights to control or direct the Business’s operations prior to the Closing; and (D) prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.
Section 5.2Access to Information and Manufacturing Facilities.
(a)From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause its Subsidiaries to  afford the Purchaser and its authorized Representatives reasonable access to the offices, properties (including the Manufacturing Facilities and Owned Real Property) and books and records of the Business; and  furnish to the authorized Representatives of the Purchaser such additional available information regarding the Business (or copies thereof), as the Purchaser may from time to time reasonably request; provided, that (A) any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business; (B) all requests for access pursuant to this Section 5.2(a) shall be made in writing and shall be directed to and coordinated with the Seller or a person or persons designated by the Seller in writing; and (C) the Purchaser shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of the Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide any access or disclose any information to the Purchaser or its Representatives if such disclosure would, in the Seller’s reasonable discretion (in the case of clauses (2), (3) and (4), after consultation with outside counsel), (1) put the Seller or the Business at a competitive disadvantage if the transactions contemplated by this Agreement and the other Transaction Documents are not consummated; (2) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (3) contravene any applicable Law, fiduciary duty or agreement that exists on the date of this Agreement; or (4) result in disclosure of any proprietary information or trade secrets of the Seller, its Subsidiaries or third parties; provided that, in the cases of clauses (2), (3) and (4), the Seller shall notify the Purchaser in reasonable detail of the circumstances giving rise to such privilege, Law, duty, agreement or trade secret and cooperate to permit disclosure of such information in a manner consistent herewith. When accessing any of the Seller’s properties, the Purchaser shall, and shall cause its Representatives to, comply with all of the Seller’s safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, (I) in no event shall the Seller be required to provide any information exclusively relating to any Excluded Assets or any Excluded Liabilities, except to the extent such information is material to the Business or responsive to any of the representations of the Seller set forth in this Agreement; and (II) neither the Purchaser nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller. For the avoidance of doubt, the Purchaser or its Representatives shall be allowed to perform a Phase I ESA in accordance with ASTM Standard E1527-13 at the Owned Real Property located in Tyrone, Pennsylvania and complete the scope of work, including proposed sampling locations, sample collection methods, media, analytes, analytical methods, quality control measures, and schedule for a Phase II ESA at the Owned Real Property located in South Haven, Michigan consistent with Exhibit F.
(b)In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business (other than any Action between the Purchaser and the Seller or any of their respective Affiliates arising from any Transaction Documents) and for purposes of compliance with securities, environmental, employment, accounting and other Laws and regulations including stock exchange rules and regulations, until the seventh anniversary of the Closing Date, the Purchaser shall (i)  retain the books and records and financial and operational data relating to the Business that are transferred to the Purchaser by the Seller or otherwise pursuant to this Agreement for periods prior to the Closing Date; and (ii)  subject to applicable Law (including attorney-client or other privilege) upon reasonable advance written notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, copies), during normal business hours, to such books and records; provided, that (A) if any such information is or becomes comingled with books and records of the Purchaser and its Affiliates, the Purchaser shall be entitled to withhold, in its reasonable discretion, any information that does not relate to the Business and (B) any such access or furnishing of information shall be conducted at the Seller’s expense, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Business.

(c)In order to facilitate the resolution of any claims made against, or incurred by, the Purchaser relating to the Business (other than any Action between the Purchaser and the Seller or any of their respective Affiliates arising from any Transaction Documents) and for purposes of compliance with securities, environmental, employment, accounting and other Laws and regulations, including stock exchange rules and regulations, until the seventh anniversary of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, (i)  retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing Date which did not constitute Transferred Records or Transferred Information; and (ii) subject to applicable Law (including attorney-client or other privilege), upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records.
Section 5.3Confidentiality.
(a)The terms of the confidentiality agreement, dated as of November 25, 2019 (the “Confidentiality Agreement”), between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality and non-use obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Confidential Information primarily relating to the Business and the transactions contemplated by this Agreement or the other Transaction Documents. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)Nothing provided to the Purchaser pursuant to Section 5.2(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that, subject to Section 5.3(a), any Confidential Information made available to the Purchaser or its Representatives pursuant to Section 5.2(a) or otherwise by the Seller or any of its Representatives prior to the Closing Date shall be subject to the terms and conditions of the Confidentiality Agreement.
(c)Following the Closing, the Seller shall, and shall cause its Affiliates and its and their respective Representatives (collectively, “Seller Restricted Parties”) to  maintain the confidentiality of,  not use, and  not divulge to any Person, any confidential, non-public or proprietary information concerning the Business and/or the Transferred Assets (including, for the avoidance of doubt, any information accessed or obtained by the Seller Restricted Parties pursuant to Section 5.2(b)) (such information, to the extent not exclusively related to the Business and/or the Transferred Assets, the “Shared Information”), in each case, except (A) with the prior written consent of the Purchaser; (B) if, based on the advice of outside counsel, such Seller Restricted Party is required to report such information in order to comply with (1) applicable securities Laws and regulations, including stock exchange rules and regulations or (2) any other applicable Laws or a Governmental Order in connection with a dispute with or claim by a third party; provided, that with respect to clause (2) such Seller Restricted Party shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek an appropriate protective order or other appropriate remedy, and such Seller Restricted

Party shall reasonably cooperate with the Purchaser (at the Purchaser’s request) to obtain such order or remedy; provided, further, that, in the event such order or remedy is not obtained, such Seller Restricted Party shall furnish only that portion of such information which, in the opinion of its outside counsel, it is legally required to disclose and shall exercise its commercially reasonable efforts (at the Purchaser’s request) to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed; or (C) with respect to Shared Information, pursuant to non-disclosure agreements (or license agreements containing non-disclosure obligations) that (1) obligate the recipient of such Shared Information to maintain the confidentiality thereof and not use such Shared Information and (2) impose perpetual confidentiality obligations on the recipient with respect to trade secrets.
Section 5.4Regulatory and Other Authorizations; Notices and Consents.
(a)Each of the Purchaser and the Seller shall use its reasonable best efforts to,  promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents;  cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals; and  provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to, and shall cause its respective Affiliates, as applicable, to, make, as promptly as practicable, (A) in any event no later than ten Business Days after the date of this Agreement, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement or the other Transaction Documents and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, and (B) in any event within 30 Business Days after the date of this Agreement, its respective filings and notifications, if any, pursuant to any other applicable Antitrust Law in the jurisdictions set forth on Section 7.1(b) of the Seller Disclosure Schedule with respect to the transactions contemplated by this Agreement, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the applicable Antitrust Law. The Purchaser shall pay all filing fees with respect any filings required pursuant to HSR Act or the Antitrust Laws in the jurisdictions set forth in Section 7.1(b).
(b)If, upon the Closing Date, any Governmental Authority has not transferred any Environmental Permit to Purchaser or, if any Environmental Permit is not transferrable (e.g., the Seller’s Tyrone pesticide establishment registration, EPA Establishment 3377-PA-001), and any Governmental Authority has not issued a substantively equivalent Environmental Permit to Purchaser (each, a “Non-Transferred Environmental Permit”), then the Seller shall maintain such Non-Transferred Environmental Permits in its name until the applicable Governmental Authority transfers or issues such Environmental Permit to the Purchaser. Immediately upon the Closing Date and to the extent allowed by and in accordance with applicable Law, the Seller shall grant or cause to be granted to the Purchaser the right to operate the Business, including the Transferred Assets, under each of the Non-Transferred Environmental Permits. From and after the date of this Agreement, the Seller will make available to the Purchaser each person who is required to sign all requisite transfer applications and other documents necessary to effect the transfer of or otherwise obtain the Non-Transferred Environmental Permits, and the Seller shall cause such persons to execute and deliver all such applications and documents. As of the Closing Date and thereafter, the Seller will, without further consideration, cooperate to the maximum extent possible with the Purchaser to enter into any arrangement, including the execution of such documents and instruments as may reasonably be deemed necessary or desirable to cause the Purchaser or its Affiliates to: (i) be allowed to operate under the Non-Transferred Environmental Permits, including, without limitation, designating the Purchaser as an “operator”, “permittee”, or “licensee” under the Environmental Permits and approving and signing all operator change forms or revisions prepared by the Purchaser at or immediately after the Closing; and (ii) receive transfer of or obtain such Non-Transferred Environmental Permits or to become the successor thereto as the Governmental Authority may require.
(c)Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement,  neither the Purchaser nor any of its Affiliates shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates or the Seller to divest or agree to divest) any of the Purchaser’s assets, properties, businesses, or product lines or the Transferred Assets or to agree (or cause any of its Affiliates or the Seller to agree) to any limitation or restriction on any of its assets, properties, businesses, or product lines or the Transferred Assets and  the Purchaser shall, and shall cause its Affiliates to, defend through litigation on the merits any Action by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date.
(d)Each party shall not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with any Governmental Authority to not consummate the transaction contemplated by this Agreement, except upon the prior consent of the other party. Each party to this Agreement shall promptly notify the other party of any substantive communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed substantive communication by such party to any Governmental Authority. Each of the parties to this Agreement shall permit outside counsel of the other party to be present or participate in any materially substantive call, discussion or meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other party in advance and unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such call, discussion or meeting; provided that such consultation is not required by the Purchaser’s outside counsel to communicate with the Governmental Authorities in the jurisdictions set forth in Section 7.1(b) of the Seller Disclosure Schedule, except to the extent the Seller has engaged outside competition counsel in such jurisdiction. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party to this Agreement shall, and shall cause its outside counsel to, provide the other party’s outside counsel with copies of all correspondence, filings (excluding the Purchaser’s HSR Form) or communications between the parties or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this

Agreement and the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business and competitively sensitive information; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(e)Except as otherwise permitted pursuant to this Section 5.4, the Purchaser shall not, and shall cause its Affiliates not to, enter into any merger, acquisition, or joint venture, or any agreement to effect any merger, acquisition, or joint venture that would reasonably be expected to make it materially more difficult, or to increase the time required by more than 30 days, to (i)  obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable Antitrust Law, applicable to the transactions contemplated by this Agreement or the other Transaction Documents or (ii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 5.5Retained Names and Marks.
(a)The Purchaser hereby acknowledges that all right, title and interest in and to the “ALBEMARLE” and “ALBEMARLE CORPORATION” names and the Albemarle logo, together with all variations and acronyms thereof, and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source and any associated Goodwill owned by the Seller other than the Transferred Intellectual Property (collectively, the “Retained Names and Marks”), are owned solely by the Seller or its Subsidiaries, and that, except as expressly provided in this Section 5.5, any and all right of the Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all Goodwill associated therewith. Each of the Purchaser and its Subsidiaries further acknowledges that neither the Purchaser nor any of its Subsidiaries is acquiring any rights on or after the Closing Date, to use the Retained Names and Marks after Closing, except for the rights expressly provided in Section 5.5(b).
(b)The Purchaser shall be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing Date, all of the existing stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials that are included in the Transferred Assets and contain the Retained Names and Marks (“Existing Stock”) for: (i)  with respect to any Existing Stock that constitutes exterior or interior facility signage, a period of 90 days after the Closing and (ii)  with respect to all other Existing Stock, the longer of (A) 90 days after the date of Closing and (B) 45 days after receipt by the Purchaser of any Existing Stock in transit as of the Closing Date, after which period the Purchaser shall remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock; provided, however, that the Purchaser shall use commercially reasonable efforts to ensure that all such Existing Stock used by it hereunder following the Closing shall, to the extent practicable, display a notice, in a format reasonably acceptable to the Seller, indicating that the Business was formerly owned by the Seller, and is now owned and operated by the Purchaser. Notwithstanding anything to the contrary in this Section 5.6, the Purchaser (A) may, at all times after the Closing, (1) keep records and other historical or archived documents containing or referencing the Retained Names and Marks for record and archival purposes, and (2) refer to the historical fact that the Business was previously conducted under the Retained Names and Marks, (B) has no obligation to retrieve or alter any materials that display any Retained Names and Marks and are, as of the Closing, in the possession and control of a third party, or to revise any Contracts, unless required by applicable Law, and (C) may use any Retained Names and Marks (1) to the extent applicable Law would restrict the ability of the Purchaser or any of its Affiliates from operating the Business in any respect (but only while so restricted) and (2) as otherwise required under applicable Law.
(c)Except as expressly provided in this Section 5.5, no other right to use the Retained Names and Marks is granted hereunder by the Seller to the Purchaser or any of its Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser or any of its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser shall use commercially reasonable efforts to ensure that all uses of the Retained Names and Marks provided in this Section 5.5 shall be only with respect to goods and services of a level of quality substantially similar to the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all Goodwill generated by the use of the Retained Names and Marks under this Section 5.5 shall inure solely to the benefit of the Seller. In no event shall the Purchaser or any of its Affiliates use the Retained Names and Marks hereunder in any manner that may reasonably be expected to damage or tarnish the reputation of the Seller or the Goodwill associated with the Retained Names and Marks.
(d)The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser and its Affiliates of any Retained Names and Marks after the Closing Date. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser or any of its Affiliates (i)  in accordance with the terms and conditions of this Section 5.5, other than such claims (A) that the Retained Names and Marks, consistent with the use of such Retained Names and Marks prior to the Closing, infringe or dilute the Intellectual Property rights of any third party, (B) that constitute Excluded Liabilities, or (C) for which the Seller is obligated to indemnify a Purchaser Indemnified Party under Section 8.2; or (ii)  in violation of or outside the scope permitted by this Section 5.5. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.5, the Seller, in addition to any other remedies available to it, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser or any of its Affiliates from any such breach or threatened breach, but may not seek to terminate the Purchaser’s right to use the Retained Names and Marks in accordance with the terms of this Section 5.5.
Section 5.6IP Matters.
(a)To the extent there exists any Intellectual Property owned by the Seller or its Affiliates after the Closing (other than the Retained Names and Marks) that was used but not primarily used in the operation of the Business as of the Closing, the Seller, on behalf of itself and its Affiliates, hereby grants to the Purchaser and its Affiliates a perpetual, irrevocable, non-

exclusive, worldwide, assignable, sublicensable, royalty-free and fully-paid-up license to use such Intellectual Property in connection with the operation of the Business (and natural evolutions thereof).
(b)Prior to the Closing Date, the Seller shall effect any necessary corrective recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities with respect to the Registered Intellectual Property included in the Transferred Assets  that is still recorded in the name of legal predecessors of the Seller or any Person other than the Seller, or  where the relevant recordals of the patent, copyright, and trademark offices, and domain name registrars, and other similar authorities with respect to such Intellectual Property are materially incorrect for any other reason.
(c)Within 30 days following the date of this Agreement, the Seller shall provide a schedule identifying any actions that must be taken within 12 months from the date thereof in connection with the prosecution of all Registered Intellectual Property included in the Transferred Assets, including any responses to office actions.
(d)The parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action to complete the items set forth on Section 5.6(d) of the Seller Disclosure Schedule (the completion of all such items, as reasonably agreed by the parties, the “Pre-Closing IT Integration Completion”).
Section 5.7Insurance
. From and after the Closing Date, the Transferred Assets and the Business shall cease to be insured by the Seller’s insurance policies or by any of its self-insured programs in respect of any claims or potential claims arising out of or relating to any events or circumstances occurring from and after the Closing Date. For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, other than in respect of disputes relating to any Post-Signing Insurance Proceeds. The Purchaser agrees to arrange for its own insurance policies with respect to the Business and the Purchaser covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from the Seller’s insurance policies that may provide coverage for claims relating in any way to the Business or the Transferred Assets from and after the Closing; provided, that this Section 5.7 shall not be construed to limit Purchaser’s rights to the Post-Signing Insurance Proceeds or indemnification by the Seller granted under this Agreement.
Section 5.8Employees.
(a)Prior to and effective as of the Closing Date, the Purchaser shall, or shall cause one of its Affiliates to, offer employment to each Business Employee who (i)  is actively employed on such date or is absent from employment due to vacation or temporary illness not reasonably expected to exceed five days (the “Current Employees”) or (ii)  (A) is absent from work due to an authorized leave of absence (including but not limited to a leave of absence due to a short-term or long-term disability) or is categorized by the Seller as active but absent due to workers’ compensation and (B) has the right to return to employment following expiration of such absence under applicable Law, effective as of the expiration of the leave (the “Leave Employees” and, together with the Current Employees, the “Closing Date Employees”). All such offers of employment to (1) Current Employees shall provide for employment with the Purchaser or an Affiliate of the Purchaser to commence effective as of 12:00 A.M., local time, on the day immediately following the Closing Date and (2) Leave Employees shall provide for employment with the Purchaser or an Affiliate of the Purchaser to commence at the expiration of such Leave Employees’ authorized leave; provided, however that if such Leave Employee does not return to active service prior to the end of a period of six months following the commencement of the applicable leave (the “Return Deadline”), such offer shall become null and void upon the Return Deadline and such Leave Employee shall in no event become a Transferred Employee (as defined below). All such offers of employment shall be made in accordance with the applicable provisions of this Section 5.8 and to the extent that any Business Employee receives an offer in accordance with this Section 5.8 and does not accept such offer and commence employment with the Purchaser or any of its Affiliates, neither the Purchaser nor any of its Affiliates shall have any Liability with respect to such Business Employee (including, but not limited to, any Liability for severance or any other compensation). Each Closing Date Employee who (a) accepts an offer of employment from the Purchaser or one of its Affiliates, (b) executes any employment or similar agreement to the extent reasonably required by the Purchaser and presented to the Closing Date Employee prior to the Closing Date, (c) provides all of the necessary documentation (including, without limitation, I-9) required by applicable Law for employment, and (d) commences employment with the Purchaser or an Affiliate of the Purchaser shall be referred to herein as a “Transferred Employee”; provided, that a Leave Employee shall be treated as a Transferred Employee upon the expiration of the Leave Employee’s authorized leave to the extent that such expiration and return to active service occurs prior to the applicable Return Deadline. The date a Transferred Employee commences, or is deemed to commence, employment with the Purchaser or an Affiliate of the Purchaser shall be referred to herein as the “Transfer Date.”
(b)The Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee, for a period of no less than 12 months after the Transfer Date until the termination of such Transferred Employee’s employment with the Purchaser and its Affiliates, with  employment in a position that is comparable to such Transferred Employee’s position immediately prior to the Transfer Date (except with respect to the number of employees that report to such position);  an annual base salary (or in case of an hourly employee, a base hourly wage rate), overtime pay, commissions, and annual bonus opportunities (excluding any equity-based compensation and any opportunities relating to a long-term incentive plan), as applicable, as provided to such Transferred Employee immediately prior to the Transfer Date; and  employee benefits under plans, programs and arrangements that will provide benefits to such Transferred Employee that are substantially comparable, in the aggregate (taking into account any other consideration provided to such Transferred Employee relating to employee benefits immediately prior to the foregoing date), to the benefits provided by the Seller and its Subsidiaries (disregarding benefits under any defined benefit pension, retiree welfare, non-qualified deferred compensation, retention bonus or equity-based compensation plans, policies or programs), in each case, as of immediately prior to the Transfer Date. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either the

Purchaser or any of its Affiliates to continue the employment of any Transferred Employee for any period on or after the Closing Date.
(c)The Purchase Price shall be reduced at the Closing by an amount equal to (i)  all amounts earned and payable based on actual performance results under the applicable annual cash based bonus plans or policies in which such Transferred Employees participated for the 2020 performance period, to the extent not paid prior to the Closing by the Seller or one of its Subsidiaries or Affiliates (the “Accrued 2020 Performance Bonuses”), and (ii) all amounts earned and payable at “target” levels of performance under the applicable annual cash-based bonus plans or policies in which such Transferred Employee participated for the 2021 performance period as of immediately prior to the applicable Transfer Date, with such amounts to be prorated for days of service provided by the Transferred Employee during the portion of the 2021 performance period that occurs from the beginning of such performance period through the Transfer Date (the “Accrued 2021 Performance Bonuses” and together with the Accrued 2020 Performance Bonuses, the “Accrued Performance Bonuses”), plus the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes payable by the Purchaser resulting therefrom. The Purchaser agrees to pay the Accrued 2020 Performance Bonuses on behalf of the Seller to each applicable Transferred Employee on the next payroll date after such Transferred Employee’s Transfer Date. The Purchaser agrees to pay the Accrued 2021 Performance Bonuses on behalf of the Seller to each applicable Transferred Employee on or before the date that the Purchaser pays performance bonuses to its employees for 2021. From and after the Transfer Date, each Transferred Employee who participated in an annual cash-based bonus plan sponsored by the Seller or any of its Affiliates as of such date shall be eligible to receive an annual cash-based bonus for the remaining 2021 performance period based on all amounts earned and payable at actual performance determined based on the goals applicable under the Seller’s annual cash-based bonus plans or policies in which such Transferred Employee participates for the 2021 performance period, and the Purchaser shall be liable for the payment of the amounts, if any (such amounts, the “2021 Bonus Stub Period Performance Bonuses”), earned thereunder based on actual performance and subject to such Transferred Employee’s continued service with the Purchaser through the applicable payment date in accordance with the terms of the applicable bonus plan or policy, with such 2021 Bonus Stub Period Performance Bonus, if any, to be prorated to reflect only the days of service provided by such Transferred Employee to the Purchaser or any of its Subsidiaries or Affiliates during the portion of the 2021 performance period that occurs after the Transfer Date (such portion, the “2021 Bonus Stub Period”). Notwithstanding the foregoing, in the event that a Transferred Employee whose employment with the Purchaser or any of its Subsidiaries or Affiliates is terminated thereby during the 2021 performance period without “cause,” such Transferred Employee shall be eligible to receive payment of his or her (A) 2021 Bonus Stub Period Performance Bonus earned based on actual performance under the applicable cash-based bonus plan or policy of the Purchaser, if any, for 2021 prorated to reflect his or her days of service to the Purchaser and/or any of its Affiliates during the 2021 Bonus Stub Period and (B) the Accrued 2021 Performance Bonus.
(d)With respect to each Transferred Employee who is terminated without “cause” during the one-year period immediately following the Closing Date, the Purchaser or its Affiliates shall provide severance payments to such Transferred Employee that are no less favorable than those severance payments applicable to such Transferred Employee as of immediately prior to the Transfer Date after taking into account any service that such Transferred Employee has with the Purchaser or its Affiliates as of the date of such termination of employment, including, for the avoidance of doubt, service credited under Section 5.8(e).
(e)With respect to each Transferred Employee, effective from and after the Transfer Date, if and to the extent that the Seller provides the Purchaser with such information as needed to implement the following (unless prohibited by applicable Law), the Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to  recognize, for purposes of eligibility and benefit levels under Purchaser Benefit Plans that provide for vacation or severance benefits, service with the Seller and its Subsidiaries or Affiliates prior to the Transfer Date to the extent that such service was recognized under the corresponding Seller Benefit Plan (if any) covering such Transferred Employees, except as would result in the duplication of benefits, recognize, for the purposes of vesting and eligibility under any Purchaser Benefit Plan that is a tax-qualified defined contribution plan, service with the Seller and its Subsidiaries or Affiliates prior to the Transfer Date to the extent that such service was recognized under the corresponding Seller Benefit Plan that is a tax-qualified defined contribution plan covering such Transferred Employees, except as would result in the duplication of benefits, and  with respect to Purchaser Benefit Plans that are health and welfare plans, (A) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Purchaser or its Affiliates in which such Transferred Employee participates, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan (if any), (B) provide credit for co-payments, deductibles or similar payments made or incurred by the Transferred Employees prior to the Transfer Date under the corresponding Seller Benefit Plan (if any), covering such Transferred Employees with respect to all employee health and other welfare benefit plans established or operated by the Purchaser or its Affiliates in which such Transferred Employees participate (other than flexible spending accounts) for the plan year in which the Transfer Date occurs, and (C) be liable for any continued health coverage that such Transferred Employees will be eligible to receive on and after the Transfer Date, if any, under Section 4980B of the Code, Sections 601 through 607 of ERISA or other applicable Law (but excluding any such continuation coverage to which the Transferred Employees are eligible as the result of the termination of the Transferred Employee’s employment with the Seller and its Subsidiaries).
(f)With respect to each Transferred Employee, immediately prior to such Transferred Employee’s Transfer Date, the Transferred Employee shall cease to contribute to the Seller’s flexible spending account plan (the “Seller FSA Plan”). Transferred Employees who elected to participate in the Seller FSA Plan for the plan year beginning January 1 of the year during which the Closing occurs shall become participants in a flexible spending account plan of the Purchaser or its Affiliate (the “Purchaser FSA Plan”) as if their participation in the Purchaser FSA Plan had been continuous from such January 1 and at the same level of coverage elected under the Seller FSA Plan. Following the Transfer Date, each Transferred Employee will be reimbursed by the Purchaser or its Affiliate under the Purchaser FSA Plan for qualifying medical and dependent care expenses incurred by such Transferred Employee at any time during the year during which the Closing occurs, up to the amount of the elections made by each Transferred Employee under the Seller FSA Plan for such year, reduced by amounts previously reimbursed by the Seller or its Affiliate pursuant to the Seller FSA Plan for such year. To effectuate the foregoing, as soon as practicable after each Transfer Date (and in any event within 30 days following the Closing), the Seller shall provide the Purchaser with a summary of account balances and confirm whether the amounts of the account balances (if any) under the Seller FSA Plan for the Transferred Employees are positive or negative in the aggregate immediately prior to such Transfer Date, and the Seller shall pay to the Purchaser such aggregate balance (if positive) or the Purchaser shall pay to the Seller such aggregate balance (if negative) with respect to all Transferred Employees who become covered under the Purchaser FSA Plan for the plan year during which the Closing occurs.
(g)If any Transferred Employee requires a visa, work permit or employment pass or other legal or regulatory approval for his or her employment with the Purchaser or its Affiliates, the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such visa, permit, pass or other approval to be obtained and in effect prior to the Transfer Date, and the Seller shall, and shall cause its Subsidiaries or Affiliates to, take all reasonably necessary or appropriate action, as reasonably requested by the Purchaser, to assist in obtaining any such visa, permits, pass or other approval prior to the Transfer Date.
(h)Each of the Purchaser and its Affiliates shall comply in all material respects with applicable Laws regarding confidentiality of Employee Records transferred to it hereunder.
(i)The Purchaser shall, or shall cause its relevant Affiliate to, grant each Transferred Employee vacation time in an amount equal to such Transferred Employee’s accrued and unused vacation hours. If such Transferred Employee terminates employment with the Purchaser or an Affiliate of the Purchaser prior to using such vacation time, the Purchaser or its relevant Affiliate shall pay such Transferred Employee an amount equal to compensation for any such remaining vacation time (with such vacation time granted pursuant to this Section 5.8(i) deemed to be used first before any further vacation time accrued after the Transfer Date) upon such employment termination equal to the amount of such unused remaining vacation time that such Transferred Employee would have received if the Seller’s vacation policy as of the Transfer Date were in effect at the time of such employment termination.
(j)As soon as administratively practicable following the Closing Date, the Purchaser shall permit each Transferred Employee who was eligible to participate in a defined contribution plan sponsored by the Seller or one of its Subsidiaries or Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Seller 401(k) Plan”) to elect to rollover to a defined contribution plan sponsored by the Purchaser or one of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Purchaser 401(k) Plan”), each such Transferred Employee’s account balance when distributed from the Seller 401(k) Plan, including, to the extent administratively practicable, any outstanding participant loans from the Seller 401(k) Plan.
(k)The Purchaser expressly agrees that it assumes all obligations to provide any required notice under the WARN Act, or other applicable Laws, and to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any Transferred Employee employed by the Purchaser or its Affiliates that occurs on or after the Closing Date.

(l)Nothing in this Section 5.8, express or implied, shall (i)  confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii)  be construed to prevent the Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any Purchaser Benefit Plan, (iii)  amend, or be deemed to amend, any benefit plan or (iv)  constitute the establishment of, or an amendment to, any benefit plan.
(m)After the Closing Date, the Seller and its Subsidiaries and Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall cooperate in good faith with each other to provide such information regarding the Business Employees on an ongoing basis as may be reasonably necessary to facilitate and implement the intent of this Section 5.8, including determinations of eligibility for, and payments of benefits to, such employees and their spouses, dependents and beneficiaries, as applicable. The Purchaser and its Affiliates shall not disseminate any communications about employment to the Business Employees prior to the Closing Date without the prior approval of the Seller, and the Seller shall not disseminate any such communications about employment offers without the prior approval of the Purchaser, which approval in each case shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent either party from making any and all public disclosures legally required to comply with any applicable Laws; provided, that, each party shall provide the other party with advance notice as to the form and content of any such disclosures.
(n)All amounts payable under the Retention Agreements to the Retention Agreement Recipients (plus the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes payable by the Purchaser resulting therefrom) shall be deducted from the Purchase Price. The Purchaser or one of its Subsidiaries or Affiliates shall assume the Liability with respect to amounts payable to any Retention Agreement Recipients pursuant to the terms of the Retention Agreements. The Purchaser agrees to pay all such amounts payable under the Retention Agreements to each Retention Agreement Recipient at such time as provided in, and in accordance with the terms and conditions of, the applicable Retention Agreement. In the event that the amounts payable under a Retention Agreement are canceled and forfeited pursuant to the terms of such Retention Agreement (e.g., because the Retention Agreement Recipient voluntarily resigned his or her employment or was terminated for Cause before the applicable vesting date as set forth therein), then the Purchaser shall notify the Seller and promptly pay to the Seller any such amounts canceled, forfeited and no longer payable by the Purchaser to such Retention Agreement Recipient.
(o)In consideration of the Purchaser’s agreement to pay or cause to be paid (i) the Accrued Performance Bonuses and the 2021 Bonus Stub Period Performance Bonuses as set forth in Section 5.8(c), and (ii) the amounts payable to the Retention Bonus Recipients under the Retention Agreements as set forth in Section 5.8(n), the Seller hereby agrees to provide the Purchaser with all information requested by the Purchaser for the purposes of implementing and administering these payments and the Retention Agreements, and, for a period of 12 months following the Closing, to make its (and its Affiliates’) employees available to the Purchaser and its Subsidiaries and Affiliates to answer questions and provide such additional data and support as requested by the Purchaser or its Subsidiaries or Affiliates. If, during the 12-month period following the Closing, any representative of the Purchaser contacts the Seller to request assistance or additional information required to implement and administer these payments, and the Seller does not promptly undertake commercially reasonable efforts to provide such data within 45 days following such request, the Purchaser shall no longer be obligated to pay the Accrued Performance Bonuses, the 2021 Bonus Stub Period Performance Bonuses, or the amounts payable under the Retention Agreements, and shall (i) promptly refund to the Seller any unpaid amounts in respect of the Accrued Performance Bonuses or the amounts payable under the Retention Agreements for the Seller to pay or cause to be paid, as appropriate, and (ii) be permitted to determine 2021 Bonus Stub Period Performance Bonuses for the Transferred Employees based upon the metrics with respect to which annual bonuses are determined under the annual cash-based bonus plans or policies of the Purchaser in which similarly situated employees of the Purchaser or its Affiliates are eligible to participate.
Section 5.9Privileged Matters. The parties hereto hereby acknowledge that Troutman Pepper Hamilton Sanders LLP has acted as counsel to the Seller in connection with the transactions contemplated herein. The following provisions apply to the attorney-client relationship between (a)  the Seller and Troutman Pepper Hamilton Sanders LLP prior to Closing and (b)  the Seller and Troutman Pepper Hamilton Sanders LLP following Closing. The Purchaser agrees that (i)  it will not seek to disqualify Troutman Pepper Hamilton Sanders LLP from acting and continuing to act as counsel to the Seller either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated herein because of their representation of the Seller in connection with the transactions contemplated herein; and (ii)  the Seller has a reasonable expectation of privacy with respect to the Seller’s communications (including any e-mail communications using the Seller’s e-mail system) with Troutman Pepper Hamilton Sanders LLP to the extent such communications concern the transactions contemplated by this Agreement or the other Transaction Documents. The parties furthermore agree that for the purposes of the attorney-client privilege, any communications between Troutman Pepper Hamilton Sanders LLP and the Seller that were made in the course of negotiating the transactions contemplated by this Agreement or the other Transaction Documents that relate to the subject matter of this Agreement or that may be relevant to any claims for indemnification under this Agreement or any other dispute arising in connection with the transactions contemplated hereby (“Protected Communications”) shall be deemed privileged communications of the Seller for the purposes of such claims or disputes, and to the extent that they may not be considered as such at law, the parties hereto agree to contractually treat such Protected Communications as if they were privileged communications of the Seller; provided, that, in the event of a dispute after the Closing between the Purchaser, on the one hand, and a Person other than the Seller, on the other hand, the Purchaser may assert the attorney-client privilege to prevent disclosure of Protected Communications by Troutman Pepper Hamilton Sanders LLP to such Person.
Section 5.10Further Action; Third Party Consents.
(a)Except as otherwise provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 5.4) to negotiate, execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement or the other Transaction Documents.
(b)From time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other party hereto to make effective the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the foregoing, upon reasonable request of a party hereto, the other party shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required for the transfer to the Purchaser ownership of the Transferred Assets, subject to Permitted Encumbrances, and the assumption by the Purchaser of the Assumed Liabilities, as contemplated by this Agreement or the other Transaction Documents.
(c)Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain all third party consents, waivers or approvals set forth on Section 7.2(g) of the Seller Disclosure Schedule, including paying any fees and expenses associated with obtaining such third party consents, waivers or approvals.
(d)Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, promptly duly execute and deliver to the Purchaser such authorizations to share information as the Purchaser may reasonably request, in each case, in substantially the form set forth on Section 5.10(d) of the Seller Disclosure Schedule.
Section 5.11Misdirected Payments.
(a)If the Seller or any of its Affiliates, on the one hand, or the Purchaser or any of its Subsidiaries, on the other hand, after the Closing Date receives any funds properly belonging to the other party or its Affiliates or Subsidiaries, as applicable, including under any Shared Contract, the receiving party will promptly so advise such other party and will promptly deliver such funds to an account or accounts designated in writing by such other party.
(b)The Seller will promptly deliver to the Purchaser any mail (including e-mail) or other communication received by the Seller from and after the Closing Date pertaining to the Business, the Transferred Assets or the Assumed Liabilities. The Purchaser will promptly deliver to the Seller any mail (including e-mail) or other communication received by the Purchaser from and after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities.
(c)Following the Closing,  in the event that the Seller, the Purchaser or any of their respective Affiliates discovers an asset that would constitute a Transferred Asset if held by the Seller immediately prior to the Closing is owned by the Seller and was not acquired by the Purchaser hereunder, the Seller shall assign, transfer and convey such asset to the Purchaser for no additional consideration, and shall execute and deliver such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance and  in the event that the Seller, the Purchaser or any of their respective Affiliates discovers an asset that did not constitute a Transferred Asset immediately prior to the Closing was acquired by the Purchaser or its Affiliates hereunder, the Purchaser or its Affiliates shall assign, transfer and convey such asset to the Seller for no additional consideration, and shall execute and deliver such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance. For income Tax purposes, the Purchaser and the Seller shall treat any transfer under this Section 5.11(c) as having occurred at the Closing, except to the extent otherwise required by applicable Law.
(d)Notwithstanding anything to the contrary contained in this Agreement, in the event that any Material Contract was not set forth on Section 3.13(a) of the Seller Disclosure Schedule as of the date hereof, the Purchaser shall have ten Business Days from the date the Purchaser receives a complete copy of such Contract to review such Contract and determine, in its sole discretion, whether to reject such Contract. If the Purchaser determines to reject such Contract, the Seller shall retain all rights, benefits and obligations pursuant to such Contract, the Purchaser shall have no liability with respect to such Contract and such Contract shall be deemed to be an Excluded Asset for all purposes hereunder.
Section 5.12Title Insurance.
(a)No later than 15 Business Days after the date of this Agreement, the Seller shall deliver to Purchaser for the Owned Real Property (i) one or more title commitments (each, a “Title Commitment”) issued by the Title Insurer, naming the Purchaser (or its designee) as the proposed insured, wherein the Title Insurer shall agree to issue an ALTA form of owner’s Title Policy (ii) one or more ALTA/NSPS surveys (each, a “Survey”) certified to the Purchaser (or its designee) and the Title Insurer. If the Purchaser seeks to have any Permitted Encumbrance removed of record (or omitted from the Title Commitment), the Seller shall use commercially reasonable efforts (but excluding making any payments or incurring any costs, liability or other obligations) to cooperate with the Purchaser in curing (or having the Title Insurer insure over) any Permitted Encumbrance which appears on the Title Commitment.
(b)On the Closing Date, the Title Insurer shall file or record, or cause to be filed or recorded, the applicable Local Conveyance Documents (and all other necessary documents) in order that the legal and equitable title to the Owned Real Property shall be duly vested in the Purchaser (or its designee) free and clear of all Encumbrances other than Permitted Encumbrances. The Title Insurance costs shall be paid by the Purchaser, Survey costs shall be paid by the Seller, and all escrow closing costs shall be borne equally by the Seller and the Purchaser.
Section 5.13Financing.
(a)The Purchaser shall use, and shall cause its Affiliates to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any Alternative Financing) on the terms and conditions described in the Debt Financing Agreements and to cause the conditions precedent described in the Debt Commitment Letter to be satisfied in a timely basis, including using its commercially reasonable efforts to (i) maintain in effect the Debt Financing Agreements (including by complying with so-called “flex”

provisions) until the funding of the Debt Financing at or prior to Closing, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to the Purchaser to obtaining the Debt Financing at Closing as set forth therein, (iii) negotiate, execute and deliver definitive agreements with respect to such Debt Financing on the terms and conditions (including the “flex” provisions) contemplated by the Debt Financing Agreements (and provide copies thereof to the Seller), (iv) fully pay any and all commitment fees or other fees required by the Debt Financing Agreements and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, consummate the Debt Financing at or prior to Closing. In the event that the Purchaser becomes aware of any event or circumstance that makes procurement of all or any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in, or pursuant to the terms and conditions of, the Debt Commitment Letter and such Debt Financing or portion thereof is reasonably required for the Purchaser to consummate the transactions contemplated by this Agreement, the Purchaser shall reasonably promptly notify the Seller, and the Purchaser shall use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event or circumstance, replacement financings in the form of commitments (other than amounts that are replaced by other funds available to the Purchaser) from alternate sources (the “Alternative Financing”) on terms and conditions that will enable the Purchaser to consummate the transactions contemplated by this Agreement and that are not materially less favorable in the aggregate to the Purchaser than those contained in the Debt Commitment Letter; provided, however, that such Alternative Financing shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Debt Financing than those contained in the Debt Commitment Letter or (ii) otherwise be reasonably likely to impair or materially delay the Closing or the date on which the Debt Financing would be obtained. The Purchaser shall deliver to the Seller complete and correct copies of all material amendments, supplements, other modifications to the Debt Commitment Letter and all agreements pursuant to which any Alternative Financing shall be made available to the Purchaser. For purposes of this Agreement, the term “Debt Financing” shall also be deemed to include any alternate Alternative Financing obtained by the Purchaser and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.
(b)Prior to the Closing, the Seller shall use commercially reasonable efforts to provide, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall instruct its accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, in connection with the arrangement of the Debt Financing, all reasonable cooperation (including with respect to timeliness) requested by the Purchaser that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) provide financial and other pertinent information, including any Required Information regarding the Seller and its Subsidiaries and the Business as may be reasonably requested in writing by the Purchaser in order to consummate the Debt Financing or as necessary to satisfy the conditions set forth in the Debt Commitment Letter, (ii) participate in a reasonable number of meetings, due diligence and drafting sessions, presentations (including, without limitation, marketing (or similar) presentations, and lender or other investor presentations) and sessions with rating agencies, (iii) assisting in preparing customary documents and materials, including confidential information memoranda, lender and investor presentations, rating agency presentations and similar documents and materials in connection with the Debt Financing (including the execution and delivery by officers of the Seller of customary authorization letters), (iv) reasonably cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing (to the extent that such conditions precedent in such definitive documents are materially consistent with the conditions precedent set forth in the Debt Commitment Letter and the satisfaction of such condition requires the cooperation of, and is within the control of, the Seller and/or any of its Subsidiaries) and (v) furnishing the Purchaser and the Financing Sources promptly with all documentation and other information which any Financing Source providing or arranging Debt Financing has determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, it being understood and agreed that information and documents provided by the Seller may be delivered to agents and lenders and other Financing Sources under the Debt Commitment Letter and their representatives (subject to customary arrangements for confidentiality, including the Purchaser providing prior written notice of disclosure to the Seller); provided, however, that neither the Seller nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Contract. The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Seller in connection with the cooperation of the Seller contemplated by this Section 5.13(b) and shall indemnify and hold harmless the Seller and its directors, officers, employees, representatives and Affiliates (collectively, the “Cooperation Indemnitees”) from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent suffered or incurred as a result of the willful misconduct or bad faith of the Cooperation Indemnitees.
(c)Prior to the Closing without the prior written consent of the Seller, the Purchaser shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy of, any Debt Financing Agreement, if such amendments, modifications or waiver would impose new or additional conditions or otherwise expand, amend, modify or waive any of the conditions to receipt of the Debt Financing, if such amendment, modification or waiver would reasonably be expected to cause a material delay to receipt of the Debt Financing under any Debt Financing Agreement or if such amendment, modification or waiver would reduce the amount of the Debt Financing below an amount which, when combined with the cash or cash equivalents otherwise available to the Purchaser, would not provide the Purchaser with sufficient funds to consummate the transactions contemplated by this Agreement; provided that for the avoidance of doubt, the Purchaser may replace, modify, supplement or amend the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, and make other amendments, modifications or waivers, as long as such replacement, modification, supplement or amendment does not result in the imposition of new or additional conditions or otherwise expand, amend, modify or waive any of the conditions to the receipt of the Debt

Financing in a manner which would reasonably be expected to cause a material delay to the receipt of the Debt Financing or, if applicable, the Alternative Financing.
(d)Notwithstanding any other provision of this Agreement, for all purposes of this Agreement, unless the Seller shall have engaged in willful misconduct or bad faith in connection with its obligations under this Section 5.13, the Seller shall not be deemed to be in breach of any of its obligations under, and it shall be deemed to have complied with all of its obligations contained in this Section 5.13.
(e)The Purchaser acknowledges and agrees that it shall not be a condition to Closing for the Purchaser to obtain the Debt Financing or the Alternative Financing.
Section 5.14EHS and FDA Regulatory Information.
At the Closing, the Seller and its Subsidiaries shall provide the documents and information set forth Section 1.189 of the Seller Disclosure Schedules in whatever format they currently exist (i.e., in paper and/or electronic format) or in a format mutually agreed upon by the parties, including in IUCLID, or other relevant formats, and in all languages readily available to the Seller or its Subsidiaries in each such format.
ARTICLE VI
TAX MATTERS
Section 6.1Straddle Period Taxes. For all purposes of this Agreement, any Taxes (other than Transfer Taxes) incurred with respect to the Transferred Assets or the Business for a Straddle Period shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period of such Straddle Period as follows:  any such Tax that is based upon or related to income or receipts shall be allocated based on an interim closing of the books as of the close of business on the Closing Date, and  any such Tax not described in clause (a) hereof shall be prorated based on the relative number of days in such Pre-Closing Tax Period and such Post-Closing Tax Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (or with respect to federal income Taxes in proportion to the number of days in each period).
Section 6.2Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other, the Purchaser shall cause each of its Subsidiaries to provide the Seller, and the Seller shall cause each of its Affiliates to provide the Purchaser, with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Transferred Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.2. Notwithstanding anything to the contrary in

Section 5.2, each of the Seller and its Affiliates and the Purchaser and its Subsidiaries shall retain all Tax Returns, work papers and all material records or other documents in its possession, including any electronic files, relating to Tax matters relevant to the Transferred Assets or the Business for any taxable period that includes the Closing Date and for all prior taxable periods until the later of  the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (including any extensions or waivers to such statute of limitations agreed to in writing with a Governmental Authority), or  six years following the filing date for such Tax Returns. After such time, before the Seller or any of its Affiliates or the Purchaser or any of its Subsidiaries shall dispose of any such documentation in its possession, including electronic files, the other party shall be given an opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 6.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding with respect to Taxes.
Section 6.3Transfer Taxes.
Any Transfer Taxes shall be borne and paid 50% by the Purchaser and 50% by the Seller. The party that is required to do so by applicable Law shall prepare and file any Tax Return required to be filed in connection with any Transfer Tax, and shall notify the non-filing party of the non-filing party’s share of such Transfer Tax. Within four Business Days of receiving such notice, the non-filing party shall pay its share of such Transfer Tax to the filing party; provided, however, that the non-filing party shall have no obligation to make such payment more than three Business Days prior to the due date for the filing of such Tax Return. The Purchaser and the Seller agree to  cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to file any Tax Returns relating to the Transfer Taxes and  cooperate and use commercially reasonable efforts to mitigate any Transfer Taxes.
Section 6.4Bulk Sales.
The Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales Laws, to the extent applicable to the transactions contemplated hereby.
Section 6.5Tax Treatment.
The Seller, the Purchaser and the SPV acknowledge and agree that for income Tax purposes, (a) the transfer of the Transferred Assets in exchange for the Purchase Price pursuant to the Sale and Purchase shall be treated as a sale and purchase of 52.6% of each of the Transferred Assets (and an assumption of 52.6% of each of the Assumed Liabilities by Purchaser), subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Purchaser-Owned IP, in a transaction subject to Section 1001 of the Code, (b) the Contribution and the Preferred Issuance, together, shall be treated as a contribution of 47.4% of each of the Transferred Assets to the SPV (and an assumption of 47.4% of each of the Assumed Liabilities by the SPV), subject to adjustment to account for any adjustments to Purchase Price hereunder and to account for the Purchaser-Owned IP, in an exchange subject to Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434 and Section 721 of the Code and (c)

the transfer of the Purchaser-Owned IP pursuant to the Sale and Purchase shall be treated as a transaction subject to Section 1001 of the Code (clauses (a), (b) and (c), collectively, the “Intended Tax Treatment”). The Seller, the Purchaser and the SPV agree to report consistently with the Intended Tax Treatment on their Tax Returns, and to not take any position for applicable Tax purposes that is inconsistent therewith.
Section 6.6Wage Reporting.
The Seller and the Purchaser agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting with respect to any Transferred Employee.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. (A) The Purchaser Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be so true and correct as of such date; and (B) the other representations of the Purchaser and the SPV set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made as of the Closing Date (in each case, without giving effect to any “material” or similar qualifiers set forth therein), except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be so true and correct as of such date, except where the failure of any such representation or warranty to be so true and correct would not, and would not reasonably be expected to, prevent or materially delay the consummation by the Purchaser and the SPV of the transactions contemplated by this Agreement;  the covenants and agreements contained in this Agreement to be complied with by the Purchaser and the SPV on or prior to the Closing shall have been complied with in all material respects; and the Seller shall have received a certificate of the Purchaser and the SPV duly executed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;
(b)Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the Antitrust Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule shall have been made and obtained.

(c)No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that permanently enjoins, prohibits or renders illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
(d)Closing Deliveries. The Purchaser shall have delivered the items contemplated by Section 2.9.
Section 7.2Conditions to Obligations of the Purchaser and the SPV
. The obligations of the Purchaser and the SPV to consummate the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. The Seller Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made as of the Closing Date; and the other representations and warranties of the Seller contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made as of the Closing Date (in each case, without giving effect to any “material”, “Material Adverse Effect” or similar qualifiers set forth therein), except for such failures to be so true and correct as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; the covenants and agreements contained in this Agreement to be complied with by the Seller on or prior to the Closing shall have been complied with in all material respects; and the Purchaser and the SPV shall have received a certificate of the Seller duly executed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above and Section 7.2(e) below.
(b)Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the Antitrust Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule shall have been made and obtained.
(c)No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that permanently enjoins, prohibits or renders illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
(d)Environmental Requirements. The Covered Locations Pollution Liability Policy in the form attached hereto as Exhibit G (the “Pollution Policy”) shall have been issued by Beazley ECLIPSE, the Seller shall have assigned such Pollution Policy to the Purchaser such that the Purchaser is the First Named Insured and the Seller is the additional Named Insured, and such Pollution Policy shall be in full force and effect. The Purchaser and the Seller shall share equally the cost of the policy premium for the Pollution Policy and shall pay, or cause to be paid, their respective portions of such cost within thirty (30) days of the date of this Agreement;

provided, however, the Purchaser shall bear the cost of any premiums associated with any election by the Purchaser to extend the ten-year term.
(e)No Material Adverse Effect. Since the date of this Agreement, there shall have been no event, circumstance, condition, state of facts, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)Closing Deliveries. The Seller shall have delivered the items contemplated by Section 2.8.
(g)Third-Party Consents. All third-party consents, waivers, approvals, permits or other actions set forth on Section 7.2(g) of the Seller Disclosure Schedule, each in a form reasonably satisfactory to the Purchaser, shall have been obtained and shall be in full force and effect.
ARTICLE VIII
INDEMNIFICATION
Section 8.1Survival of Representations, Warranties and Covenants. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of 18 months after the Closing, except that (i)  the representations and warranties contained in Section 3.1, Section 3.2, the first sentence and the last sentence of Section 3.17 and Section 3.18 (the “Seller Fundamental Representations”) and Section 4.1, Section 4.2 and Section 4.5 (the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 3.14 other than Section 3.14(a)(iii)(A) shall survive the Closing for a period of 36 months after the Closing and the representations and warranties contained in Section 3.14(a)(iii)(A) shall not survive the Closing; and (iii)  the representations and warranties contained in Section 3.10 and Section 3.12 shall survive the Closing for the applicable statute of limitations plus 60 days; and (b) none of the covenants or agreements contained in this Agreement to be performed prior to the Closing shall survive the Closing, and those covenants which by their terms contemplate performance after the Closing shall survive the Closing until the expiration of the term of the undertaking set forth in such covenants and agreements or until performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.1 shall survive until such claim is finally resolved (including any appeals).
Section 8.2Indemnification by the Seller. The Purchaser and its Affiliates and its and their respective, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for, from and against all losses, damages, Taxes, claims, costs and expenses, Liabilities, interest, awards, judgments, fines and penalties (including, in each case, those arising out of the defense of any Action and any settlement or compromise thereof or judgment relating thereto and reasonable attorneys’ fees and expenses), including costs and expenses incurred in enforcing the provisions of this Article VIII, actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of, or resulting from, without duplication (a) the breach of any representation or warranty made by the Seller contained in this Agreement; (b) the breach of any covenant or agreement of the Seller contained in this Agreement; (c) the Excluded Assets; (d) the Excluded Liabilities; or (e) the items set forth on Section 8.2(e) of the Seller Disclosure Schedule; provided, however, that for purposes of determining the amount of Losses and for purposes of determining whether a breach of any representation or warranty has occurred, no effect shall be given to any references to “materiality”, “Material Adverse Effect” or words of similar import.
Section 8.3Indemnification by the Purchaser.
The Seller and its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses, to the extent arising out of, or resulting from, without duplication  the breach of any representation or warranty made by the Purchaser or the SPV contained in this Agreement; the breach of any covenant or agreement of the Purchaser or the SPV contained in this Agreement; or the Assumed Liabilities; provided, however, that for purposes of determining the amount of Losses and for purposes of determining whether a breach of any representation or warranty has occurred, no effect shall be given to any references to “materiality”, “Material Adverse Effect” or words of similar import.
Section 8.4Limitations on Indemnification.
(a)No claim for indemnification under Section 8.2 or Section 8.3 may be asserted nor may any Action be commenced against an Indemnifying Party in respect of such claim unless written notice of such claim or Action is received by such Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action (taking into account the information then available to the Indemnified Party) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.1.
(b)Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller shall not be liable for any Losses pursuant to Section 8.2(a) and the Purchaser shall not be liable for any Losses pursuant to Section 8.3(a), in each case, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party exceeds $8,625,000 (the “Basket”), whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Losses in excess of such amount; (ii)  the Seller shall not be liable for any Losses pursuant to Section 8.2(a) and the Purchaser shall not be liable for any Losses pursuant to Section 8.3(a), in each case, relating to an individual claim resulting in Losses in the amount of $15,000 or less (a “De Minimis Claim”), regardless of whether or not aggregate Losses have exceeded the Basket; nor shall the amount of any such De Minimis Claims be taken into account in determining whether the Basket has been reached; (iii)  the maximum amount of indemnifiable Losses which may be recovered from any Indemnifying Party arising out of, or resulting from, the causes set forth in Section 8.2(a) or Section 8.3(a) shall be an amount equal to $57,500,000; provided that the foregoing limitations set forth in clauses (i), (ii) and (iii) shall not apply to claims in respect of the Seller Fundamental Representations, the Purchaser Fundamental Representations or fraud and provided, further, that the maximum amount of indemnifiable

Losses which may be recovered from the Seller under this Agreement shall be the Aggregate Transaction Value; and (iv)  the parties hereto acknowledge and agree that no Indemnifying Party shall have any Liability under this Article VIII for any Loss, if a court of competent jurisdiction determines that such Loss is caused solely by (A) any action or inaction of the Indemnified Party or any of its Representatives; (B) any action or inaction of the Indemnifying Party or any of its Representatives at the written request, at the written direction, or with the written consent, of the Indemnified Party or any of its Representatives; or (C) any action, that the Indemnifying Party or any of its Representatives was expressly required to take or not to take pursuant to the terms of this Agreement, any Transaction Document or, that the Indemnifying Party or any of its Representatives was required to take under applicable Law.
(c)Notwithstanding anything to the contrary contained in this Agreement, after the Closing, except to the extent (i) arising out of Third-Party Claims or (ii) reasonably foreseeable as a result of a breach or alleged breach of this Agreement or any certificate delivered pursuant to this Agreement or any other mater giving rise to a claim for indemnification under this Article VIII, none of the parties hereto and none of their respective Affiliates shall have any Liability under any provision of this Agreement or any other Transaction Document for any punitive, incidental, consequential, special or indirect damages, loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any other Transaction Document.
(d)For all purposes of this Article VIII, “Losses” shall be calculated net of  any recovery or benefit (including insurance and indemnification, but net of all costs and expenses incurred in obtaining such recovery or benefit, including premium increases) actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receive such recovery or benefit after receipt of payment from the Indemnifying Party, then the lesser of (x) the amount of such recovery or benefit, net of all costs and expenses incurred in obtaining such recovery or benefit, including premium increases, and (y) the amount previously recovered from the Indemnifying Party shall be paid to the Indemnifying Party. Any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses (A) constituting a breach of more than one representation, warranty, covenant or agreement or otherwise being indemnifiable under multiple provisions of this Article VIII or (B) being taken into account in determining any adjustment to the Purchase Price under Section 2.10 or Section 2.11.
(e)Each party hereto shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses, and indemnification shall not be available with respect to any Loss to the extent such Loss is determined by a court of competent jurisdiction to be attributable to a failure by a party to use commercially reasonable efforts to take (or cause its Representatives to take) reasonable steps to mitigate such Loss; provided, that an Indemnified Party shall not be required to seek recovery from an insurance carrier or other Person with respect to any matter that is the subject of a claim for indemnification under this Article VIII. No party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same Loss. Notwithstanding anything to the contrary contained in this Agreement, to the extent that a Loss was taken into account in determining the Aggregate Transaction Value, no Indemnified Party shall be entitled to any indemnification or any other payment for such Loss.
Section 8.5Notice of Loss; Third-Party Claims.
(a)An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given, or would reasonably be expected to give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b)If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it brought by a third party (each, a “Third-Party Claim”), which would reasonably be expected to give rise to a claim for Loss under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its Representatives in respect thereof (subject to applicable Law). A failure by the Indemnified Party to give notice in a timely manner pursuant to Section 8.5(a) or this Section 8.5(b) shall not limit the obligation of the Indemnifying Party under this Agreement, except to the extent such Indemnifying Party is prejudiced thereby. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to the Indemnified Party), if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume and control the defense of any Third-Party Claim if (x) the Indemnified Party has been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim, (y) such Third-Party Claim seeks an injunction or other equitable relief, or arises in connection with any criminal proceeding, criminal investigation or indictment, or (z) the Purchaser reasonably believes that the assumption and defense of such Third-Party Claim by the Seller could adversely affect the Business or its relationships with customers, clients, suppliers or other third parties with whom the Business or any of its Affiliates has a material business relationship. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnifying Party shall conduct the defense of such Third-Party Claim diligently and in good faith and shall give the Indemnified Party a reasonable opportunity to participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Party or its counsel, subject to applicable Law. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the

Indemnifying Party elects to undertake the defense of a Third-Party Claim, the Indemnifying Party shall have the right to settle any Third-Party Claim (i) (A) for which it obtains a full release of the Indemnified Party from all Liabilities, Losses and obligations in respect of such Third-Party Claim, and (B) the settlement of which does not involve any relief other than money damages which will be paid in full by the Indemnifying Party, and which does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party, or (ii) the settlement of which the Indemnified Party consents to in writing.
Section 8.6Remedies. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that following the Closing (a) except with respect to claims for fraud, and other than as provided in Section 10.4(a) or Section 11.12, (i)  the indemnification provisions of Article VI and this Article VIII shall be the sole and exclusive remedies of the parties hereto and the parties to the other Transaction Documents, as applicable, for any breach of the representations and warranties contained in this Agreement, in any certificate delivered pursuant to this Agreement or in any other Transaction Document and for the breach of or any failure to perform and comply with any covenant or agreement in this Agreement or in any other Transaction Document; (ii)  none of the parties hereto, their respective Representatives or any other Person may bring a claim under any other Transaction Document; and (iii)  any and all claims arising out of, or in connection with, the Transferred Assets, the Assumed Liabilities, the Business or the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in any other Transaction Document shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, to rescind this Agreement, any other Transaction Document or any of the transactions contemplated hereby or thereby. Subject to Section 11.12 and the indemnification provisions set forth in this Article VIII, and except for any claims for fraud, from and after the Closing Date, (A) the Purchaser acknowledges and agrees that the Purchaser Indemnified Parties may not avoid the limitations on liability and available remedies provided in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, and (B) the Seller acknowledges and agrees that the Seller Indemnified Parties may not avoid the limitations on liability and available remedies provided in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived.
Section 8.7Further Environmental Provisions.
(a)The Seller and the Purchaser agree that during the 45-day period commencing on the Closing Date, the Purchaser shall perform and complete a Phase II ESA at the Owned Real Property in South Haven, Michigan as reasonably necessary to obtain liability protection under Mich. Comp. Laws §324.20126(1)(c) and in accordance with the scope set forth on Exhibit F. All costs of conducting the Phase II ESA, including the costs of any independent third-party environmental consultant engaged to perform the Phase II ESA (the “Consultant”), shall be borne solely by the Purchaser. The Seller may request, and upon such request, the Purchaser shall promptly provide the Seller with a copy of all draft Phase II ESA reports prepared by Consultant engaged to perform the Phase II ESA and shall otherwise keep the Seller informed as to the status of the Phase II ESA. Such draft Phase II ESA reports shall be reviewed by both the Purchaser and the Seller and each may provide comments, questions, and input on the documents prepared by the Consultant within seven days of receiving such documents, which the Consultant shall address in its best professional judgment. The Purchaser shall promptly provide the Seller with copies of the final Phase II ESA report (the “Final Phase II Report”).
(b)Any Hazardous Materials whose concentrations, as set forth in the Final Phase II Report, are below the applicable Trigger Levels shall not constitute Seller Environmental Liabilities. Any Hazardous Materials whose concentrations, as set forth in the Final Phase II Report, are above the applicable Trigger Levels shall cease being Seller Environmental Liabilities upon receipt by the Seller of a no further action letter from the Michigan Department of Environment, Great Lakes, and Energy regarding such Hazardous Materials and satisfaction of all terms and conditions therein.
(c)With respect to any Remedial Action that is necessary to satisfy the Seller’s indemnification obligations under Section 8.2 for any Seller Environmental Liabilities:
(i)the Seller shall have the right, but not the obligation, to conduct and control the Remedial Action and related activities; provided, however, that, if the Seller elects to conduct such Remedial Action, the Seller shall (A) do so in a reasonable manner without unreasonably interfering with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property, (B) consult with the Purchaser in all material respects in connection with undertaking the Remedial Action, (C) provide the Purchaser with copies of all correspondence submitted to and received from any Governmental Authority relating to the Remedial Action or to the associated Release of Hazardous Materials, as well as copies of all reports and assessments prepared by the Seller on the Remedial Action, (D) provide the Purchaser with a reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals, and the Seller shall reasonably consider any such comments in connection with such submission in good faith, and (E) provide the Purchaser with reasonable notice of all planned substantive meetings and telephone conferences with the applicable Governmental Authority and the Purchaser shall have the right to attend and participate in such meetings and telephone conferences; further, the Seller shall not settle or compromise any such Remedial Action to the extent that it would materially interfere with the Manufacturing Facility or Owned Real Property without the prior written consent of the Purchaser, such specific consent not be the unreasonably withheld or delayed;
(ii)the Purchaser shall, and shall cause its Affiliates to, cooperate with the Seller, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater or undertake other activities related to such Remedial Action; provided, however, that the Seller shall exercise such rights of access in a reasonable manner without interfering with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property;
(iii)pursuant to applicable Environmental Laws including, but not limited to, Mich. Comp. Laws §§ 324.20101 to 324.20142 and Act 2, the Seller shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in the Most Cost-Effective Manner (as defined below). As used in this Agreement, the “Most Cost-Effective Manner” shall mean conduct appropriate for the facility determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to (A) achieve compliance with applicable Trigger Levels or other applicable Environmental Laws and Environmental Permits or respond to a requirement or order by a Governmental Authority, or (B) minimize liability to third parties, including to obtain liability protection pursuant to Mich. Comp. Laws §§ 324.20101 to 324.20142 and Act 2, and risk to human health, taking into account any interference with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property and incorporating (1) the least stringent clean-up standards that, based upon the use classification as of the Closing Date (industrial, commercial or residential) of the subject site, are allowed under applicable Environmental Law and that are approved or otherwise acceptable to applicable Governmental Authorities; and (2) the least-costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize actual or potential exposure pathways. With respect to any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 8.2 or this Section 8.7, the Purchaser shall be responsible for performing any operation and maintenance with respect to any such institutional or engineering controls subsequent to completion of their initial installation or recording and for payment of any associated costs directly related to the administration of the operation and maintenance of such institutional or engineering controls and such post-installation or recording costs shall not be subject to indemnification;
(iv)The Purchaser shall notify the Seller promptly regarding any requirements or orders from any Governmental Authority regarding a Remedial Action and, subject to Section 8.7(c)(v), shall not take any action to commence or accelerate any such Remedial Action without the prior written consent of the Seller; and
(v)If the Seller, after receiving written notice from the Purchaser pursuant to Section 8.7(c)(iv), fails to timely commence, or cause to be timely commenced, or fails to diligently prosecute to completion in a timely manner, any Remedial Action required by a Governmental Authority or subject to an order of a Governmental Authority, then, notwithstanding Section 8.7(c)(iv), the Purchaser shall have the right, but not the obligation, exercisable by written notice to the Seller at any time, to undertake such Remedial Action, and the Seller shall be responsible for payment of any reasonable and associated costs.
(d)With respect to any action (other than any such action that is a Remedial Action) to correct a violation of any Environmental Law or Environmental Permit that is required to satisfy the Seller’s obligations under this Section 8.7 or indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.14 or any Seller Environmental Liabilities and, notwithstanding Section 8.5, including any Third-Party

Claim seeking Losses for any pre-Closing violation of, or noncompliance with, any Environmental Law or Environmental Permit:
(i)pursuant to applicable Environmental Laws, the Purchaser shall control and complete the conduct of such corrective action in the Most Cost-Effective Manner; provided, however, that the Purchaser shall consult with the Seller in all material respects in connection with undertaking the corrective action, shall provide the Seller with copies of all material correspondence submitted to and received from any Governmental Authority relating to the corrective action or to the associated violation or noncompliance, shall provide copies of all reports and assessments prepared by the Purchaser on the activity other than a Remedial Action, shall provide the Seller with reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals, and the Purchaser shall reasonably consider any such comments in connection with such submission;
(ii)the Purchaser shall, and shall cause its Affiliates to, provide the Seller with reasonable notice of all planned substantive meetings and telephone conferences with the applicable Governmental Authority, and the Seller and its Representatives shall have the right to attend and participate in such meetings and telephone conferences;
(iii)the Seller shall not be obligated to indemnify any Purchaser Indemnified Party for capital costs incurred in connection with the implementation of a corrective action that are (A) not required by a Governmental Authority or (B) not reasonably necessary to achieve compliance with applicable Environmental Laws and Environmental Permits which costs are in excess of the Most Cost-Effective Manner. The parties hereto agree that, with respect to a corrective action required under Section 8.7(d), the Most Cost-Effective Manner shall include, and the Seller shall be obligated to indemnify the Purchaser Indemnified Parties for, reasonable capital costs incurred in order to allow the Purchaser to operate in a manner and at a level of production that is consistent with the subject facility’s operations conducted during the 12-month period prior to the assertion of the particular claim;
(iv)the Seller shall under no circumstances be responsible for any costs related to compliance with any Environmental Law or Environmental Permit subsequent to the Closing, including any operating costs related to any capital upgrade or improvements made as, or in connection with any, such corrective action or legal or regulatory changes; provided, that, for the avoidance of doubt, the Seller shall be responsible for all costs related to compliance with any applicable Environmental Law or Environmental Permit arising out of acts or omissions of the Seller or the Business prior to the Closing;
(v)the Seller shall under no circumstances be responsible for any removal, abatement, encapsulation or maintenance of any Hazardous Materials included in any building material or equipment, including any Hazardous Materials discovered, encountered or disturbed pursuant to any demolition, renovation or construction subsequent to the Closing; and
(vi)for the sake of clarity, the parties acknowledge that, notwithstanding Section 8.5, this Section 8.7 does not in any way limit, condition or otherwise affect the Seller’s right to control the defense of any Third-Party Claim or Action, including any Third-Party Claim or Action seeking fines or penalties for any pre-Closing violation of or noncompliance with any Environmental Law or Environmental Permit. If the Seller is controlling the defense of such Third-Party Claims or Actions, then the Purchaser’s obligations set forth above in Section 8.7(d)(i) and (ii) shall apply to the Seller, and the Seller shall not settle or compromise any such Third-Party Claim or Action to the extent that it would materially interfere with the Business, the Manufacturing Facility or Owned Real Property without the prior written consent of the Purchaser, such specific consent not be the unreasonably withheld or delayed.
(e)With respect to the Seller’s obligations under this Section 8.7 or indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.14 or any Seller Environmental Liabilities, the Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated by  any negligent act by the Purchaser or any of its Representatives subsequent to the Closing, or  any changes in Environmental Law coming into effect subsequent to the Closing.
(f)With respect to the Seller’s obligations under this Section 8.7 or indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.14 or any Seller Environmental Liabilities, the Seller shall not be responsible for Losses and any such Losses shall constitute Purchaser Environmental Liabilities and shall not constitute Seller Environmental Liabilities, to the extent they are caused, triggered, increased or have their timing accelerated by (i) any change in use classification of a subject Owned Real Property, subsequent to the Closing from industrial to commercial or residential or from commercial to residential due to any action by the Purchaser; (ii) any decommissioning, closure or shutdown of a facility or a unit, including a waste management unit; or (iii) any intrusive environmental sampling, analysis, investigation, assessment, or testing of soil or groundwater at any Owned Real Property conducted subsequent to the Closing by or on behalf of the Purchaser or one of its Affiliates unless written notice has been provided to the Seller and such sampling, analyses, investigation, assessment, or testing is (A) required to comply with Environmental Law or required by a Governmental Authority, (B) performed in accordance with Section 8.7(a) or (C) performed in connection with Section 8.7(g).
(g)Notwithstanding anything to the contrary contained in this Agreement, if a Governmental Authority requires the Seller to complete a Remedial Action arising from or relating to the presence or any Releases of Hazardous Materials prior to the Closing Date at, in, on or from the Manufacturing Facility or Owned Real Property located in South Haven, Michigan, and the Seller’s Liability is caused, triggered, increased or had its timing accelerated by the Purchaser’s demolition, renovation, construction, disturbance, grading, excavation, dredging or removal to, into or underneath the ground, including but not limited to soil, groundwater, sediment, dredge materials, buildings pads/slabs, foundations, buildings, structures, piping, sumps, pits, vaults, underground storage tanks, debris and waste (unless, in each case, any such activity was performed as a part of routine maintenance work planned and performed at regular intervals and based on testing or other evidence indicating the maintenance work is necessary to extend the life or prevent the premature failure of structures or fixtures), then the Purchaser and the Seller shall split the cost of such Losses equally. Notwithstanding Section 8.7(c)(i), the Purchaser shall have the right to control any Remedial Action related to the foregoing Losses in accordance with and subject to Section 8.7(c).
(h)The Purchaser acknowledges that its sole and exclusive remedy against the Seller or any Subsidiary of the Seller, and the Seller acknowledges that its sole and exclusive remedy against the Purchaser or any Subsidiary of the Purchaser, for any Losses or Liabilities relating to any applicable Environmental Laws, Environmental Permits or Hazardous Materials, or any environmental, health or safety matter, including natural resources (“Environmental Losses”), is under Section 8.2 or this Section 8.7. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which the Seller is obligated to indemnify the Purchaser pursuant to Section 8.2 or this Section 8.7, the Purchaser and the Seller each hereby (i) waive, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against the Seller Indemnified Parties and the Purchaser Indemnified Parties, respectively, now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any other Law, whether or not in existence on the date hereof.
(i)Notwithstanding anything to the contrary contained in this Agreement, none of the Seller or any of its Subsidiaries shall be liable for any claim under this Section 8.7 or for indemnification under Section 8.2 for any Seller Environmental Liabilities described in Section 1.151(a) or Seller Environmental Liabilities described in Section 1.151(d) (collectively, “Seller Indemnified Remedial Action or Environmental Noncompliance”) made after the fourth anniversary of the Closing Date; provided, however, that any written claim made with reasonable technical and legal specificity by the Purchaser prior to the fourth anniversary of the Closing Date shall survive until such claim is finally and fully resolved. No Losses may be claimed under Section 8.2 for any Excluded Liability that is a Seller Indemnified Remedial Action or Environmental Noncompliance unless and until the aggregate amount of indemnifiable Losses relating to Seller Indemnified Remedial Actions or Environmental Noncompliances exceeds $250,000, whereupon Purchaser Indemnified Parties shall be entitled to indemnification for the amount of such Losses in excess of such amount. The maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from Seller Indemnified Remedial Actions or Environmental Noncompliances shall be an amount equal to $25 million.
(j)Notwithstanding anything in this Agreement to the contrary, the Seller shall have no indemnification obligation or other Liability for any Losses, and such Losses shall not constitute Seller Environmental Liabilities, to the extent arising from or related to  the presence or any Releases of Hazardous Materials at, in, on or from the Manufacturing Facility or Owned Real Property located in Tyrone, Pennsylvania prior to the Closing Date; the presence or any Releases of per- or polyfluoroalkyl compounds identified or described in Michigan Law or dioxane at, in, on or from any the Manufacturing Facility or Owned Real Property located in South Haven, Michigan prior to the Closing Date and any third-party tort or other third-party claims to the extent arising from or relating to the presence or any Releases of Hazardous Materials at, in, on or from the Manufacturing Facility or Owned Real Property located in South Haven, Michigan prior to the Closing Date as described in Section 1.151(a) of the definition of Seller Environmental Liabilities; or  any exposure prior to the Closing Date, other than (A) to any current or former employee of the Seller, to Hazardous Materials in connection with the Seller’s operation of the Business at any Manufacturing Facility or Owned Real Property or (B) to any Hazardous Material included in any product or material manufactured, marketed, sold or distributed prior to the Closing Date, by the Seller from any Manufacturing Facility or Owned Real Property or by the Business as described in Section 1.151(c) of the definition of Seller Environmental Liabilities; provided, however, (A) to the extent the Purchaser is unable to recover under the Pollution Policy for any Losses described in the foregoing clauses (i) or (iii) due to the Seller’s breach of the Pollution Policy, then the Seller shall indemnify the Purchaser for such Losses to the same extent that such Losses would have been covered by the Pollution Policy but for the Seller’s breach; and (B) to the extent the Purchaser breaches the Pollution Policy and the Seller incurs any Losses that otherwise would have been covered by the Pollution Policy but for the Purchaser’s breach, then the Purchaser shall indemnify the Seller for such Losses.
(k)Except as with respect to matters relating to any COVID Action, which are addressed elsewhere in this Agreement, any Liabilities arising from noncompliance with Environmental Laws in the operation of the Business that are identified within six months following the Closing Date shall be presumed to have occurred prior to the Closing Date such that such noncompliance constitutes a Seller Environmental Liability, which presumption shall be rebuttable by the Seller based on a preponderance of the evidence.
Section 8.8Subrogation. Upon making any payment for Losses of an Indemnified Party under this Article VIII, the Seller, in the case of the Purchaser Indemnified Parties, and the Purchaser, in the case of the Seller Indemnified Parties, will, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any insurance policy with respect to the Loss for which the payment relates; provided, that, for the avoidance of doubt, in no event shall the Seller be subrogated to any rights that a Purchaser Indemnified Party may have against any customer, client, supplier or other third party with whom the Business, the Seller or any of its Affiliates has a material business relationship. In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, on behalf of the Seller or the Purchaser, as the case may be, all instruments reasonably necessary to evidence and perfect the subrogation rights granted pursuant to this Section 8.8.
ARTICLE IX
TERMINATION
Section 9.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by either the Seller or the Purchaser if the Closing shall not have occurred within one hundred twenty (120) days following the date of this Agreement (the “Termination Date”); provided, that (i) the right to terminate this Agreement under this Section 9.1(a) shall not be available to either such party whose breach of any representation or warranty hereunder or action or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, and (ii) neither the Seller nor the Purchaser shall have the right to terminate this Agreement under this Section 9.1(a) if the Pre-Closing IT Integration Completion has not yet occurred as of such time, unless the other party has failed to perform its obligations under Section 5.6(d) of this Agreement and such failure is not cured within five (5) Business Days of notice by the non-breaching party;
(b)by either the Seller or the Purchaser in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins or prohibits or renders illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation or warranty in this Agreement or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action;
(c)by the Seller if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.1(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Purchaser from the Seller of such breach; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) not to be satisfied;
(d)by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Seller from the Purchaser of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1(a) not to be satisfied; or
(e)by the written consent of the Seller and the Purchaser.
Any termination pursuant to this Section 9.1 (other than a termination pursuant to Section 9.1(e) hereof) shall be effected by written notice from the party so terminating to the other party, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.
Section 9.2Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or any of their respective Representatives; provided, that (a)  Section 5.3, this Section 9.2 and Article XI shall survive any termination; and (b)  nothing herein shall relieve any party hereto from liability for any fraud occurring prior to such termination.

ARTICLE X
RESTRICTIVE COVENANTS
Section 10.1Non-Competition. Other than conducting the business of the Seller as it is conducted as of the date hereof and the Closing Date (other than the Business), the Seller shall not, and shall cause its Affiliates not to, (a)  for a period of three years after the Closing Date anywhere in the European Union, and (b)  for a period of five years after the Closing Date anywhere in the world (other than the European Union), directly or indirectly, as an advisor, manager, consultant, broker, owner or equity holder (other than as an equity holder of less than two percent of the issued and outstanding shares of a publicly traded company) or otherwise, engage anywhere in, operate, be employed by, perform services for, endorse, solicit business for, have any financial interest in or otherwise be affiliated with, any business, activity or enterprise that competes in any way with the Business as conducted as of the Closing Date other than as a consultant of the Purchaser or its Affiliates; provided, that, notwithstanding the foregoing, this Section 10.1 will not restrict the Seller or any Subsidiary thereof from engaging in the activity of researching, developing, manufacturing, producing, having made or produced, marketing, selling (or providing services related thereto), any Excluded Products.
Section 10.2Non-Solicitation of Employees. The Seller shall not, and shall cause its Affiliates not to, for a period of one year after the Closing Date, for itself or on behalf of any other individual or entity, directly or indirectly, solicit for employment or employ or retain, including as a consultant or contractor, any Person who is a then-current employee of the Business, or induce or attempt to induce any such Person to leave his or her employment or retention with the Purchaser or such Affiliate; provided, however, that notwithstanding the foregoing, this Section 10.2 shall not restrict the Seller or any Affiliate from employing any such Person whose employment was terminated by the Purchaser or any Affiliates prior to such solicitation by the Seller or its Affiliates or who responds to a general solicitation or advertisement by the Seller or any of its Affiliates that is not targeted specifically at employees of the Business.
Section 10.3Non-Solicitation or Interference with Customers and Suppliers. The Seller shall not, and shall cause its Affiliates not to, for a period of two years after the Closing Date, directly or indirectly, for itself or on behalf of any other individual or entity, solicit, divert, take away or attempt to take away from the Business on and after the Closing Date any customers or suppliers of the Business as of the date hereof or as of the Closing Date or the business or patronage of any such customers or suppliers of the Business as of the date hereof or as of the Closing Date or in any way interfere with, disrupt or attempt to disrupt any relationships existing as of the date hereof or as of the Closing Date between the Business and any of its customers or suppliers or other individuals or entities.
Section 10.4Acknowledgments; Enforcement.
(a)The Seller acknowledges that, in view of the nature of the businesses of the Purchaser and the business objectives of the Purchaser in acquiring the Business, and the consideration paid to the Seller hereunder, the restrictions and covenants contained or referenced in this Article X are reasonable and necessary to protect the legitimate business interests of the Purchaser and that any violation of such restrictions will result in irreparable injury to the

Purchaser, its Affiliates and the Business for which damages would not be an adequate remedy. The Purchaser acknowledges that, in view of the nature of the businesses of the Seller and the business objectives of the Seller in selling the Business, the restrictions and covenants contained or referenced in this Article X are reasonable and necessary to protect the legitimate business interests of the Seller and that any violation of such restrictions will result in irreparable injury to the Seller, its Affiliates and their respective businesses for which damages would not be an adequate remedy. The Seller and the Purchaser therefore acknowledge that, if any such restrictions or covenants are violated, the other party shall be entitled to preliminary and injunctive relief against the violating party as well to an equitable accounting of earnings, profits and other benefits arising from such violation without the posting of any bond or deposit with any Governmental Authority.
(b)If, at the time of enforcement of any covenant contained in this Article X, a court or other Governmental Authority shall hold that the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area and that the court or other Governmental Authority shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement or the other Transaction Documents shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.2Seller Disclosure Schedule. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedule, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Seller Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedule in this Agreement. Certain items and matters (other than matters required by a particular representation or warranty to be included in the Seller Disclosure Schedule) are listed in the Seller Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Seller Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Seller Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Seller Disclosure Schedule (other than any matters required by a particular representation or warranty to be included in the Seller Disclosure Schedule). Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 11.3Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earliest of the date (a)  when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party, (b) when received if mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c)  when received via electronic mail, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.3:
if to the Seller:
Albemarle Corporation
Suite 900
4250 Congress Street
Charlotte, North Carolina 28209
Attention:    Karen G. Narwold
Email:    karen.narwold@albemarle.com
with copies (which shall not constitute notice) to:
Albemarle Corporation
Suite 900
4250 Congress Street
Charlotte, North Carolina 28209
Attention:    Legal Dept.
Email:    legal_notices@albemarle.com
and
Troutman Pepper Hamilton Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention:    John Owen Gwathmey
Email:    johnowen.gwathmey@troutman.com
if to the Purchaser or the SPV:
W. R. Grace & Co.–Conn.
7500 Grace Drive
Columbia, Maryland 21044
Attention:    President, Materials Technologies
Email:    GraceMT@grace.com

with copies (which shall not constitute notice) to:
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, Maryland 21044
Attention:    Legal Services Group
Email:    GraceLaw@grace.com
and
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:    Steven Epstein
Email:    Steven.Epstein@friedfrank.com
Section 11.4Public Announcements. The initial press release in respect of the transactions contemplated by this Agreement and the other Transaction Documents shall be prepared by the Purchaser (and the Purchaser shall give the Seller a reasonable opportunity to review and comment thereon). None of the parties to this Agreement shall make, or cause to be made, and each of the parties to this Agreement shall cause its Affiliates and Representatives not to make, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby (each, a “Public Announcement”) without the prior written consent of the other party (and shall consult with and give such other party a reasonable opportunity to review and comment thereon), unless such Public Announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such Public Announcement; provided, however, that, notwithstanding the foregoing, the Purchaser, its Affiliates and its Representatives and the Seller, its Affiliates and its Representatives shall be entitled to make any Public Announcement without such consent to the extent such Public Announcement is consistent in all material respects with the initial press release.
Section 11.5Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement or the other Transaction Documents is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement or the other Transaction Documents are consummated as originally contemplated to the greatest extent possible.

Section 11.6Entire Agreement. This Agreement, the Disclosure Schedules, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
Section 11.7No Setoff. Obligations under this Agreement, including Article VIII, shall not be netted, recouped or set off against any other obligations of the parties, whether arising under this Agreement, under any other agreement between the parties hereto, by operation of Law or otherwise, and no other obligations of the parties shall be netted, recouped or set off against obligations under this Agreement, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of Law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
Section 11.8Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the Seller or the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment that is not in accordance with this Section 11.8 shall be null and void; provided, that the Purchaser may assign its rights and obligations hereunder without such consent to (i) any Affiliate of the Purchaser, (ii) any Subsidiary of the Purchaser or (iii) any lender, including any Financing Sources (or agent or representative thereof) for collateral purposes, which assignment shall not relieve the Purchaser of its obligations hereunder.
Section 11.9Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 11.10. Notwithstanding anything in this Agreement to the contrary, Section 5.13(b), Section 11.8, this Section 11.9, Section 11.11, Section 11.12(b), Section 11.13 and Section 11.14 and the definitions of “Debt Financing”, “Debt Financing Agreements” and “Financing Sources” (and any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any such Section) may not be amended, modified or waived in a manner that adversely affects any Financing Source without the prior written consent of such Financing Source adversely affected thereby.
Section 11.10Waiver. Any party to this Agreement may (a)  extend the time for the performance of any of the obligations or other acts of the other party; (b)  waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c)  waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 11.11No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, each Financing Source is an express third party beneficiary of Section 5.13(b), Section 11.8, Section 11.9, Section 11.11, Section 11.12(b), Section 11.13 and Section 11.14.
Section 11.12Specific Performance.
(a)The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at Law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
(b)Notwithstanding anything herein to the contrary, the Seller (on behalf of itself, each of its Affiliates and Subsidiaries and any of their respective Representatives) hereby waives any rights or claims against the Financing Sources in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and the Seller (on behalf of itself, each of its Affiliates and Subsidiaries and any of their respective Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including any Action relating to the Debt Financing). In furtherance and not in limitation of the foregoing, it is agreed that no Financing Source shall have any liability for any losses to the Seller or any of its Affiliates or Subsidiaries (or any of their respective Representatives or equityholders) in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 11.12(b) shall in any way expand the circumstances in which the Purchaser may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing).
Section 11.13Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law without giving effect to any other principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Except as provided in Section 2.11, each party hereto irrevocably agrees that it shall bring any and all Actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement, the Debt Financing or the transactions contemplated hereby, or the relationship between the parties hereto, whether in tort or contract or at law or in equity, exclusively in any New York State court sitting in the Borough of Manhattan (or in the case of claims where the federal courts have and accept jurisdiction, the United States District Court for the Southern District of New York), and in each case, appellate courts therefrom, and consistent with the foregoing, each of the parties hereto hereby (a) submits (and agrees to cause its controlled affiliates to submit) to the exclusive jurisdiction of such court for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement or the Debt Financing brought by any party hereto; (b) agrees (and agrees to cause its controlled affiliates to submit) that service of process will be validly effected by sending notice in accordance with Section 11.3; (c) irrevocably waives and releases, and agrees not to assert or support (and agrees to cause its controlled affiliates to so waive, release and agree) by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (A) such Action is not subject to the personal jurisdiction of such above-named courts; (B) its property is exempt or immune from attachment or execution in the State of New York; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement (including the Debt Financing) or the transactions contemplated by this Agreement may not be enforced in or by any of such above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. Notwithstanding the foregoing, with respect to the Owned Real Property only, the laws of the state where the Owned Real Property is located shall control in connection with any matters relating to the Owned Real Property without giving effect to any other principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.14Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES (AND AGREES TO CAUSE ITS CONTROLLED AFFILIATES TO WAIVE) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE DEBT FINANCING) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.
Section 11.15Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.16Interpretation and Rules of Construction.

(a)In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(i)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(ii)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(iii)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(iv)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(v)all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(vi)where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to the Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by the Seller;
(vii)references to “day” or “days” are to calendar days;
(viii)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(ix)references to a Person are also to its successors and permitted assigns;
(x)the word “or” shall be disjunctive but not exclusive;
(xi)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and
(xii)references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.
ALBEMARLE CORPORATION
By:    /s/ Karen G. Narwold
Karen G. Narwold
Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary
W. R. GRACE & CO.-CONN.
By:    /s/ William Dockman
Name: William Dockman
Title: SVP, Chief Financial Officer
FINE CHEMICAL MANUFACTURING SERVICES LLC
By:    /s/ William Dockman
Name: William Dockman
Title: SVP, Chief Financial Officer

[Signature Page to Sale, Purchase and Contribution Agreement]